As filed with the Securities and Exchange Commission on January 16, 2014

File No. 333-192391

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	2100	84-1070932
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(888) 766-5351

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Kevin Frija

Chief Executive Officer

Vapor Corp.

3001 Griffin Road

Dania Beach, Florida 33312

(888) 766-5351

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies of communications to:

Andrew E. Balog, Esq.

Greenberg Traurig, P.A.

333 Avenue of the Americas

(333 S.E. 2nd Avenue)

Miami, Florida 33131

(305) 579-0642 (phone)

(305) 961-5642 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(4)	Proposed Maximum Offering Price Per Share(2)(4)	Proposed maximum aggregate offering price(2)(4)	Amount of registration fee(3)(4)
Common stock, $0.001	3,216,171	$4.67	$15,019,518	$1,935
Common stock underlying a Warrant	192,970	$4.67	$901,170	$116
Total Registration Fee	3,409,141			$2,051

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement is deemed to cover an indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions because the shares of common stock being registered hereby are being offered pursuant to terms which provide for a change in the amount of shares being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act using the average of the bid and asked prices of our common stock as reported by the OTC Bulletin Board on November 14, 2013. Such calculation was made in connection with the initial Form S-1 filed with the Securities and Exchange Commission (“SEC”) on November 18, 2013.
(3)	Previously paid in connection with the initial Form S-1 filed with the SEC on November 18, 2013.
(4)	Adjusted to give effect to a 1-for-5 reverse stock split of the Registrant’s common stock that became effective on December 27, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2014

PROSPECTUS

VAPOR CORP.

3,409,141 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 3,409,141 shares of our common stock, which includes 192,970 shares of our common stock issuable upon the exercise of a common stock purchase warrant. These shares are held by our stockholders referred to throughout this prospectus as the “selling stockholders.” We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we may receive proceeds upon the cash exercise of the common stock purchase warrant.

The selling stockholders may sell or otherwise dispose of the shares covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling stockholders, and the times and manner in which they may offer and sell shares of our common under this prospectus, is provided in the sections entitled “Selling Stockholders” and “Plan of Distribution” of this prospectus.

We effected a reverse stock split of our common stock at a ratio of 1-for-5 which became effective in the marketplace at the opening of business December 27, 2013. Unless otherwise indicated, all information in this prospectus gives effect to such reverse stock split.

Our common stock is presently quoted on the OTC Bulletin Board under the symbol “VPCO.OB”. On January 14, 2014, the closing bid price of our common stock was $8.15 per share.

We issued 3,216,171 of the shares covered by this prospectus in a private placement of 3,333,338 shares of our common stock completed on October 29, 2013 (the “Private Placement”) pursuant to the terms of a purchase agreement dated as of October 22, 2013 (the “Purchase Agreement”) by and among us and the investors referred to therein. Additional information about the Private Placement, including the Purchase Agreement, is provided in the section entitled “Description of Private Placement” of this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 7 of this prospectus before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell, or soliciting offers to buy, shares of our common stock in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained elsewhere in this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our common stock. The terms “Vapor Corp.,”, “Vapor,” “we,” “us,” “our” and the Company refer to Vapor Corp. and its consolidated wholly-owned subsidiary Smoke Anywhere USA, Inc. and the terms “Smoke Anywhere USA” and “Smoke” refer to our wholly-owned subsidiary Smoke Anywhere USA, Inc.

We effected a reverse stock split of our common stock at a ratio of 1-for-5 which became effective in the marketplace at the opening of business December 27, 2013. Unless otherwise indicated, all information in this prospectus gives effect to such reverse stock split.

Vapor Corp.

Company Overview

We design, market, and distribute electronic cigarettes and accessories under the Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Hookah Stix®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumaré™ and Smoke Star® brands. We also design and develop private label brands for our distribution customers. Our products are manufactured to meet our design specifications by third party manufacturers. We market our electronic cigarettes as an alternative to traditional tobacco cigarettes.

We acquired Smoke Anywhere USA, Inc., a distributor of electronic cigarettes, on November 5, 2009. Smoke Anywhere USA, Inc. commenced its operations in March 2008. Because we have only four years of operating history and, our business is still evolving, it is difficult to accurately predict our future sales and profitability. For the year ended December 31, 2012, we had sales of approximately $21.3 million and net loss of approximately $1.9 million. For the nine months ended September 30, 2013, we had sales of approximately $18.9 million and net income of approximately $350,000. However, there is no assurance that we will continue to generate profits on a sustained basis as we continue to expand our infrastructure, further develop our marketing efforts and otherwise implement our growth initiatives.

Electronic Cigarettes

“Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Electronic cigarettes look like traditional cigarettes and, regardless of their construction, are comprised of three functional components:

•	a mouthpiece, which is a small plastic cartridge that contains a liquid nicotine solution;

•	a heating element that vaporizes the liquid nicotine so that it can be inhaled; and

•	the electronics, which include: a lithium-ion battery, an airflow sensor, a microchip controller and an LED, which illuminates to indicate use.

When a user draws air through the electronic cigarette, the air flow is detected by a sensor, which activates a heating element that vaporizes the solution stored in the mouthpiece/cartridge, the solution is then vaporized and it is this vapor that is inhaled by the user. The cartridge contains either a nicotine solution or a nicotine free solution, either of which may be flavored.

Our Electronic Cigarettes

We offer disposable electronic cigarettes in multiple sizes, puff counts, styles, flavors and nicotine strengths; rechargeable vaporizers for use with either e-liquid solutions or dry herbs or leaf; and rechargeable electronic cigarettes, which are available in either two or three part units, also known as Duo or TRIO® products:

The DUO

The DUO’s two-part construction (rechargeable battery and cartridge) features a replaceable all-in-one atomized cartridge (also known as a “cartomizer”). This cartomizer is changed when the nicotine or nicotine free solution is depleted from use. The all-in-one configuration eliminates the need for maintenance of a separate atomizer and maintains consistent performance of the e-cigarette over time.

The TRIO®

The TRIO’s three-part construction (rechargeable battery, atomizer, and filter cartridge) features a separate atomizer from the cartridge; the atomizer is reused and requires separate maintenance over its useful life. Replacement atomizers are easily serviceable by the user. In the TRIO, the only component that needs to be routinely replaced is the refill cartridge (either with or without nicotine).

Our Brands

We sell our electronic cigarettes under several different brands, including under the Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Hookah Stix®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumaré™ and Smoke Star®. We also design and develop private label brands for our distribution customers. Our in-house engineering and graphic design teams work to provide aesthetically pleasing, technologically advanced affordable e-cigarette options. We have developed and trademarked or are preparing to commercialize additional brands which we currently or will market to new customers and demographics.

The Market for Electronic Cigarettes

We market our electronic cigarettes as an alternative to traditional tobacco cigarettes. We offer our products in multiple nicotine strengths, flavors and puff counts. Because electronic cigarettes offer a “smoking” experience without the burning of tobacco leaf, electronic cigarettes offer users the ability to satisfy their nicotine cravings without smoke, tar, ash or carbon monoxide. In many cases electronic cigarettes may be used where tobacco-burning cigarettes may not. Electronic cigarettes may be used in some instances where for regulatory or safety reasons tobacco burning cigarettes may not be used. However, certain states, cities, businesses, providers of transportation and public venues in the U.S. have already banned the use of electronic cigarettes, while others are considering banning the use of electronic cigarettes. We cannot provide any assurances that the use of electronic cigarettes will not be banned anywhere traditional tobacco burning cigarette use is banned.

According to the U.S. Centers for Disease Control and Prevention, in 2010, an estimated 45.3 million people, or 19.3% of adults, in the United States smoke cigarettes. According to the Tobacco Vapor Electronic Cigarette Association, an industry trade group, more than 3.5 million people currently use electronic cigarettes in the United States. In 2011, about 21% of adults who smoke traditional tobacco cigarettes had used electronic cigarettes, up from about 10% in 2010, according to the U.S. Centers for Disease Control and Prevention. Annual sales of electronic cigarettes in the United States are estimated to increase to $1 billion in 2013 from $500 million in 2012. Annual sales of traditional tobacco cigarettes, according to industry estimates, were $80 billion in 2012.

Recent Developments

On October 22, 2013, we entered into a purchase agreement (the “Purchase Agreement”) with various institutional and individual accredited investors and certain of our officers and directors to raise gross proceeds of $10 million in a private placement of 3,333,338 shares of our common stock at a per share price of $3.00 (the “Private Placement”).

On October 29, 2013, we completed the Private Placement. We received net proceeds of approximately $9 million from the Private Placement, after paying placement agent fees and estimated offering expenses, which we will use to fund our growth initiatives and for working capital purposes.

Roth Capital Partners, LLC acted as the exclusive placement agent for the Private Placement and, as compensation therefor, we paid Roth Capital Partners, LLC placement agent fees of approximately $579,000 and issued to them a common stock purchase warrant to purchase up to 192,970 shares of our common stock at an initial exercise price of $3.30 per share. The shares underlying this warrant are covered by this prospectus.

In conjunction with completing the Private Placement, on October 29, 2013, the holders of our approximately $1.7 million of outstanding senior convertible notes, some of whom are officers and directors of our company, converted in full all of these senior convertible notes into approximately 780,000 shares of our common stock, whereupon all of these senior convertible notes were fully extinguished and cease to be outstanding.

We filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under a registration rights agreement we entered into pursuant to the Purchase Agreement.

The Private Placement, including the Purchase Agreement, the registration rights agreement and the common stock purchase warrant we issued to the placement agent, are further described in the section entitled “Description of Private Placement” of this prospectus.

Corporate Information

We were originally incorporated as Consolidated Mining International, Inc. in 1985 as a Nevada corporation, and changed our name in 1987 to Miller Diversified Corporation whereupon we operated in the commercial cattle feeding business until October 31, 2003 when the company sold substantially all of its assets and became a discontinued operation. On November 5, 2009, we acquired Smoke Anywhere USA, Inc., a distributor of electronic cigarettes, in a reverse triangular merger. As a result of the merger, Smoke Anywhere USA, Inc. became our sole operating business. On January 7, 2010, we changed our name to Vapor Corp. Our fiscal year is a calendar year ending December 31. Effective December 31, 2013, we reincorporated to the State of Delaware from the State of Nevada.

Our principal executive offices are located at 3001 Griffin Road, Dania Beach, Florida 33312, and our telephone number is (888) 766-5351. Our website is located at www.vapor-corp.com. Information on our website is not, and should not be considered, part of this prospectus.

The Offering

Common stock offered by selling stockholders:	3,409,141 shares, which includes 192,970 shares issuable upon the exercise of a common stock purchase warrant.

Common stock offered by us	None.

Common stock outstanding before this offering	16,213,963 shares as of January 14, 2014.

Common stock outstanding after this offering (assuming full exercise of the common stock purchase warrant)	16,406,933

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of the shares of our common stock covered by this prospectus by the selling stockholders. However, we may receive proceeds upon the cash exercise of the common stock purchase warrant, the underlying shares of which are offered by this prospectus. We will use any such proceeds from the cash exercise of the common stock purchase warrant for working capital and general corporate purposes.

OTC Bulletin Board symbol for our Common Stock	VPCO.OB

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully review and consider the section entitled “Risk Factors” of this prospectus for a discussion of factors to consider before deciding to invest in our common stock.

DESCRIPTION OF PRIVATE PLACEMENT

On October 22, 2013, we entered into a purchase agreement (the “Purchase Agreement”) with various institutional and individual accredited investors and certain of our officers and directors to raise gross proceeds of $10 million in a private placement of 3,333,338 shares of our common stock at a per share price of $3.00 (the “Private Placement”).

On October 29, 2013, we completed the Private Placement. We received net proceeds from the Private Placement of approximately $9 million, after paying placement agent fees and estimated offering expenses, which we will use to fund our growth initiatives and for working capital purposes.

Roth Capital Partners, LLC acted as the exclusive placement agent for the Private Placement and, as compensation therefor, we paid Roth Capital Partners, LLC placement agent fees of approximately $579,000 and issued to them a common stock purchase warrant to purchase up to 192,970 shares of our common stock at an initial exercise price of $3.30 per share. The warrant is immediately exercisable and expires on October 28, 2018. The exercise price and number of shares of common stock issuable under the warrant are subject to anti-dilutive adjustments for stock splits, stock dividends, recapitalizations and similar transactions. At any time the warrant may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time. The shares underlying this warrant are covered by this prospectus.

In conjunction with completion of the Private Placement, on October 29, 2013, the holders of our approximately $1.7 million of outstanding senior convertible notes, some of whom are officers and directors of our company, converted in full all of these senior convertible notes into approximately 780,000 shares of our common stock, whereupon all of these senior convertible notes were fully extinguished and cease to be outstanding.

Pursuant to the Purchase Agreement, concomitantly with completion of the Private Placement, we entered into a registration rights agreement with the investors (other than our participating officers and directors), pursuant to which we are required to file one or more shelf registration statements with the SEC registering for resale by the investors (other than our participating officers and directors) the shares of our common stock purchased by them in the Private Placement. If an initial shelf registration statement is (i) not filed by November 28, 2013, (ii) not declared effective by the earlier of (A) five business days after the SEC informs us that we may request effectiveness of such initial shelf registration statement or (B) January 27, 2014 or (iii) not effective for resales for more than 20 consecutive days or more than 45 days in any 12 month period during the registration period (i.e., the earlier of the date on which the shares have been sold or are eligible for sale under SEC Rule 144 without restriction) or any other required shelf registration statement is not timely filed, declared effective by the SEC or continuously effective in accordance with the time periods prescribed by the registration rights agreement, we are required to pay the investors (other than our participating officers and directors) liquidated damages in cash equal to 1.5% of the aggregate purchase price paid by the investors (other than our participating officers and directors) for the shares for every 30 days or portion thereof until the default is cured. We filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under the registration rights agreement. If any of the shares are not able to be included in that registration statement, we have agreed to file subsequent registration statements until all of the shares have been registered or are eligible for sale under SEC Rule 144 without restriction.

Under the terms of the Purchase Agreement, we are required to take, among others, the following actions within certain prescribed time periods:

•	Not later than November 28, 2013, we are required to reduce the number of shares of common stock reserved for issuance under our existing equity incentive plan to no more than 1.8 million shares from 8 million shares (after giving effect to the reverse stock split referenced below). On November 20, 2013, we amended our existing equity incentive plan to reduce the number of shares of our common stock reserved and available for issuance under the plan to 1.8 million from 8 million. This action is complete. At no time are we permitted to have awards outstanding under our equity incentive plan(s) or otherwise for more than an aggregate of 1.8 million shares of common stock (appropriately adjusted for any other stock split, stock dividend or other reclassification or combination of the common stock occurring after the date of this prospectus).

•	Not later than December 28, 2013, we are required to effect a reverse stock split of our common stock at a ratio determined in good faith by our board based on market conditions and other factors it deems relevant subject to the reasonable approval of the selling stockholders, Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., which are affiliates of AWM Investment Company (collectively, the “SSF Investors”; provided, however, that the split ratio is required to yield an immediate post-split adjusted price per share of common stock of not less than 150% of the minimum bid price required for us to list our common stock on The NASDAQ Capital Market. We effected a reverse stock split of our common stock at a ratio of 1-for-5 which became effective in the marketplace at the opening of business December 27, 2013. Unless otherwise indicated, all information in this prospectus gives effect to such reverse stock split.

•	As soon as reasonably practicable but not later than December 31, 2013, we are required to reincorporate to the State of Delaware from the State of Nevada. We reincorporated to the State of Delaware effective on December 31, 2013.

•	Not later than April 27, 2014, we are required to reconstitute our board of directors so that as so reconstituted, the board of directors will consist of not less than five members, a majority of whom are each required to qualify as an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2) and the related NASDAQ interpretative guidance. So long as the SSF Investors beneficially own at least 50% of the shares of our common stock purchased by them in the Private Placement, the SSF Investors have the right to appoint one member to our board who qualifies as an independent director as defined by such rule and guidance; and

•	As soon as reasonably practicable but not later than July 29, 2014, we are required to list our common stock on The NASDAQ Capital Market and up until such time as the listing is accomplished we are required to comply with all NASDAQ rules (other than NASDAQ’s board composition, board committee, minimum bid price and similar listing requirements), such as holding annual meetings and the timely filing of proxy statements.

RISK FACTORS

Investing in our common stock has a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors described below are those that we believe are the material risks we face. These risk factors are not presented in the order of importance or probability of occurrence. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. In that case, the market price of our common stock could decline, and you may lose all or a part of your investment.

Risks Relating to Our Business

We have incurred losses and cannot assure you that we will achieve or maintain profitable operations.

As of December 31, 2012, we had an accumulated deficit of $2,181,006. We had net loss of $1,920,972 for the year ended December 31, 2012. Our accumulated deficit is primarily due to, among other reasons, the establishment of our business infrastructure and operations, stock-based compensation expenses and increases in our marketing expenditures to grow sales of our electronic cigarettes. Our liquidity and capital resources have decreased significantly as a result of the net operating losses we incurred during the year ended December 31 2012.

For the nine months ended September 30, 2013, we had net income of $349,721 compared to a net loss of $1,195,461 for the nine months ended September 30, 2012. However, we cannot assure you that we will continue to generate operating profits on a sustainable basis as we continue to expand our infrastructure, further develop our marketing efforts and otherwise implement our growth initiatives.

We have and may continue to experience liquidity and capital resources constraints because of our significant operating losses.

Our liquidity and capital resources have decreased significantly as a result of the net operating losses we incurred during the year ended December 31 2012. At December 31, 2012, we had working capital of $325,836 compared to $1,347,846 at December 31, 2011, a decrease of $1,022,010. After applying the net proceeds of approximately $9 million from the Private Placement and the conversion of approximately $1.7 million of senior convertible notes, we had working capital of approximately $10,735,320 as of September 30, 2013 on an as adjusted basis. Although our adjusted basis working capital was approximately $10,735,320 as of September 30, 2013, there is no assurance we will have sufficient liquidity and capital resources to fund our business. In the event we experience liquidity and capital resources constraints because of operating losses, greater than anticipated sales growth or otherwise, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our business, results of operations and financial condition.

Our four years of operating history, makes it difficult to accurately predict our future sales and appropriately budget our expenses.

We acquired Smoke Anywhere USA, Inc., a distributor of electronic cigarettes, on November 5, 2009. Smoke Anywhere USA, Inc. commenced its business in March 2008. Because we have only four years of operating history, and our business is still evolving, it is difficult to accurately predict our future sales and appropriately budget our expenses. Additionally, our operations will be subject to risks inherent in the establishment of a developing new business, including, among other things, efficiently deploying our capital, developing our products, developing and implementing our marketing campaigns and strategies and developing brand awareness and acceptance of our products. Our ability to generate future sales will be dependent on a number of factors, many of which are beyond our control, including the pricing of competing products, overall demand for our products, changes in consumer preferences, market competition and government regulation. We are currently evaluating the expansion of our staffing, advertising campaigns and operational expenditures in anticipation of future sales growth. If our sales do not increase as anticipated, we could incur significant losses due to our higher infrastructure expense levels if we are not able to decrease our advertising and operating expenses in a timely manner to offset any shortfall in future sales.

A recent United States Federal Court decision permits the United States Food and Drug Administration to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 and the United States Food and Drug Administration has indicated that it intends to do so.

Based on the December 2010 U.S. Court of Appeals for the D.C. Circuit’s decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the United States Food and Drug Administration (the “FDA”) is permitted to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”).

Under this Court decision, the FDA is not permitted to regulate electronic cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes.

Because we do not market our electronic cigarettes for therapeutic purposes, our electronic cigarettes are subject to being classified as “tobacco products” under the Tobacco Control Act. The Tobacco Control Act grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero. Among other measures, the Tobacco Control Act (under various deadlines):

•	increases the number of health warnings required on cigarette and smokeless tobacco products, increases the size of warnings on packaging and in advertising, requires the FDA to develop graphic warnings for cigarette packages, and grants the FDA authority to require new warnings;

•	requires practically all tobacco product advertising to eliminate color and imagery and instead consist solely of black text on white background;

•	imposes new restrictions on the sale and distribution of tobacco products, including significant new restrictions on tobacco product advertising and promotion as well as the use of brand and trade names;

•	bans the use of “light,” “mild,” “low” or similar descriptors on tobacco products;

•	gives the FDA the authority to impose tobacco product standards that are appropriate for the protection of the public health (by, for example, requiring reduction or elimination of the use of particular constituents or components, requiring product testing, or addressing other aspects of tobacco product construction, constituents, properties or labeling);

•	requires manufacturers to obtain FDA review and authorization for the marketing of certain new or modified tobacco products;

•	requires pre-market approval by the FDA for tobacco products represented (through labels, labeling, advertising, or other means) as presenting a lower risk of harm or tobacco-related disease;

•	requires manufacturers to report ingredients and harmful constituents and requires the FDA to disclose certain constituent information to the public;

•	mandates that manufacturers test and report on ingredients and constituents identified by the FDA as requiring such testing to protect the public health, and allows the FDA to require the disclosure of testing results to the public;

•	requires manufacturers to submit to the FDA certain information regarding the health, toxicological, behavioral or physiologic effects of tobacco products;

•	prohibits use of tobacco containing a pesticide chemical residue at a level greater than allowed under federal law;

•	requires the FDA to establish “good manufacturing practices” to be followed at tobacco manufacturing facilities;

•	requires tobacco product manufacturers (and certain other entities) to register with the FDA; and

•	grants the FDA the regulatory authority to impose broad additional restrictions.

The Tobacco Control Act also requires establishment, within the FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products.

As indicated above, the Tobacco Control Act imposes significant new restrictions on the advertising and promotion of tobacco products. For example, the law requires the FDA to finalize certain portions of regulations previously adopted by the FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond the FDA’s authority). As written, these regulations would significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color, graphics and sound effects in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products. The law also requires the FDA to issue future regulations regarding the promotion and marketing of tobacco products sold or distributed over the internet, by mail order or through other non-face-to-face transactions in order to prevent the sale of tobacco products to minors.

It is likely that the Tobacco Control Act could result in a decrease in tobacco product sales in the United States, including sales of our electronic cigarettes.

While the FDA has not yet mandated electronic cigarettes be regulated as tobacco products, during 2012, the FDA indicated that it intends to regulate electronic cigarettes under the Tobacco Control Act through the issuance of deeming regulations that would include electronic cigarettes under the definition of a “tobacco product” under the Tobacco Control Act subject to the FDA’s jurisdiction. The FDA initially announced that it would issue proposed deeming regulations by April 2013 and then extended the deadline to October 31, 2013. As of the date of this prospectus, the FDA had not taken such action.

The application of the Tobacco Control Act to electronic cigarettes could impose, among other things, restrictions on the content of nicotine in electronic cigarettes, the advertising, marketing and sale of electronic cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the electronic cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA under the Tobacco Control Act. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition. In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products. At present, we are not able to predict whether the Tobacco Control Act will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

For a description of risks related to other government regulations, please see “Risks Related to Government Regulation” in this Section.

The recent development of electronic cigarettes has not allowed the medical profession to study the long-term health effects of electronic cigarette use.

Because electronic cigarettes were recently developed the medical profession has not had a sufficient period of time to study the long-term health effects of electronic cigarette use. Currently, therefore, there is no way of knowing whether or not electronic cigarettes are safe for their intended use. If the medical profession were to determine conclusively that electronic cigarette usage poses long-term health risks, electronic cigarette usage could decline, which could have a material adverse effect on our business, results of operations and financial condition.

Our business, results of operations and financial condition could be adversely affected if we are taxed like other tobacco products or if we are required to collect and remit sales tax on certain of our internet sales.

Presently the sale of electronic cigarettes is not subject to federal, state and local excise taxes like the sale of conventional cigarettes or other tobacco products, all of which have faced significant increases in the amount of taxes collected on their sales. Should federal, state and local governments and or other taxing authorities impose excise taxes similar to those levied against conventional cigarettes and tobacco products on our products, it may have a material adverse effect on the demand for our products, as consumers may be unwilling to pay the increased costs for our products.

We may be unable to establish the systems and processes needed to track and submit the excise and sales taxes we collect through Internet sales, which would limit our ability to market our products through our websites which would have a material adverse effect on our business, results of operations and financial condition. States such as New York, Hawaii, Rhode Island and North Carolina have begun collecting sales taxes on Internet sales where companies have used independent contractors in those states to solicit sales from residents of that state. The requirement to collect, track and remit sales taxes based on independent affiliate sales may require us to increase our prices, which may affect demand for our products or conversely reduce our net profit margin, either of which would have a material adverse effect on our business, results of operations and financial condition.

The market for electronic cigarettes is a niche market, subject to a great deal of uncertainty and is still evolving.

Electronic cigarettes, having recently been introduced to market, are at an early stage of development, represent a niche market and are evolving rapidly and are characterized by an increasing number of market entrants. Our future sales and any future profits are substantially dependent upon the widespread acceptance and use of electronic cigarettes. Rapid growth in the use of, and interest in, electronic cigarettes is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty.

Therefore, we are subject to all of the business risks associated with a new enterprise in a niche market, including risks of unforeseen capital requirements, failure of widespread market acceptance of electronic cigarettes, in general or, specifically our products, failure to establish business relationships and competitive disadvantages as against larger and more established competitors.

We face intense competition and our failure to compete effectively could have a material adverse effect on our business, results of operations and financial condition.

Competition in the electronic cigarette industry is intense. We compete with other sellers of electronic cigarettes, most notably Lorillard, Inc., Altria Group, Inc. and Reynolds American Inc., through their electronic cigarettes business segments; the nature of our competitors is varied as the market is highly fragmented and the barriers to entry into the business are low.

We compete primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing, advertising and price. We are subject to highly competitive conditions in all aspects of our business. The competitive environment and our competitive position can be significantly influenced by weak economic conditions, erosion of consumer confidence, competitors’ introduction of low-priced products or innovative products, cigarette excise taxes, higher absolute prices and larger gaps between price categories, and product regulation that diminishes the ability to differentiate tobacco products.

Our principal competitors are “big tobacco”, U.S. cigarette manufacturers of both conventional tobacco cigarettes and electronic cigarettes like Altria Group, Inc., Lorillard, Inc. and Reynolds American Inc.. We compete against “big tobacco” who offers not only conventional tobacco cigarettes and electronic cigarettes but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff. Furthermore, we believe that “big tobacco” will devote more attention and resources to developing and offering electronic cigarettes as the market for electronic cigarettes grows. Because of their well-established sales and distribution channels, marketing expertise and significant resources, “big tobacco” is better positioned than small competitors like us to capture a larger share of the electronic cigarette market. We also compete against numerous other smaller manufacturers or importers of cigarettes. There can be no assurance that we will be able to compete successfully against any of our competitors, some of whom have far greater resources, capital, experience, market penetration, sales and distribution channels than us. If our major competitors were, for example, to significantly increase the level of price discounts offered to consumers, we could respond by offering price discounts, which could have a materially adverse effect on our business, results of operations and financial condition.

Sales of conventional tobacco cigarettes have been declining, which could have a material adverse effect on our business.

The overall U.S. market for conventional tobacco cigarettes has generally been declining in terms of volume of sales, as a result of restrictions on advertising and promotions, funding of smoking prevention campaigns, increases in regulation and excise taxes, a decline in the social acceptability of smoking, and other factors, and such sales are expected to continue to decline. While the sales of electronic cigarettes have been increasing over the last several years, the electronic cigarette market is only developing and is a fraction of the size of the conventional tobacco cigarette market. A continual decline in cigarette sales may adversely affect the growth of the electronic cigarette market, which could have a material adverse effect on our business, results of operations and financial condition.

Third party assertions of our infringement of their intellectual property rights could result in our having to incur significant costs and modify the way in which we currently operate our business.

Although we have filed patent applications, we do not own any domestic or foreign patents relating to our electronic cigarettes. The electronic cigarette industry is nascent and third parties may claim patent rights over one or more types of electronic cigarettes. For example, Ruyan Investment (Holdings) Limited (“Ruyan”), a Chinese company, has made certain public claims as to their ownership of patents relating to an “Atomizing Electronic Cigarette” and has filed two separate lawsuits against us. We and Ruyan settled the first lawsuit on March 1, 2013, while the other lawsuit has been stayed along with other patent infringement lawsuits filed by Ruyan against other defendants pending the results of an inter partes reexamination requested by one of the defendants in the other lawsuits. For a description of Ruyan’s first lawsuit against us and the related settlement and Ruyan’s second lawsuit against us and the related stay, please see the section entitled “Business–Legal Proceedings” of this prospectus. We currently purchase our products from Chinese manufacturers other than Ruyan.

Ruyan’s lawsuit as well as any other third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could cause us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	incur significant legal expenses;

•	pay substantial damages to the party whose intellectual property rights we may be found to be infringing;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to us on reasonable terms or at all.

There is no assurance that third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could not have a material adverse effect on our business, results of operations and financial condition.

We may not be able to adequately protect our intellectual property rights in China or elsewhere, which could harm our business and competitive position.

We believe that patents, trademarks, trade secrets and other intellectual property we use and are developing are important to sustaining and growing our business. We utilize third party manufacturers to manufacture our products in China, where the validity, enforceability and scope of protection available under intellectual property laws are uncertain and still evolving. Implementation and enforcement of Chinese intellectual property-related laws have historically been deficient, ineffective and hampered by corruption and local protectionism. Accordingly, we may not be able to adequately protect our intellectual property in China, which could have a material adverse effect on our business, results of operations and financial condition. Furthermore, policing unauthorized use of our intellectual property in China and elsewhere is difficult and expensive, and we may need to resort to litigation to enforce or defend our intellectual property or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

Electronic cigarettes face intense media attention and public pressure.

Electronic cigarettes are new to the marketplace and since their introduction certain members of the media, politicians, government regulators and advocate groups, including independent medical physicians have called for an outright ban of all electronic cigarettes, pending regulatory review and a demonstration of safety. A partial or outright ban would have a material adverse effect on our business, results of operations and financial condition.

We rely on a limited number of key employees and may experience difficulty in attracting and hiring qualified new personnel in some areas of our business.

The loss of any of our key employees could adversely affect our business. As a member of the tobacco industry, we may experience difficulty in identifying and hiring qualified executives and other personnel in some areas of our business. This difficulty is primarily attributable to the health and social issues associated with the tobacco industry. The loss of services of any key employees or our inability to attract, hire and retain personnel with requisite skills could restrict our ability to develop new products, enhance existing products in a timely manner, sell products or manage our business effectively. These factors could have a material adverse effect on our business, results of operations and financial condition.

We may experience product liability claims in our business, which could adversely affect our business.

The tobacco industry in general has historically been subject to frequent product liability claims. As a result, we may experience product liability claims from the marketing and sale of electronic cigarettes. Any product liability claim brought against us, with or without merit, could result in:

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay from other sources, if available;

•	an increase of our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, or at all;

•	damage to our reputation and the reputation of our products, resulting in lower sales;

•	regulatory investigations that could require costly recalls or product modifications;

•	litigation costs; and

•	the diversion of management’s attention from managing our business.

Any one or more of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

If we experience product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We may be exposed to product recalls and adverse public relations if our products are alleged to cause illness or injury, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures that could exceed our product recall insurance coverage limits and harm to our reputation, which could have a material adverse effect on our business, results of operations and financial condition. In addition, a product recall may require significant management time and attention and may adversely impact on the value of our brands. Product recalls may lead to greater scrutiny by federal or state regulatory agencies and increased litigation, which could have a material adverse effect on our business, results of operations and financial condition.

Product exchanges, returns and warranty claims may adversely affect our business.

If we are unable to maintain an acceptable degree of quality control of our products we will incur costs associated with the exchange and return of our products as well as servicing our customers for warranty claims. Any of the foregoing on a significant scale may have a material adverse effect on our business, results of operations and financial condition.

Adverse economic conditions may adversely affect the demand for our products.

Electronic cigarettes are new to market and may be regarded by users as a novelty item and expendable as such demand for our products may be extra sensitive to economic conditions. When economic conditions are prosperous, discretionary spending typically increases; conversely, when economic conditions are unfavorable, discretionary spending often declines. Any significant decline in economic conditions that affects consumer spending could have a material adverse effect on our business, results of operations and financial condition.

Generating foreign sales will result in additional costs and expenses and may expose us to a variety of risks.

In the first quarter of 2012, we began selling our electronic cigarettes in the country of Canada through a Canadian distributor. Generating sales of our products in Canada as well as other foreign jurisdictions will require us to incur additional costs and expenses. Furthermore, our entry into foreign jurisdictions may expose us to various risks, which differ in each jurisdiction, and any of such risks may have a material adverse effect on our business, financial condition and results of operations. Such risks include the degree of competition, fluctuations in currency exchange rates, difficulty and costs relating to compliance with different commercial, legal, regulatory and tax regimes and political and economic instability.

Our success is dependent upon our marketing efforts.

We intend to undertake extensive marketing activities to promote brand awareness and our portfolio of products. If we are unable to generate significant market awareness for our products and our brands at the consumer level or unable to capitalize on significant marketing, advertising or promotional campaigns we undertake, our business, financial condition and results of operations could be adversely affected.

We rely, significantly, on the efforts of third party agents to generate sales of our products.

We rely, significantly, on the efforts of independent distributors to purchase and distribute our products to wholesalers and retailers. No single distributor currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of distributors or our ability to timely replace any given distributor could have a material adverse effect on our business, financial condition and results of operations.

We rely, in part, on the efforts of independent salespersons who sell our products to distributors and major retailers and Internet sales affiliates to generate sales of products. No single independent salesperson or Internet affiliate currently accounts for a material percentage of our sales and we believe that should any of these relationships terminate we would be able to find suitable replacements and do so on a timely basis. However, any loss of independent sales persons or Internet sales affiliates or our ability to timely replace any one of them could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to establish sustainable relationships with large retailers or national chains.

We believe the best way to develop brand and product recognition and increase sales volume is to establish relationships with large retailers and national chains. We currently have established relationships with several large retailers and national chains and in connection therewith we have agreed to pay such retailers and chains fees, known as “slotting fees”, to carry and offer our products for sale based on the number of stores our products will be carried in. These existing relationships are “at-will” and one of them is also “pay on scan” meaning that either party may terminate the relationship for any reason or no reason at all and, as to the “pay on scan” relationship, we only receive payment from the retailer after our product has been scanned for final sale by the retailer to its customer. We may not be able to sustain these relationships or establish other relationships with large retailers or national chains or, even if we do so, sustain such other relationships. Our inability to develop and sustain relationships with large retailers and national chains will impede our ability to develop brand and product recognition and increase sales volume and, ultimately, require us to pursue and rely on local and more fragmented sales channels, which will have a material adverse effect on our business, results of operations and financial condition.

We may not be able to adapt to trends in our industry.

We may not be able to adapt as the electronic cigarette industry and customer demand evolves, whether attributable to regulatory constraints or requirements, a lack of financial resources or our failure to respond in a timely and/or effective manner to new technologies, customer preferences, changing market conditions or new developments in our industry. Any of the failures to adapt for the reasons cited herein or otherwise could make our products obsolete and would have a material adverse effect on our business, financial condition and results of operations.

We depend on third party manufacturers for our products.

We depend on third party manufacturers for our electronic cigarettes, vaporizers and accessories. Our customers associate certain characteristics of our products including the weight, feel, draw, flavor, packaging and other unique attributes of our products to the brands we market, distribute and sell. Any interruption in supply and/or consistency of our products may adversely impact our ability to deliver our products to our wholesalers, distributors and customers and otherwise harm our relationships and reputation with customers, and have a materially adverse effect on our business, results of operations and financial condition.

Although we believe that several alternative sources for the components, chemical constituents and manufacturing services necessary for the production of our products are available, any failure to obtain any of the foregoing would have a material adverse effect on our business, results of operations and financial condition.

We rely on Chinese manufacturers to produce our products.

Our manufacturers are based in China. Certain Chinese factories and the products they export have recently been the source of safety concerns and recalls, which is generally attributed to lax regulatory, quality control and safety standards. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to our products or not we may be adversely affected by the stigma associated with Chinese production, which could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to promote and maintain our brands.

We believe that establishing and maintaining the brand identities of our products is a critical aspect of attracting and expanding a large customer base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality products. If our customers and end users do not perceive our products to be of high quality, or if we introduce new products or enter into new business ventures that are not favorably received by our customers and end users, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

Moreover, in order to attract and retain customers and to promote and maintain our brand equity in response to competitive pressures, we may have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to promote and maintain our brands, our business, results of operations and financial condition could be adversely affected.

We expect that new products and/or brands we develop will expose us to risks that may be difficult to identify until such products and/or brands are commercially available.

We are currently developing, and in the future will continue to develop, new products and brands, the risks of which will be difficult to ascertain until these products and/or brands are commercially available. For example, we are developing new formulations, packaging and distribution channels. Any negative events or results that may arise as we develop new products or brands may adversely affect our business, financial condition and results of operations.

If we are unable to manage our anticipated future growth, our business and results of operations could suffer materially.

Our business has grown rapidly during our limited operating history. Our future operating results depend to a large extent on our ability to successfully manage our anticipated growth. To manage our anticipated growth, we believe we must effectively, among other things:

•	hire, train, and manage additional employees;

•	expand our marketing and distribution capabilities;

•	increase our product development activities;

•	add additional qualified finance and accounting personnel; and

•	implement and improve our administrative, financial and operational systems, procedures and controls.

We are increasing our investment in marketing and distribution channels and other functions to grow our business. We are likely to incur the costs associated with these increased investments earlier than some of the anticipated benefits and the return on these investments, if any, may be lower, may develop more slowly than we expect or may not materialize.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products, and we may fail to satisfy product requirements, maintain product quality, execute our business plan or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

We face competition from foreign importers who do not comply with government regulation.

We face competition from foreign sellers of electronic cigarettes that may illegally ship their products into the United States for direct delivery to customers. These market participants will not have the added cost and expense of complying with U.S. regulations and taxes and as a result will be able to offer their product at a more competitive price than us and potentially capture market share. Moreover, should we be unable to sell certain of our products during any regulatory approval process we have no assurances that we will be able to recapture those customers that we lost to our foreign domiciled competitors during any “blackout” periods, during which we are not permitted to sell our products. This competitive disadvantage may have a material adverse effect on our business, results of operations and our financial condition.

Internet security poses a risk to our e-commerce sales.

At present we generate a portion of our sales through e-commerce sales on our websites. We manage our websites and e-commerce platform internally and as a result any compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, financial condition and results of operations. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss and/or litigation. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may result in consumer distrust and may adversely affect our business, results of operations and financial condition.

Our results of operations could be adversely affected by currency exchange rates and currency devaluations.

Our functional currency is the U.S. dollar; substantially all of our purchases and sales are currently generated in U.S. dollars. However, our manufacturers and suppliers are located in China. The Chinese currency, the renminbi, has appreciated significantly against the U.S. dollar in recent years. Fluctuations in exchange rates between our respective currencies could result in higher production and supply costs to us which would have a material adverse effect on our results of operations if we are not willing or able to pass those costs on to our customers.

If we fail to satisfy our registration obligations under the registration rights agreement for the shares of our common stock issued in the Private Placement, we would be required to make certain cash payments to certain of the holders of such shares.

Under the registration rights agreements for the Private Placement, we filed a registration statement of which this prospectus is a part to register for resale the shares of common stock purchased by the investors (other than our participating officers and directors). If we are not permitted to register all of these shares of our common stock on that registration statement because of SEC limitations, we have agreed to file subsequent registration statements by certain dates until all of these shares have been registered or may be eligible for resale under SEC Rule 144 without restriction. We are obligated to maintain the effectiveness of the registration statements until all the shares are sold or otherwise can be sold without registration and without restriction. If we fail to satisfy our registration obligations, including specified filing and effectiveness dates, we must make cash payments to holders (other than our participating officers and directors) of the shares equal to 1.5% of the aggregate purchase price paid by the investors for the shares for every 30 days or portion thereof until the default is cured. Such cash payments, which could be as much as $144,728 for every 30 days, could significantly reduce our working capital and liquidity and could adversely affect our business, results of operations and financial condition.

Risks Related to Government Regulation

Changes in laws, regulations and other requirements could adversely affect our business, results of operations or financial condition.

In addition to the anticipated regulation of our business by the FDA, our business, results of operations or financial condition could be adversely affected by new or future legal requirements imposed by legislative or regulatory initiatives, including, but not limited to, those relating to health care, public health and welfare and environmental matters. For example, in recent years, states and many local and municipal governments and agencies, as well as private businesses, have adopted legislation, regulations or policies which prohibit, restrict, or discourage smoking; smoking in public buildings and facilities, stores, restaurants and bars; and smoking on airline flights and in the workplace. Furthermore, some states prohibit and others are considering prohibiting the sales of electronic cigarettes to minors. Other similar laws and regulations are currently under consideration and may be enacted by state and local governments in the future. At present, it is not clear if electronic cigarettes, which omit no smoke or noxious odors, are subject to such restrictions. If electronic cigarettes are subject to restrictions on smoking in public and other places, our business, operating results and financial condition could be materially and adversely affected. New legislation or regulations may result in increased costs directly for our compliance or indirectly to the extent such requirements increase the prices of goods and services because of increased costs or reduced availability. We cannot predict whether such legislative or regulatory initiatives will result in significant changes to existing laws and regulations and/or whether any changes in such laws or regulations will have a material adverse effect on our business, results of operations or financial condition.

Restrictions on the public use of electronic cigarettes may reduce the attractiveness and demand for our electronic cigarettes.

Certain states, cities, businesses, providers of transportation and public venues in the U.S. have already banned the use of electronic cigarettes, while others are considering banning the use of electronic cigarettes. If the use of electronic cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, electronic cigarettes may lose their appeal as an alternative to traditional tobacco burning cigarettes, which may reduce the demand for our products and, thus, have a material adverse effect on our business, results of operations and financial condition.

Limitation by states on sales of electronic cigarettes may have a material adverse effect on our ability to sell our products.

On February 15, 2010, in response to a civil investigative demand from the Office of the Attorney General of the State of Maine, we voluntarily executed an assurance of discontinuance with the State of Maine, which prohibits us from selling electronic cigarettes in the State of Maine until such time as we obtain a retail tobacco license in the state. While suspending sales to residents of Maine is not material to our operations, other electronic cigarette companies have entered into similar agreements with other states, such as the State of Oregon. If one or more states from which we generate or anticipate generating significant sales bring actions to prevent us from selling our products unless we obtain certain licenses, approvals or permits and if we are not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to us then we may be required to cease sales and distribution of our products to those states, which would have a material adverse effect on our business, results of operations and financial condition.

The FDA has issued an import alert which has limited our ability to import certain of our products.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. We believe this FDA import alert will become less relevant to us as and when the FDA regulates electronic cigarettes under the Tobacco Control Act.

The application of the Prevent All Cigarette Trafficking Act and/or the Federal Cigarette Labeling and Advertising Act to electronic cigarettes would have a material adverse affect on our business.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to electronic cigarettes. The application of either or both of these federal laws to electronic cigarettes could result in additional expenses, could prohibit us from selling products through the internet and require us to change our advertising and labeling and method of marketing our products, any of which would have a material adverse effect on our business, results of operations and financial condition.

We may face the same governmental actions aimed at conventional cigarettes and other tobacco products.

Tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;

•	restrictions or bans on advertising, marketing and sponsorship;

•	the display of larger health warnings, graphic health warnings and other labeling requirements;

•	restrictions on packaging design, including the use of colors and generic packaging;

•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

•	requirements regarding testing, disclosure and use of tobacco product ingredients;

•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

•	elimination of duty free allowances for travelers; and

•	encouraging litigation against tobacco companies.

If electronic cigarettes are subject to one or more significant regulatory initiates enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

Risks Related to Our Common Stock

Our common stock has historically been thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Under the Purchase Agreement governing the Private Placement, we are required to list our common stock on The NASDAQ Capital Market not later than July 29, 2014. No assurance can be given that will be able to do so by then or at all.

Our common stock is currently quoted on the OTC Bulletin Board, where it has historically been sporadically or “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which has incurred significant operating losses and is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Even if our common stock is listed for trading on The NASDAQ Capital Market, we cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on the Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth (i.e., total assets less intangible assets and liabilities) of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our common stock. If our common stock is subject to the penny stock rules, investors will find it more difficult to dispose of our common stock.

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock has been volatile, and fluctuates widely in price in response to various factors, which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Factors such as the following could cause the market price of our common stock to fluctuate substantially:

•	the introduction of new products by our competitors;

•	government regulation of our industry;

•	our quarterly operating and financial results;

•	conditions in the electronic cigarette and tobacco industries;

•	developments concerning proprietary rights; or

•	litigation or public concern about the safety of our products.

The stock market in general experiences from time to time extreme price and volume fluctuations. Periodic and/or continuous market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility may be worse if the trading volume of our common stock is low.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities to us and could divert our management’s attention and resources from managing our operations and business.

Future sales of our common stock may depress our stock price.

As of January 14, 2014, we had 16,213,963 shares of our common stock outstanding, and warrants and options that are exercisable into 1,191,791 shares of our common stock. Approximately 6,200,000 of the 16,213,963 outstanding shares are eligible for resale without restriction in the public market. If any significant number of the 6,200,000 shares are sold, such sales could have a depressive effect on the market price of our stock. The remaining shares are eligible, and some of the shares underlying the warrants and options upon issuance will be eligible, to be offered from time to time in the public market pursuant to Rule 144 of the Securities Act, and any such sale of these shares may have a depressive effect as well. We are unable to predict the effect, if any, that the sale of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price, which we deem appropriate.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, we could become subject to sanctions or investigations by regulatory authorities and/or stockholder litigation, which could harm our business and have an adverse effect on our stock price.

As a public reporting company, we are required to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, including periodic reports, disclosures and more complex accounting rules. As directed by Section 404 of Sarbanes-Oxley, the SEC adopted rules requiring public companies to include a report of management on a company’s internal control over financial reporting in their Annual Report on Form 10-K. Based on current rules, we are required to report under Section 404(a) of Sarbanes-Oxley regarding the effectiveness of our internal control over financial reporting. During the fourth quarter of 2011, we remediated our previously disclosed material weaknesses in our internal control over financial reporting and disclosure controls as of March 31, 2011 and that persisted during 2011 until remediation. If we determine that we have other material weaknesses, it may be necessary to make further restatements of our consolidated financial statements and investors will not be able to rely on the completeness and accuracy of the financial information contained in our filings with the SEC and this could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder litigation.

Our board could issue “blank check” preferred stock without stockholder approval with the effect of diluting existing stockholders and impairing their voting rights, and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorize the issuance of up to 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Our bylaws also allow our board of directors to fix the number of directors. Our stockholders do not have cumulative voting in the election of directors.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

Having no independent directors on our board limits our ability to establish effective independent corporate governance procedures.

We do not have any independent directors on our board of directors nor do we maintain a standing audit committee, compensation committee or nominating and governance committee. Accordingly, without independent directors, we cannot establish effective standing board committees to oversee functions such as audit, compensation and corporate governance. In addition, two of our executive officers are also directors, Kevin Frija, who is our Chief Executive Officer, and Jeffrey Holman, who is our President. This structure gives our executive officers significant control over all corporate issues.

Unless and until we have a larger board of directors that would include a majority of independent members, there will be limited oversight of our executive officers’ decisions and activities and little ability for you to challenge or reverse those activities and decisions, even if they are not in your best interests.

The former stockholders of our operating subsidiary Smoke Anywhere USA, Inc. are our largest stockholders and, as such, they can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

Former stockholders of our operating subsidiary Smoke Anywhere USA, Inc., three of whom serve as our Chief Executive Officer, President and director of licensing and business development, respectively, and others of whom serve as members of the board of directors of Smoke Anywhere USA, Inc., beneficially own in excess of 30% of our outstanding shares of common stock. As a result, these stockholders are able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends.

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases, or the negative of those expressions or phrases, identify forward-looking statements.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss some of the factors that could contribute to these differences.

Other unknown or unpredictable factors could also harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus.

You may rely only on the information contained in this prospectus. Neither we nor any of the selling stockholders have authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus, nor sale of common stock, means that information contained in this prospectus is correct after the date of this prospectus.

We qualify all of our forward-looking statements by these cautionary statements. The safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934 excludes issuers of “penny stock” (as defined in Rule 3a51-1 under the Securities Exchange Act of 1934). Our common stock currently falls within that definition.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. We have not independently verified the accuracy of any third party information. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in section entitled “Risk Factors” of this prospectus and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholders in the Private Placement. We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our common stock covered by this prospectus. However, we may receive proceeds upon the cash exercise of the common stock purchase warrant, the underlying shares of which are offered by this prospectus. We will use any such proceeds from the cash exercise of the common stock purchase warrant for working capital and general corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are currently quoted on the OTC Bulletin Board under the symbol VPCO.OB.

The following table sets forth the high and low closing bid prices of our common stock for the periods indicated by the OTC Bulletin Board:

	Fiscal 2014		Fiscal 2013*		Fiscal 2012*
	High	Low	High	Low	High	Low
First Quarter(1)	$9.05	$7.90	$4.00	$1.15	$1.35	$0.55
Second Quarter	—	—	$6.60	$1.95	$1.35	$0.55
Third Quarter	—	—	$5.85	$3.80	$1.50	$0.85
Fourth Quarter	—	—	$9.80	$4.00	$1.25	$0.85

(1)	Through January 14, 2014.

*	Gives effect to a 1-for-5 reverse stock split of our shares of common stock which became effective in the marketplace at the opening of business December 27, 2013.

See the cover page of this prospectus for a recent bid price of our common stock as reported by the OTC Bulletin Board.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions.

As of January 14, 2014, there were 16,213,963 shares of our common stock outstanding and approximately 3,362 holders of record of our common stock. This number of record holders does not include beneficial owners whose shares are held in “street” name through various securities brokers, dealers and registered clearing agencies.

Dividend Policy

We do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain any earnings for use in our operations and the expansion of our business. Any future determination to declare and pay cash dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend on our financial condition, results of operations, liquidity, capital requirements, general business conditions, any contractual restriction on the payment of dividends and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on:

•	an unaudited actual basis;

•	an unaudited as adjusted basis to reflect a 1-for-5 reverse stock split of our shares of common stock that became effective on December 27, 2013; and

•	an unaudited as adjusted basis to reflect our sale of 3,333,338 shares of our common stock in the Private Placement and our issuance of 779,727 shares of our common stock upon the conversion in full of all of our senior convertible notes in conjunction with completing the Private Placement.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2013
	Actual	As Adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$303,097	$9,303,097
Debt:
Term loan payable	660,539	660,539
Senior convertible notes	1,704,487	—

Total Debt	2,365,026	660,539
Stockholders’ Equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; authorized 50,000,000 shares, 12,074,997 and 16,188,063 shares issued and outstanding on an actual and as adjusted basis, respectively	12,075	16,188
Additional paid-in capital	1,933,110	12,633,484
Accumulated deficit	(1,831,285)	(1,831,285)

Total stockholders’ equity	113,900	10,818,387

Total capitalization	$2,782,023	$20,782,023

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 2012 and 2011 and the selected consolidated balance sheet data as of December 31, 2012 and 2011 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2010 and 2009 are derived from our audited consolidated financial statements (as restated), which are not included in this prospectus. The selected consolidated statements of operations data for the nine months ended September 30, 2013 and 2012 and the selected consolidated balance sheet data as of September 30, 2013 and 2012 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflect all adjustments necessary for the fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
					(Restated)	(Restated)
Consolidated Statements of Operations Data:
Sales	$18,958,196	$16,844,097	$21,352,691	$15,982,097	$10,917,101	$7,957,247
Costs of sales	11,346,696	10,703,606	13,225,008	6,732,335	6,058,297	3,039,301
Gross profit	7,611,500	6,140,491	8,127,683	9,249,762	4,858,804	4,917,946
Total costs and expenses	7,248,009	7,970,237	10,514,596	8,119,584	5,860,028	4,670,340

Income (loss) before income tax expense (benefit)	363,491	(1,829,746)	(2,386,913)	1,130,178	(1,001,224)	247,606
Income tax expense (benefit)	13,770	(634,285)	(465,941)	416,840	1,000	202,000

Net income (loss)	$349,721	$(1,195,461)	$(1,920,972)	$713,338	$(1,002,224)	$45,606

Basic and diluted net income (loss) per common share	$0.03	$(0.10)	$(0.16)	$0.06	$(0.09)	$0.00

Weighted average number of common shares outstanding-basic	12,056,294	12,037,957	12,037,597	12,035,789	12,008,531	12,000,597

Weighted average number of common shares outstanding-diluted	12,366,469	12,037,957	12,037,597	12,035,789	12,008,531	12,000,597

	As of September 30,	As of December 31,
	2013	2012	2011	2010	2009
	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
				(Restated)	(Restated)
Consolidated Balance Sheet Data:
Cash	$303,097	$176,409	$356,485	$65,734	$841

Working capital	643,653	325,836	1,347,846	624,539	703,477

Total assets	6,339,179	4,399,467	4,699,507	1,799,132	1,359,300

Total current liabilities	5,614,921	4,036,441	3,312,338	1,174,593	655,823

Additional paid in capital	1,933,110	1,685,524	1,635,165	1,585,883	662,624

(Accumulated deficit) retained earnings	(1,831,285)	(2,181,006)	(260,034)	(973,372)	28,852

Total stockholders’ equity (deficiency)	$113,900	$(483,444)	$1,387,169	$624,539	$703,477

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under the section entitled “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.” The terms “Vapor Corp.,” “Vapor,” “we,” “us,” “our” and the “Company” refer to Vapor Corp. and its consolidated wholly-owed subsidiary Smoke Anywhere USA, Inc. and the terms “Smoke Anywhere USA” and “Smoke” refer to our wholly owned subsidiary Smoke Anywhere USA, Inc.”

Executive Overview

The Company designs, markets, and distributes electronic cigarettes and accessories, under the Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Hookah Stix®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumaré™ and Smoke Star® brands. “Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash, or carbon monoxide. Electronic cigarettes look like traditional cigarettes and, regardless of their construction, are comprised of three functional components: (i) a mouthpiece, which is a small plastic cartridge that contains a liquid nicotine solution; (ii) a heating element that vaporizes the liquid nicotine so that it can be inhaled; and (iii) the electronics, which include: a lithium-ion battery, an airflow sensor, a microchip controller and an LED, which illuminates to indicate use.

The Company participates directly in the highly competitive and fragmented e-cigarette market, but also faces competition from tobacco companies. Electronic cigarettes are relatively new products and the Company is continually working to introduce its products and brands to customers. The Company believes increased investment in marketing and advertising programs is critical to increasing product and brand awareness and that sales of its innovative and differentiated products are enhanced by knowledgeable salespersons who can convey the value and benefits electronic cigarettes have to offer over traditional tobacco burning cigarettes.

The Company’s business strategy leverages its ability to design market and develop multiple e-cigarette brands and to bring those brands to market through its multiple distribution channels. The Company sells its products through its online stores, its direct response television marketing efforts, to retail channels through its direct sales force, and through third-party wholesalers, retailers, and value-added resellers.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of net revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities, derivative instruments, hybrid instruments, share based payment arrangements, deferred taxes and related valuation allowances. Certain of our estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and records adjustments when necessary.

Revenue Recognition

Net sales consist primarily of revenue from the sale of electronic cigarettes, replacement cartridges, components for electronic cigarettes and related accessories. We recognize revenue from product sales when the persuasive evidence of an arrangement exists, selling price has been fixed and determined, delivery has occurred and collectability is reasonably assured. Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers. Retail items sold to customers are made pursuant to sales contracts that generally provide for transfer of both title and risk of loss upon our delivery to the carrier. Customer allowances and product returns, which reduce product revenue by our best estimate of these expected allowances and product returns, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales taxes.

Accounts Receivable

Accounts receivable, net are stated at the amount the Company expects to collect. The Company provides a provision for allowances that includes returns, allowances and doubtful accounts equal to the estimated uncollectible amounts. The Company estimates its provision for allowances based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the provision for allowances will change.

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. If the cost of the inventories exceeds their market value, provisions are recorded to write down excess inventory to its net realizable value. The Company’s inventories consist primarily of merchandise available for resale.

Stock-Based Compensation

We account for stock-based compensation under Accounting Standard Codification Topic (“ASC”)718, “Compensation-Stock Compensation” (“ASC 718”). These standards define a fair value based method of accounting for stock-based compensation. In accordance with ASC 718, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes-Merton valuation model, whereby compensation cost is the estimated fair value of the award as determined by the valuation model at the grant date or other measurement date. The resulting amount is charged to expense on the straight-line basis over the period in which we expect to receive the benefit, which is generally the vesting period.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our consolidated federal tax return and any state tax returns are not currently under examination.

Derivative Instruments

The Company accounts for free-standing derivative instruments and hybrid instruments that contain embedded derivative features in accordance with ASC Topic No. 815, “Accounting for Derivative Instruments and Hedging Activities,” (“ASC 815”) as well as related interpretations of this topic. In accordance with this topic, derivative instruments and hybrid instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair values with gains or losses recognized in earnings. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and are recognized at fair value with changes in fair value recognized as either a gain or loss in earnings. The Company determines the fair value of derivative instruments and hybrid instruments based on available market data using appropriate valuation models, giving consideration to all of the rights and obligations of each instrument.

The Company estimates fair values of derivative instruments and hybrid instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective of measuring fair values. In selecting the appropriate technique, the Company considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton valuation model, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as the Black-Scholes-Merton valuation model) are highly volatile and sensitive to changes in the trading market price of the Company’s common stock. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income (loss) going forward will reflect the volatility in these estimates and assumption changes. Under ASC 815, increases in the trading price of the Company’s common stock and increases in fair value during a given financial quarter result in the application of non-cash derivative expense. Conversely, decreases in the trading price of the Company’s common stock and decreases in trading fair value during a given financial quarter result in the application of non-cash derivative income.

Convertible Debt Instruments

The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company amortizes the respective debt discount over the term of the notes, using the straight-line method, which approximates the effective interest method.

On October 29, 2013, all of the Company’s convertible senior notes were converted in full into shares of common stock of the Company in conjunction with completion of the Private Placement and cease to be outstanding.

Other Contingencies

In the ordinary course of business, we are involved in legal proceedings regarding contractual and employment relationships, product liability claims, trademark rights, and a variety of other matters. We record contingent liabilities resulting from claims against us, including related legal costs, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. Assessing probability of loss and estimating probable losses requires analysis of multiple factors, including, in some cases, judgments about the potential actions of third party claimants and courts. Recorded contingent liabilities are based on the best information available and actual losses in any future period are inherently uncertain. If future adjustments to estimated probable future losses or actual losses exceed our recorded liability for such claims, we would record additional charges as other (income) expense, net during the period in which the actual loss or change in estimate occurred. In addition to contingent liabilities recorded for probable losses, we disclose contingent liabilities when there is a reasonable possibility that the ultimate loss will materially exceed the recorded liability. Currently, we do not believe that any of our pending legal proceedings or claims will have a material impact on our financial position or results of operations.

Results of Operations for the Nine Months Ended September 30, 2013 Compared to the Nine Months Ended September 30, 2012

Sales, net for the nine months ended September 30, 2013 and 2012 were $18,958,196 and $16,844,097, respectively, an increase of $2,114,099 or approximately 12.6%. During the third quarter of 2013, we utilized all of the approximately $1.6 million of gross proceeds from the indebtedness we incurred during the third quarter (as described in Notes 3 and 4 of the condensed consolidated financial statements included elsewhere in this report) to purchase additional inventory, which enabled us to fulfill the existing back orders of approximately $1.5 million (above our normal level of approximately $0.5 million) at June 30, 2013 and additional new orders, which increased sales. At September 30, 2013 our back orders reverted to normal levels. The increase in sales is primarily attributable to our ability to immediately and efficiently deploy the gross proceeds from the indebtedness we incurred during the third quarter to optimize our inventory levels to satisfy increased demand for our products, in particular increased sales to new and other existing distributors, wholesale customers and increased direct to consumer sales, net of decreased sales to an existing distributor. The sales increase was achieved even though we had decreased sales to a distributor. During the nine months ended September 30, 2012 we initiated sales to a new distributor. Sales, net to that distributor for the nine months ended September 30, 2013 and 2012 were $1,596,964 and $4,093,086, respectively, a decrease of $2,496,122 or 61%. During the fourth quarter of 2012, we began to test a new television direct marketing campaign for our Alternacig® brand. We increased those efforts during the six months ended June 30, 2013, which led to increased direct to consumer sales. We limited the direct marketing campaign during the third quarter of 2013 due to low conversion rates, and plan on increasing the campaign in the fourth quarter of 2013, when response rates are anticipated to be higher, as viewership typically increases during the fall season. We have experienced an increase in retail demand for our electronic cigarette products through our direct to consumer sales efforts. Direct to consumer sales are more profitable for us and carry much higher gross margins than products sold through re-sellers. We also have experienced interest for electronic cigarettes among big box retailers, who have contacted us and requested proposals and plan-o-grams. We expect direct to consumer sales demand will continue to grow, however we believe that sales through re-sellers will be an increasingly large part of our sales channel mix.

Cost of goods sold for the nine months ended September 30, 2013 and 2012 were $11,346,696 and $10,703,606, respectively, an increase of $643,090, or approximately 6.0%. The increase is primarily due to the increase in sales volume, product mix and lower average cost per unit through higher volume purchases from suppliers. Our gross margins increased to 40.1% from 36.5% primarily due to the change in the product mix.

Selling, general and administrative expenses for the nine months ended September 30, 2013 and 2012 were $4,843,242 and $5,073,162, a decrease of $229,920 or approximately 4.5%. The decrease is primarily attributable to a decrease in professional and consulting fees of $706,139 as a result of decreased legal fees due to settlements and the stay of the litigation matters, the hiring of personnel to fulfill responsibilities previously outsourced; net of increases in salaries and related benefits of $407,866 attributable to increased compensation related to sales person commissions due to the increase in sales and the hiring of our president and increased stock-based compensation expense of $85,600 primarily due to the issuance of 20,000 shares of common stock pursuant to a consultancy agreement (since terminated effective June 2013).

Advertising expense was approximately $2,153,491 for the nine months ended September 30, 2013 compared to approximately $2,854,003 for the same period in 2012, a decrease of $700,512 or approximately 24.5%. During the nine months ended September 30, 2013, we decreased our Internet advertising and print advertising campaigns, and increased our new television direct marketing campaign for our Alternacig® brand and continued various other advertising campaigns.

Interest expense was approximately $251,276 and $43,072 for the nine months ended September 30, 2013 and 2012, respectively, an increase of $208,204. The increase was attributable to the $300,000 Senior Convertible Notes, as amended, the $50,000 Senior Convertible Note, as amended, the Senior Note, as amended, issued in the second and third quarters of 2012, the 2013 $500,000 Senior Convertible Note issued in January 2013, the $350,000 Senior Convertible Notes and the $75,000 Senior Convertible Note issued in July 2013, and the $750,000 Term Loan and the Factoring Facility entered into in August 2013 (reference is made to Notes 3 and 4 of the condensed consolidated financial statements included elsewhere in this report for a description of these debt instruments).

Income tax expense (benefit) for the nine months ended September 30, 2013 and 2012 was $13,770 and ($634,285), respectively. The effective tax rate for the nine months ended September 30, 2013 differs from the U.S. federal statutory rate of 35% primarily due to utilization of net operating losses and certain permanent differences between tax reporting purposes and financial reporting purposes. The effective tax rate for the nine months ended September 30, 2012 differs from the U.S. federal statutory rate of 35% primarily due to under accrual of state income taxes from prior years and certain permanent differences between tax reporting purposes and financial reporting purposes.

Net income (loss) for the nine months ended September 30, 2013 and 2012 was $349,721 and ($1,195,461), respectively, as a result of the items discussed above.

Results of Operations for the Three Months Ended September 30, 2013 Compared to the Three Months Ended September 30, 2012

Sales, net for the three months ended September 30, 2013 and 2012 were $6,411,605 and $3,855,568, respectively, an increase of $2,556,037 or approximately 66.3%%. During the third quarter of 2013, we utilized all of the approximately $1.6 million of gross proceeds from the indebtedness we incurred during the third quarter (as described in Notes 3 and 4 of the condensed consolidated financial statements included elsewhere in this report) to purchase additional inventory, which enabled us to fulfill the existing back orders of approximately $1.5 million (above our normal level of approximately $0.5 million) at June 30, 2013 and additional new orders, which increased sales. At September 30, 2013 our back orders reverted to normal levels. The increase in sales is primarily attributable to our ability to immediately and efficiently deploy the gross proceeds from the indebtedness we incurred during the third quarter to optimize our inventory levels to satisfy increased demand for our products, in particular increased sales to new and other existing distributors, wholesale customers and increased direct to consumer sales, net of decreased sales to an existing distributor. During the three months ended September 30, 2013 and 2012 sales, net to a new distributor were $460,940 and $635,535, respectively, a decrease of $174,595 or 27.5%. During the fourth quarter of 2012, we began to test a new television direct marketing campaign for our Alternacig® brand. We increased those efforts during the six months ended June 30, 2013, which led to increased direct to consumer sales. We limited the direct marketing campaign during the third quarter of 2013 due to low conversion rates, and plan on increasing the campaign in the fourth quarter of 2013, when response rates are anticipated to be higher, as viewership typically increases during the fall season. We have experienced an increase in retail demand for our electronic cigarette products through our direct to consumer sales efforts. Direct to consumer sales are more profitable for us and carry much higher gross margins than products sold through re-sellers. We also have experienced interest for electronic cigarettes among big box retailers, who have contacted us and requested proposals and plan-o-grams. We expect direct to consumer sales demand will continue to grow, however we believe that sales through re-sellers will be an increasingly large part of our sales channel mix.

Cost of goods sold for the three months ended September 30, 2013 and 2012 were $3,916,281 and $2,504,019, respectively, an increase of $1,412,262, or approximately 56.4%. The increase is primarily due to the increase in sales volume, product mix and lower average cost per unit through higher volume purchases from suppliers. Our gross margins increased to 38.9% from 35.1% primarily due to the change in the product mix.

Selling, general and administrative expenses for the three months ended September 30, 2013 and 2012 were $1,683,787 and $1,762,902, a decrease of $79,115 or approximately 4.5%. The decrease is primarily attributable to a decrease in professional and consulting fees of $323,088 as a result of decreased legal fees due to settlements and the stay of the litigation matters, the hiring of personnel to fulfill responsibilities previously outsourced; net of increases in salaries and related benefits of $200,716 attributable to increased compensation related to sales person commissions due to the increase in sales and the hiring of our president and increased stock based compensation expense of $50,222 primarily due to the issuance of 10,000 shares of common stock pursuant to a consultancy agreement (since terminated effective June 2013).

Advertising expense was approximately $418,253 for the three months ended September 30, 2013 compared to approximately $840,733 for the same period in 2012, a decrease of $422,480 or approximately 50.3%. During the three months ended September 30, 2013, we decreased our Internet advertising, print advertising campaigns, and new television direct marketing campaign for our Alternacig® brand and continued various other advertising campaigns. We anticipate advertising expense will increase in the fourth quarter of 2013 when we re-launch the television direct marketing campaign for our Alternacig® brand.

Interest expense was approximately $107,867 and $41,243 for the three months ended September 30, 2013 and 2012, respectively. The increase was attributable to the $300,000 Senior Convertible Notes, as amended, the $50,000 Senior Convertible Note, as amended, the Senior Note, as amended, issued in the second and third quarters of 2012, the 2013 $500,000 Senior Convertible Note issued in January 2013, the $350,000 Senior Convertible Notes and the $75,000 Senior Convertible Notes issued in July 2013, and the $750,000 Term Loan and Factoring Facility entered into in August 2013 (reference is made to Notes 3 and 4 of the condensed consolidated financial statements included elsewhere in this report for a description of these debt instruments).

Income tax expense (benefit) for the three months ended September 30, 2013 and 2012 was $4,590 and ($474,319), respectively. The effective tax rate for the three months ended September 30, 2013 differs from the U.S. federal statutory rate of 35% primarily due to utilization of net operating losses and certain permanent differences between tax reporting purposes and financial reporting purposes. The effective tax rate for the three months ended September 30, 2012 differs from the U.S. federal statutory rate of 35% primarily due to under accrual of state income taxes from prior years and certain permanent differences between tax reporting purposes and financial reporting purposes.

Net income (loss) for the three months ended September 30, 2013 and 2012 was $280,827 and ($819,010), respectively, as a result of the items discussed above.

Results of Operations for the Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Net Sales for the years ended December 31, 2012 and 2011 were $21,352,691 and $15,982,097, respectively, an increase of $5,370,594 or approximately 33.6%. The increase in sales is primarily attributable to sales to a new distributor, new and existing wholesale customers and increased direct to consumer sales. After reviewing the effectiveness of our direct marketing campaigns for our EZ Smoker Brand®, we decreased our direct marketing campaigns and began the process of redesigning and reconfiguring the campaigns. During the fourth quarter of 2012, we began to test a new direct marketing campaign for our Alternacig® brand and we anticipate increasing those efforts in 2013. In addition in 2012, we continued increasing our Internet advertising campaigns, which led to increased direct to consumer sales, which more than offset the decrease in direct marketing sales during the year ending December 31, 2012.

Until the December 2010 U.S. Court of Appeals for the D.C. Circuit decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010) adverse to the U.S. Food and Drug Administration (“FDA”), and denial of the FDA’s en banc review on January 24, 2011, we believe the FDA’s previous public statements related to electronic cigarettes had a chilling effect on demand for electronic cigarette products. Under this Court decision, the FDA is permitted to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”). Under this Court decision, the FDA is not permitted to regulate electronic cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes. The Tobacco Control Act grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero.

While the FDA has not yet mandated electronic cigarettes be regulated as tobacco products, during 2012, the FDA indicated that it intends to regulate electronic cigarettes under the Tobacco Control Act through the issuance of deeming regulations that would include electronic cigarettes under the definition of a “tobacco product” under the Tobacco Control Act subject to the FDA’s jurisdiction. The FDA initially announced that it would issue proposed deeming regulations by April 2013 and then extended the deadline to October 31, 2013. As of the date of this prospectus, the FDA had not taken such action.

The application of the Tobacco Control Act to electronic cigarettes could impose, among other things, restrictions on the content of nicotine in electronic cigarettes, the advertising, marketing and sale of electronic cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the electronic cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

Since this Court decision, however, we have experienced an increase in retail demand for our electronic cigarette products through our direct to consumer sales efforts. Direct to consumer sales are more profitable for us and carry much larger gross margins than products sold through re-sellers. We also have experienced interest for electronic cigarettes among big box retailers, who have contacted us and requested proposals and plan-o-grams. We expect direct to consumer sales demand will continue to grow, however we believe that sales through re-sellers will be an increasingly large part of our sales channel mix.

Cost of goods sold for the years ended December 31, 2012 and 2011 was $13,225,008 and $6,732,335, respectively, an increase of $6,492,673, or 96.4%. The increase is primarily due to a change in product mix to higher distributor and wholesaler sales, which have lower gross margins than our direct sales to consumers. Our gross margins decreased to 38.1% from 57.8% due to the change in the product mix. This increase in cost of goods sold for the year ended December 31, 2012 was partially offset by our lower average cost per unit during the period, due to more consistent purchases from our suppliers and our continuing efforts to consolidate our product acquisitions with fewer suppliers. We believe we can continue to lower our average cost per unit through higher volume purchases from suppliers.

Selling, general and administrative expenses for the years ended December 31, 2012 and 2011 were $6,865,633 and $4,157,638, an increase of $2,707,995 or 65.1%. The increase is primarily attributable to increases in salaries and related benefits of $1,603,795 due to increased personnel, including the hiring of a chief financial officer, chief operating officer, increased compensation arrangements with our chief executive officer and the hiring of additional sales personnel; increased occupancy costs of $111,461 due to increases in operating expenses and infrastructure costs; and increased variable selling expenses of $1,021,932 due to increases in freight out, insurance, travel costs, and merchant card processing fees, net of decreases in professional and consulting fees of $144,777 due to the hiring of personnel to fulfill these responsibilities. These investments in personnel and infrastructure will benefit us in the year ahead as we are well positioned to service and support our customer needs and our anticipated growth.

Advertising expense for the years ended December 31, 2012 and 2011 were $3,559,616 and $3,961,946, respectively, a decrease of $402,330 or 10.1%. During the year ending December 31, 2012, we decreased certain of our direct marketing campaigns and increased and continued various other advertising campaigns. Our advertising efforts have created effective brand awareness and we expect to continue to leverage and increase our brand presence through our distribution channels with effective advertising campaigns in the year ahead.

Interest expense for the years ended December 31, 2012 and 2011 was $89,348 and $0 respectively. The increase was attributable to the Senior Convertible Notes and the Senior Note issued during 2012.

Income tax (benefit) expense for the years ended December 31, 2012 and 2011 was ($465,941) and $416,840, respectively, a decrease of $882,781 or (211.8%). The effective tax rate for the year ended December 31, 2012 and 2011 differs from the U.S. federal statutory rate of 35% primarily due to under accrual of state income taxes from prior years and certain permanent differences between tax reporting purposes and financial reporting purposes. The Company was subject to federal tax liens for failure to timely pay federal corporate taxes for the year ended December 31, 2009. These tax liens, including interest and penalties amount to $281,236. The Company paid these amounts owed in full during the first quarter of 2012 and effective July 5, 2012, the federal liens were permanently released.

Net loss was $1,920,972 for the year ended December 31, 2012 and net income was $713,338 for the year ended December 31, 2011 as a result of the items discussed above.

Liquidity and Capital Resources

We are not aware of any factors that are reasonably likely to adversely affect liquidity trends, other than those factors summarized under the section entitled “Risk Factors” of this prospectus and described below. We are not involved in any hedging activities and had no forward exchange contracts outstanding at September 30, 2013. In the ordinary course of business we enter into purchase commitments by issuing purchase orders, which may or may not requires vendor deposits. These transactions are recognized in our consolidated financial statements in accordance with GAAP.

Our liquidity and capital resources have decreased significantly as a result of the net operating losses we incurred during the year ended December 31 2012. However, our nine-month net income increased our liquidity and capital resources at September 30, 2013. At September 30, 2013, we had working capital of $643,653 compared to $325,836 at December 31, 2012, an increase of $317,817. In particular, we have inventories on hand of approximately $3 million, compared to approximately $1.6 million at December 31, 2012, in order to satisfy anticipated increased demand for our products during the fourth quarter of 2013.

Our net cash used in operating activities was $1,410,731 and $1,184,148 for the nine months ended September 30, 2013 and 2012, respectively, an increase of $226,583. Our net cash used in operating activities for the nine months ended September 30, 2013 resulted primarily from increases in inventory to meet future customer demand, and increases in accounts receivable, prepaid expenses, other assets, accrued expenses, customer deposits and income taxes payable, net of decrease in due from merchant credit card processors and accounts payable which are attributable to our efforts to increase sales and accommodate anticipated future sales growth.

Our net cash used in investing activities was $8,057 and $9,319 for the nine months ended September 30, 2013 and 2012, respectively, for purchases of property and equipment.

Our net cash provided by financing activities was $1,545,476 and $850,000 for the nine months ended September 30, 2013 and 2012, respectively. These financing activities relate to the Company’s issuance of the 2013 $500,000 Senior Convertible Note issued in January 2013, the $350,000 Senior Convertible Notes and the $75,000 Senior Convertible Note issued in July 2013, and the $750,000 Term Loan and the Factoring Facility entered into in August 2013 and proceeds from the exercise of stock options net of principle repayments of senior note payable to stockholder, principle repayments of the Term Loan and full repayment of all borrowings under the Factoring Facility. All of the Company’s $1,704,487 principal amount of Senior Convertible Notes, including those referenced in the preceding sentence, were converted in full into shares of common stock of the Company in conjunction with completion of the Private Placement on October 29, 2013 and cease to be outstanding.

The Factoring Facility is governed by a Factoring Agreement and has an initial term of one year and automatically renews from month to month thereafter subject to the Company terminating it earlier upon at least 15 business days’ advance written notice provided that all obligations are paid (including a termination fee, if applicable, as specified in the Factoring Agreement). The Factoring Facility is secured by a security interest in substantially all of the Company’s assets. Under the terms of the Factoring Agreement, the lender may, at its sole discretion, purchase certain of the Company’s eligible accounts receivable. Upon any acquisition of an account receivable, the lender will advance to the Company up to 50% of the face amount of the account receivable. Each account receivable purchased by the lender will be subject to a factoring fee of 1% of the gross face amount of such purchased account for each 30 day period (or part thereof) the purchased account remains unpaid. The lender will generally have full recourse against the Company in the event of nonpayment of any such purchased account.

The Factoring Agreement contains covenants and provisions relating to events of default that are customary for agreements of this type. The failure to satisfy covenants under the Factoring Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the Factoring Facility and/or the acceleration of the repayment obligations of the Company.

The Term Loan is governed by a Term Agreement and matures on August 15, 2014 (or earlier generally upon termination of the Factoring Agreement), is payable from the Company’s and Smoke Anywhere USA’s current and future merchant credit card receivables at the annual rate of 16% subject to the lender retaining a daily fixed amount of $3,346.15 from the daily collection of the merchant credit card receivables and is secured by a security interest in substantially all of the Company’s assets.

The Term Agreement contains covenants that are customary for agreements of this type. The failure to satisfy covenants under the Term Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the Term Agreement (as well as the Factoring Agreement) and/or the acceleration of the repayment of the Term Loan and the other obligations of the Company (including the Factoring Facility). The Term Agreement contains provisions relating to events of default that are customary for agreements of this type.

In the ordinary course of our business, we enter in to purchase orders for components and finished goods, which may or may not require vendor deposits and may or may not be cancellable by either party. At September 30, 2013 and December 31, 2012, we had $503,756 and $279,062 in vendor deposits, respectively, which are included in prepaid expenses on the condensed consolidated balance sheets included elsewhere in this report. At September 30, 2013 and December 31, 2012, we do not have any material financial guarantees or other contractual commitments that are reasonably likely to have an adverse effect on liquidity.

Although we can provide no assurances, we believe our cash on hand, including the net proceeds of approximately $9 million from the Private Placement, the extinguishment of approximately $1.7 of senior convertible notes as a result of their conversion in full into common stock in conjunction with the Private Placement and anticipated cash flow from operations will provide sufficient liquidity and capital resources to fund our business for at least the next twelve months. On a pro forma basis, we had working capital of $10,735,320 at September 30, 2013. In the event we experience liquidity and capital resources constraints because of operating losses, greater than anticipated sales growth or otherwise, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our business, results of operations and financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

We do not consider our business to be seasonal.

Inflation and Changing Prices

Neither inflation or changing prices for the three and nine months ended September 30, 2013 had a material impact on our operations.

BUSINESS

Company Background

We design, market, and distribute electronic cigarettes and accessories under the Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Hookah Stix®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumaré™ and Smoke Star® brands. We also design and develop private label brands for our distribution customers. Our products are manufactured to meet our design specifications by third party manufacturers. We market our electronic cigarettes as an alternative to traditional tobacco cigarettes.

Electronic Cigarettes

“Electronic cigarettes” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash, or carbon monoxide. Electronic cigarettes look like traditional cigarettes and, regardless of their construction are comprised of three functional components:

•	a mouthpiece, which is a small plastic cartridge that contains a liquid nicotine solution;

•	the heating element that vaporizes the liquid nicotine so that it can be inhaled; and

•	the electronics, which include: a lithium-ion battery, an airflow sensor, a microchip controller and an LED, which illuminates to indicate use.

When a user draws air through the electronic cigarette, the air flow is detected by a sensor, which activates a heating element that vaporizes the solution stored in the mouthpiece/cartridge, the solution is then vaporized and it is this vapor that is inhaled by the user. The cartridge contains either a nicotine solution or a nicotine free solution, either of which may be flavored.

Our Electronic Cigarettes

We offer disposable electronic cigarettes in multiple sizes, puff counts, styles, flavors and nicotine strengths; rechargeable vaporizers for use with either e-liquid solutions or dry herbs or leaf; and rechargeable electronic cigarettes, which are available in either two or three part units, also known as Duo or TRIO® products:

The DUO

The DUO’s two-part construction (rechargeable battery and cartridge) features a replaceable all-in-one atomized cartridge (also known as a “cartomizer”). This cartomizer is changed when the nicotine or nicotine free solution is depleted from use. The all-in-one configuration eliminates the need for maintenance of a separate atomizer and maintains consistent performance of the e-cigarette over time.

The TRIO®

The TRIO’s three-part construction (rechargeable battery, atomizer, and filter cartridge) features a separate atomizer from the cartridge; the atomizer is reused and requires separate maintenance over its useful life. Replacement atomizers are easily serviceable by the user. In the TRIO, the only component that needs to be routinely replaced is the refill cartridge (either with or without nicotine).

Our Brands

We sell our electronic cigarettes under several different brands, including Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Stix®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumaré™ and Smoke Star® brands. We also design and develop private label brands for our distribution customers. Our in-house engineering and graphic design teams work to provide aesthetically pleasing, technologically advanced affordable e-cigarette options. We have developed and trademarked or are preparing to commercialize additional brands which we currently and will market to new customers and demographics.

We offer a large variety of products in multiple sizes, puff counts, flavors and nicotine strengths and at various prices. The following table is illustrative.

Product Type	Size/ Puff Counts	Manufactured Suggested Retail Price
Disposable	King	$5.95
Disposable	King 2 pack	$9.95
Disposable	300	$9.95
Disposable	500	$12.95
Rechargeable	King	$19.95
Replacement Filters	5 King size	$9.95
Rechargeable	Standard	$19.95 to $79.95
Rechargeable	Deluxe	$89.95 to $189.95
Replacement Filters	5 Standard size	$12.95
Vaporizers	Liquid	$19.95 to $79.95
Vaporizers	Dry Herb	$129.95
E-Liquids	10 ml	$9.95

Each of these products are available for any of our brands and private label.

Our Electronic cigarette solution and flavors

The electronic cigarette solution, is the chemical means through which electronic cigarettes deliver nicotine, simulate the taste of tobacco and/or other flavors in addition to emulating the act of smoking by means of the electronic cigarettes “smoke like” discharge of vapor.

Our electronic cigarette solution is primarily made up of propylene glycol. Propylene glycol is a small hydroxy-substituted hydrocarbon with the chemical formula C3H8O2. Propylene glycol is on the list of chemicals that the FDA generally regards as safe. It is used in foods, pharmaceuticals, cosmetics and tobacco products.

We have begun developing a portfolio of flavor profiles for our array of electronic cigarette models and brands. Our management believes that our flavor profiles will serve to differentiate our products from other electronic cigarette brands. Our management intends to create brand recognition and loyalty based on the flavor profiles we develop and market. Moreover, in addition to serving to establish brand identity for our products based on taste, our management intends to manage the quality of our products and position us to comply with any government regulations and good manufacturing practices that may be issued for electronic cigarette products in the future. Also, by developing proprietary formulas, our management believes that we will be able to better control our supply chain and combat any future attempts to counterfeit our products. We cannot provide any assurance that we will be able to realize these goals.

Our Improvements and Product Development

We have developed and trademarked or are preparing to commercialize additional products. We include product development expenses as part of our operating expenses. Product development expenses for the nine months ended September 30, 2013 and the year ended December 31, 2012 were approximately $123,000 and $159,000, respectively.

Flavor Profiles

We are developing new flavor profiles that are distinct to our brands. We believe that as the electronic cigarette industry matures, users of electronic cigarettes will develop, if they have not already, preferences for the product based not only on their quality, ability to successfully deliver nicotine, their battery capacity, smoke volume they generate, but on taste and flavor, like smokers do with their preferred brand of conventional tobacco cigarettes.

Soft Tip Filters

We have a patent pending for a soft-tip electronic cigarette filter, which more closely resemble the tactile experience of a traditional tobacco cigarette in a user’s mouth. There is no assurance that we will be awarded a patent for this filter. To date electronic cigarettes have been made of metal and hard plastic and do not offer users the same malleable feel as the cellulose filters of conventional tobacco cigarettes.

Dynamo Powered Electronic Cigarette

We hold rights to a patent pending for the first electronic cigarette that can be re-charged by shaking the product. This Dynamo charging technology may eventually allow for continued use without having to recharge the electronic cigarette by plugging it into an electrical outlet. There is no assurance that a patent will be awarded for this technology.

Universal Fit Mouthpiece

We have a patent pending for a universal fit mouthpiece that can be used in conjunction with the battery section of most other popular electronic cigarette brands, allowing users of competing electronic cigarette products an easy way to try and transition to our cartridges. There is no assurance that a patent will be awarded for this technology.

Electronic Cigarette Air Flow Sensor Patent

We have a patent pending on a new configuration for the airflow sensors currently used in electronic cigarettes. The new configuration will allow the battery to be sealed to enhance the reliability and performance of the electronic cigarette. There is no assurance that we will be awarded a patent for this configuration.

Our Kits and Accessories

Our electronic cigarettes are typically sold in kits that contain everything a user needs to begin enjoying their “smoking” experience. In addition to kits we sell replacement batteries, replacement mouthpieces that contain the liquid solution and atomizer, for our two-piece configurations as well as mouthpieces with the liquid solution and separate atomizers for our three-piece units. Several of our electronic cigarettes are also available in various prints and finishes, including camouflage, animal prints and colors. We also offer electronic cigarettes with different LED configurations and embellished LEDs that resemble crystals and which illuminate in several different colors.

In addition to our electronic cigarette products we sell an assortment of accessories, including chargers and carrying cases. Several of our electronic cigarettes are also available in various prints and finishes, including camouflage, animal prints and colors. We also offer electronic cigarettes with different LED configurations and embellished LEDs that resemble crystals and which illuminate in several different colors.

We also offer refill cartridges and accessories for our electronic cigarettes. Our refill cartridges consist of assorted flavors and nicotine levels (including cartridges without nicotine). Our accessories include USB, home and car charging devices, carrying cases and replacement parts.

We have a patent pending for a universal fit mouthpiece that can be used in conjunction with the battery section of most other popular electronic cigarette brands, allowing users of competing electronic cigarette products an easy way to try and transition to our cartridges. There is no assurance that a patent will be awarded for this technology.

The Market for Electronic Cigarettes

We market our electronic cigarettes as an alternative to traditional tobacco cigarettes. We offer our products in multiple nicotine strengths, flavors and puff counts. Because electronic cigarettes offer a “smoking” experience without the burning of tobacco leaf, electronic cigarettes offer users the ability to satisfy their nicotine cravings without smoke, tar, ash or carbon monoxide. In many cases electronic cigarettes may be used where tobacco-burning cigarettes may not. Electronic cigarettes may be used in some instances where for regulatory or safety reasons tobacco burning cigarettes may not be used. However, certain states, cities, businesses, providers of transportation and public venues in the U.S. have already banned the use of electronic cigarettes, while others are considering banning the use of electronic cigarettes. We cannot provide any assurances that the use of electronic cigarettes will not be banned anywhere traditional tobacco burning cigarette use is banned.

According to the U.S. Centers for Disease Control and Prevention, in 2010, an estimated 45.3 million people, or 19.3% of adults, in the United States smoke cigarettes. According to the Tobacco Vapor Electronic Cigarette Association, an industry trade group, more than 3.5 million people currently use electronic cigarettes in the United States. In 2011, about 21% of adults who smoke traditional tobacco cigarettes had used electronic cigarettes, up from about 10% in 2010, according to the U.S. Centers for Disease Control and Prevention. Annual sales of electronic cigarettes in the United States are estimated to increase to $1 billion in 2013 from $500 million in 2012. Annual sales of traditional tobacco cigarettes, according to industry estimates, were $80 billion in 2012.

Advertising

Currently, we advertise our products primarily through our direct television marketing campaign, on the Internet, through trade magazine ads and through point of sale displays at retail locations. We also attempt to build brand awareness through innovative social media marketing activities, price promotions, in-store and on-premise promotions, slotting fees, public relations and trade show participation. Our advertising expense as a percentage of sales for the nine months ended September 30, 2013 and the full year ended December 31, 2012 has been approximately 11% and 17%, respectively. We intend to strategically expand our advertising activities in 2014 and also increase our public relations campaigns to gain editorial coverage for our brands. Some of our competitors promote their brands through print media and television commercials, and through celebrity endorsements, and have substantial resources to devote to such efforts. We believe that our and our competitors’ efforts have helped increase our sales, our product acceptance and general industry awareness.

Distribution and Sales

We offer our electronic cigarettes and related products through our online stores and our direct response television marketing efforts, to retail channels through our direct sales force, and through third party wholesalers, retailers and value-added resellers. Retailers of our products include small-box discount retailers, big-box retailers, drug stores, convenience stores, tobacco shops and kiosk locations in shopping malls throughout the United States

Since their introduction to the U.S. market, electronic cigarettes have predominantly been sold online, while tobacco products, most notably cigarettes are currently sold in approximately 400,000 retail locations. We believe that future growth of electronic cigarettes is dependent on higher volume, lower margin sales channels, like the broad based distribution network through which cigarettes are sold. Thus, we are focusing on growing our retail distribution reach by entering into distribution agreements with large and established value added resellers and by focusing our sales efforts on regional and national retail chains. We currently have established relationships with several large retailers and national chains and in connection therewith we have agreed to pay slotting fees based on the number of stores our products will be carried in. These existing relationships are “at-will” and one of them is also “pay on scan” meaning that either party may terminate the relationship for any reason or no reason at all and, as to the “pay on scan” relationship, we only receive payment from the retailer after our product has been scanned for final sale by the retailer to its customer. We believe that these higher volume lower margin opportunities are critical towards broadening the reach and appeal of electronic cigarettes and we believe that as electronic cigarettes become more widely known and available, the market for our products will grow.

Distribution of our Products in Canada

Under our private label production and supply agreement with Spike Marks Inc./Casa Cubana, we have agreed to produce and supply to this customer such quantities of our electronic cigarettes bearing the customer’s trademark and other brand attributes as the customer orders for exclusive resale by the customer within the country of Canada.

The customer’s right to be the exclusive reseller of our products in Canada is conditioned upon the customer satisfying specified minimum annual and quarterly performance requirements.

Our private label production and supply agreement with this customer has a 3-year term that expires in December 2014, subject to automatic renewal for one additional 3-year term if the customer has satisfied certain specified minimum performance requirements. Either party may terminate the agreement early upon the other party’s bankruptcy, insolvency, dissolution or material breach of its obligations subject to a 30-day cure period.

For the nine months ended September 30, 2013 and 2012, we had sales for distribution in Canada of $1,596,964 and $4,093,086, respectively. During the years ended December 31, 2012 and 2011 such sales were $4,301,339 and $0, respectively.

Business Strategy

Our business strategy leverages our ability to design market and develop multiple e-cigarette brands and to bring those brands to market through our multiple distribution channels.

We believe we were among the first distributors of electronic cigarettes in the U.S. Thus, we believe that our reputation and our experience in the electronic cigarette industry, both from a development, customer service and production perspective give us an advantage in attracting customers, specifically re-sellers who require ongoing support, reliable and consistent supply chains and mechanisms in place for supporting broad based distributors and big box retailers.

Moreover, we believe that our history with our suppliers, including the volume of products we source, gives us an advantage over other market participants as it relates to favorable pricing, priority as to inventory supply and delivery and first access to new products, including first access to next generation electronic cigarette products and technology.

We have targeted major retail chains to build brand awareness for our products. We sell products to major retail chains and in connection therewith we have agreed to pay slotting fees based on the number of stores at which our products will be carried and sold. We have submitted additional proposals to other additional large retail chains and anticipate that slotting fees and credit terms will be a requirement with each such customer.

We currently sell electronic cigarettes under several brands. Through our multi-brand strategy we develop products, packaging, accessories and electronic cigarette models that appeal to multiple demographic segments. Our electronic cigarettes are available in various puff counts, fashion prints, multiple colors, with jeweled tips, in addition to the traditional look and feel, which resemble traditional tobacco cigarettes. Our brand names and packaging are also developed to appeal to different customers.

In addition to our current product offering, we are developing new flavor profiles that are distinct and unique to our brands. We believe that as the electronic cigarette industry matures, users of electronic cigarettes will develop, if they have not already, preferences for our products based not only on their quality, ability to successfully deliver nicotine, their battery capacity, vapor volume they generate, but on taste and flavor, like smokers do with their preferred brand of conventional tobacco cigarettes. We also seek to differentiate our products through our own product development and product engineering efforts. We currently have a patent pending for a soft-tip electronic cigarette filter, which more closely resembles the tactile experience of a conventional tobacco cigarette in a user’s mouth. To date electronic cigarettes have been made of metal and hard plastic and do not offer users the same malleable feel as the cellulose filters of conventional tobacco cigarettes. We also have patent rights to the first electronic cigarette that can be re-charged by shaking the product, this Dynamo charging technology may eventually allow for continued use without having to recharge the electronic cigarette by plugging it into an electrical outlet.

Our goal is to achieve a position of sustainable leadership in the electronic cigarette industry. Our strategy consists of the following key elements:

•	develop new brands and engineer product offerings;

•	invest in and leverage our new and existing brands through marketing and advertising;

•	increase our presence in national and regional retailers;

•	expand our brand awareness through our web presence;

•	introduce our products to the consumer through increased infomercial broadcasts;

•	develop continuity programs for our end user customers;

•	scale our distribution through strategic resale partnerships; and

•	align our product offerings and cost with market demand.

Corporate Information

We were originally incorporated as Consolidated Mining International, Inc. in 1985 as a Nevada corporation, and changed our name in 1987 to Miller Diversified Corporation whereupon we operated in the commercial cattle feeding business until October 31, 2003 when the company sold substantially all of its assets and became a discontinued operation. On November 5, 2009, we acquired Smoke Anywhere USA, Inc., a distributor of electronic cigarettes, in a reverse triangular merger. As a result of the merger, Smoke Anywhere USA, Inc. became our sole operating business. On January 7, 2010, we changed our name to Vapor Corp. Our fiscal year is a calendar year ending December 31. Effective December 31, 2013, we reincorporated to the State of Delaware from the State of Nevada.

Our principal executive offices are located at 3001 Griffin Road, Dania Beach, Florida 33312, and our telephone number is (888) 766-5351. Our website is located at www.vapor-corp.com. Information on our website is not, and should not be considered, part of this prospectus.

Competition

Competition in the electronic cigarette industry is intense. We compete with other sellers of electronic cigarettes, most notably Lorillard, Inc., Altria Group, Inc. and Reynolds American, Inc., big tobacco companies, through their electronic cigarettes business segments; the nature of our competitors is varied as the market is highly fragmented and the barriers to entry into the business are low. Our direct competitors sell products that are substantially similar to ours and through the same channels through which we sell our electronic cigarette products. We compete with these direct competitors for sales through distributors, wholesalers and retailers, including but not limited to national chain stores, tobacco shops, gas stations, travel stores, shopping mall kiosks, in addition to direct to public sales through the internet, mail order and telesales.

As a general matter, we have access to and market and sell the similar electronic cigarettes as our competitors and since we sell our products at substantially similar prices as our competitors; accordingly, the key competitive factors for our success is the quality of service we offer our customers, the scope and effectiveness of our marketing efforts, including media advertising campaigns and, increasingly, the ability to identify and develop new sources of customers.

Part of our business strategy focuses on the establishment of contractual relationships with distributors. We are aware that e-cigarette competitors in the industry are also seeking to enter into such contractual relationships. In many cases, competitors for such contracts may have greater management, human, and financial resources than we do for entering into such contracts and for attracting distributor relationships. Furthermore, certain of our electronic cigarette competitors may have better control of their supply and distribution, be, better established, larger and better financed than our Company.

We also compete against “big tobacco”, U.S. cigarette manufacturers of both conventional tobacco cigarettes and electronic cigarettes like Altria Group, Inc., Lorillard, Inc. and Reynolds American, Inc. We compete against “big tobacco” who offers not only conventional tobacco cigarettes and electronic cigarettes but also smokeless tobacco products such as “snus” (a form of moist ground smokeless tobacco that is usually sold in sachet form that resembles small tea bags), chewing tobacco and snuff. “Big tobacco” has nearly limitless resources, global distribution networks in place and a customer base that is fiercely loyal to their brands. Furthermore, we believe that “big tobacco” will devote more attention and resources to developing and offering electronic cigarettes as the market for electronic cigarettes grows. Because of their well-established sales and distribution channels, marketing expertise and significant resources, “big tobacco” is better positioned than small competitors like us to capture a larger share of the electronic cigarette market.

Manufacturing

We have no manufacturing capabilities and do not intend to develop any manufacturing capabilities. Our products are manufactured to meet our design specifications by third party manufacturers. We depend on third party manufacturers for our electronic cigarettes, vaporizers and accessories. Our customers associate certain characteristics of our products including the weight, feel, draw, flavor, packaging and other unique attributes of our products to the brands we market, distribute and sell. Any interruption in supply and or consistency of our products may harm our relationships and reputation with customers, and have a materially adverse effect on our business, results of operations and financial condition. In order to minimize the risk of supply interruption, we currently utilize several third party manufacturers to manufacture our products to our specifications.

We currently utilize eleven different manufacturers, all of which are based in China. We contract with our manufacturers on a purchase order basis. We do not have any output or requirements contracts with any of our manufacturers. Our manufacturers provide us with finished products, which we hold in inventory for distribution, sale and use. Certain Chinese factories and the products they export have recently been the source of safety concerns and recalls, which is generally attributed to lax regulatory, quality control and safety standards. Should Chinese factories continue to draw public criticism for exporting unsafe products, whether those products relate to our products or not we may be adversely affected by the stigma associated with Chinese production, which could have a material adverse effect on our business, results of operations and financial condition.

Although we believe that several alternative sources for our products are available, any failure to obtain the components, chemical constituents and manufacturing services necessary for the production of our products would have a material adverse effect on our business, results of operations and financial condition.

Source and Availability of Raw Materials

We believe that an adequate supply of product and raw materials will be available to us as needed and from multiple sources and suppliers.

Intellectual Property

We do not currently own any domestic or foreign patents relating to electronic cigarettes, though we do have several patent applications pending in the United States as described below. There is no assurance that we will be awarded patents for of any of these pending patent applications.

Soft Tip Filters

We have a patent pending for a soft-tip electronic cigarette filter, which more closely resembles the tactile experience of a conventional tobacco cigarette in a user’s mouth. To date electronic cigarettes have been made of metal and hard plastic and do not offer users the same malleable feel as the cellulose filters of conventional tobacco cigarettes.

Dynamo Powered Electronic Cigarette

We hold rights to a patent pending for the first electronic cigarette that can be re-charged by shaking the product. This Dynamo charging technology may eventually allow for continued use without having to recharge the electronic cigarette by plugging it in to an electrical outlet.

Electronic Cigarette Air Flow Sensor Patent

We have a patent pending on a new configuration for the air flow sensors currently used in electronic cigarettes. The new configuration will allow the battery to be sealed to enhance the reliability and performance of the electronic cigarette.

Universal Fit Mouthpiece

We have a patent pending for a universal fit mouthpiece that can be used in conjunction with the battery section of most other popular electronic cigarette brands, allowing users of competing electronic cigarette products an easy way to try and transition to our cartridges.

Trademarks

We own trademarks on certain of our brands, including: Fifty-One®, Krave®, VaporX®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Hookah Stix® and Smoke Star® brands. We have also filed additional trademarks, which have yet to be awarded.

Patent Litigation

We are a defendant in a certain patent lawsuit described in the section entitled “—Legal Proceedings” in this prospectus.

Such patent lawsuit as well as any other third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could force us to do one or more of the following:

•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	incur significant legal expenses;

•	pay substantial damages to the party whose intellectual property rights we may be found to be infringing;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available to us on reasonable terms or at all.

Third party lawsuits alleging our infringement of patents, trade secrets or other intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

We may be required to obtain licenses to patents or proprietary rights of others. We cannot assure you that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us or at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents, or could find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Litigation may be necessary to defend against claims of infringement asserted against us by others, or assert claims of infringement to enforce patents issued to us or exclusively licensed to us, to protect trade secrets or know-how possessed by us, or to determine the scope and validity of the proprietary rights of others. In addition, we may become involved in oppositions in foreign jurisdictions, reexaminations declared by the United States Patent and Trademark Office, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions with respect to our patent applications or those of our licensors. Litigation, opposition, reexamination or interference proceedings could result in substantial costs to and diversion of effort by us, and may have a material adverse impact on, us. In addition, we cannot assure you that our efforts to maintain or defend our patents will be successful.

Government Regulation

Based on the December 2010 U.S. Court of Appeals for the D.C. Circuit’s decision in Sottera, Inc. v. Food & Drug Administration, 627 F.3d 891 (D.C. Cir. 2010), the United States Food and Drug Administration (the “FDA”) is permitted to regulate electronic cigarettes as “tobacco products” under the Family Smoking Prevention and Tobacco Control Act of 2009 (the “Tobacco Control Act”).

Under this Court decision, the FDA is not permitted to regulate electronic cigarettes as “drugs” or “devices” or a “combination product” under the Federal Food, Drug and Cosmetic Act unless they are marketed for therapeutic purposes.

Because we do not market our electronic cigarettes for therapeutic purposes, our electronic cigarettes are subject to being classified as “tobacco products” under the Tobacco Control Act. The Tobacco Control Act grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although the FDA is prohibited from issuing regulations banning all cigarettes or all smokeless tobacco products, or requiring the reduction of nicotine yields of a tobacco product to zero.

The Tobacco Control Act also requires establishment, within the FDA’s new Center for Tobacco Products, of a Tobacco Products Scientific Advisory Committee to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products.

The Tobacco Control Act imposes significant new restrictions on the advertising and promotion of tobacco products. For example, the law requires the FDA to finalize certain portions of regulations previously adopted by the FDA in 1996 (which were struck down by the Supreme Court in 2000 as beyond the FDA’s authority). As written, these regulations would significantly limit the ability of manufacturers, distributors and retailers to advertise and promote tobacco products, by, for example, restricting the use of color, graphics and sound effects in advertising, limiting the use of outdoor advertising, restricting the sale and distribution of non-tobacco items and services, gifts, and sponsorship of events and imposing restrictions on the use for cigarette or smokeless tobacco products of trade or brand names that are used for non-tobacco products. The law also requires the FDA to issue future regulations regarding the promotion and marketing of tobacco products sold or distributed over the internet, by mail order or through other non-face-to-face transactions in order to prevent the sale of tobacco products to minors.

It is likely that the Tobacco Control Act could result in a decrease in tobacco product sales in the United States, including sales of our electronic cigarettes.

While the FDA has not yet mandated electronic cigarettes be regulated as tobacco products, during 2012, the FDA indicated that it intends to regulate electronic cigarettes under the Tobacco Control Act through the issuance of deeming regulations that would include electronic cigarettes under the definition of a “tobacco product” under the Tobacco Control Act subject to the FDA’s jurisdiction. The FDA initially announced that it would issue proposed deeming regulations by April 2013 and then extended the deadline to October 31, 2013. As of the date of this prospectus, the FDA had not taken such action.

The application of the Tobacco Control Act to electronic cigarettes could impose, among other things, restrictions on the content of nicotine in electronic cigarettes, the advertising, marketing and sale of electronic cigarettes, the use of certain flavorings and the introduction of new products. We cannot predict the scope of such regulations or the impact they may have on our company specifically or the electronic cigarette industry generally, though if enacted, they could have a material adverse effect on our business, results of operations and financial condition.

In this regard, total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by the FDA under the Tobacco Control Act. Costs, however, could be substantial and could have a material adverse effect on our business, results of operations and financial condition. In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on our business, financial condition and results of operations and ability to market and sell our products. At present, we are not able to predict whether the Tobacco Control Act will impact us to a greater degree than competitors in the industry, thus affecting our competitive position.

State and local governments currently legislate and regulate tobacco products, including what is considered a tobacco product, how tobacco taxes are calculated and collected, to whom and by whom tobacco products can be sold and where tobacco products may or may not be smoked. Certain states and cities have enacted laws which preclude the use of electronic cigarettes where traditional tobacco burning cigarettes cannot be used and others have proposed legislation that would categorize electronic cigarettes as tobacco products, equivalent to their tobacco burning counterparts. If the use of electronic cigarettes is banned anywhere the use of traditional tobacco burning cigarettes is banned, electronic cigarettes may lose their appeal as an alternative to cigarettes; which may have the effect of reducing the demand for our products and as a result have a material adverse effect on our business, results of operations and financial condition.

On February 15, 2010, in response to a civil investigative demand from the Office of the Attorney General of the State of Maine, we voluntarily executed an assurance of discontinuance with the State of Maine, which prohibits us from selling electronic cigarettes in the State of Maine until such time as we obtain a retail tobacco license in the state. While suspending sales to residents of Maine is not material to our operations, other electronic cigarette companies have entered into similar agreements with other states, such as the State of Oregon. If one or more states from which we generate or anticipate generating significant sales bring actions to prevent us from selling our products unless we obtain certain licenses, approvals or permits and if we are not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to us then we may be required to cease sales and distribution of our products to those states, which would have a material adverse effect on our business, results of operations and financial condition.

As a result of FDA import alert 66-41 (which allows the detention of unapproved drugs promoted in the U.S.), U.S. Customs has from time to time temporarily and in some instances indefinitely detained products sent to us by our Chinese suppliers. If the FDA modifies the import alert from its current form which allows U.S. Customs discretion to release our products to us, to a mandatory and definitive hold we will no longer be able to ensure a supply of saleable product, which will have a material adverse effect on our business, results of operations and financial condition. However, we believe this FDA import alert will become less relevant to us as and when the FDA regulates electronic cigarettes under the Tobacco Control Act.

At present, neither the Prevent All Cigarette Trafficking Act (which prohibits the use of the U.S. Postal Service to mail most tobacco products and which amends the Jenkins Act, which would require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco to comply with state tax laws) nor the Federal Cigarette Labeling and Advertising Act (which governs how cigarettes can be advertised and marketed) apply to electronic cigarettes. The application of either or both of these federal laws to electronic cigarettes would have a material adverse effect on our business, results of operations and financial condition.

The Tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the World Health Organization’s Framework Convention on Tobacco Control (“FCTC”). The FCTC is the first international public health treaty on tobacco, and its objective is to establish a global agenda for tobacco regulation with the purpose of reducing initiation of tobacco use and encouraging cessation. Regulatory initiatives that have been proposed, introduced or enacted include:

•	the levying of substantial and increasing tax and duty charges;

•	restrictions or bans on advertising, marketing and sponsorship;

•	the display of larger health warnings, graphic health warnings and other labeling requirements;

•	restrictions on packaging design, including the use of colors and generic packaging;

•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;

•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;

•	requirements regarding testing, disclosure and use of tobacco product ingredients;

•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;

•	elimination of duty free allowances for travelers; and

•	encouraging litigation against tobacco companies.

If electronic cigarettes are subject to one or more significant regulatory initiates enacted under the FCTC, our business, results of operations and financial condition could be materially and adversely affected.

Employees

As of September 30, 2013, we had 45 employees, none of which are represented by a collective bargaining agreement. We believe that our employee relations are good.

Properties

We lease approximately 13,323 square feet of office and warehouse facilities located at 3001 and 3091 Griffin Road, Dania Beach Florida, under a twenty-four month lease agreement that expires on April 30, 2013, and provides, subject to our exercise, three successive one-year renewal options. In March 2013, we exercised the first one-year renewal option thereby extending the term through April 30, 2014 at an annual rental payment of $151,200. The lease provides for annual rental payments of $144,000 per annum (including 45 days of total rent abatement) during the initial twenty-four month term and annual rental payments of $151,200, $158,760 and $174,636 during each of the three one-year renewal options. The lease requires us to pay all applicable state and municipal sales tax as well as all operating expenses relating to the premises. In October 2013, we amended the master lease to include an additional approximately 2,200 square feet for an additional annual rental payment of $18,000 subject to the same renewal options and other terms and conditions set forth in the master lease.

Legal Proceedings

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. There were no pending material claims or legal matters as of the date of this prospectus other than one of the two following matters.

On May 15, 2011, the Company became aware that Ruyan Investment (Holdings) Limited (“Ruyan”) had named the Company, along with three other sellers of electronic cigarettes in a lawsuit alleging patent infringement under federal law. In that lawsuit, which was initially filed on January 12, 2011, Ruyan was unsuccessful in bringing suit against the Company due to procedural rules of the court. Subsequent thereto, on July 29, 2011, Ruyan filed a new lawsuit in which it named the Company, along with seven other sellers of electronic cigarettes, alleging patent infringement under federal law. The lawsuit is Ruyan Investment (Holdings) Limited vs. Vapor Corp. et. al.2:11 CV-06268-GAF-FFM and is pending in the United States District Court for the Central District of California. On September 23, 2011, the Company filed an answer and counterclaims against Ruyan in the lawsuit. A joint scheduling conference among the parties occurred on January 9, 2012. On February 6, 2012, the Court sent out its final Scheduling Order and established a trial date of June 25, 2013. On February 27, 2012, Ruyan served its Infringement Contentions against the Company claiming that the Company’s Fifty-One Trio model of electronic cigarette infringes their patent. On March 1, 2013, the Company and Ruyan settled this multi-defendant federal patent infringement lawsuit as to them pursuant to a settlement agreement by and between them. Under the terms of the settlement agreement:

•	The Company acknowledged the validity of Ruyan’s U.S. Patent No. 7,832,410 for “Electronic Atomization Cigarette” (the “410 Patent”), which had been the subject of Ruyan’s patent infringement claim against the Company;

•	The Company paid Ruyan a lump sum payment of $12,000 for the Company’s previous sales of electronic cigarettes based on the 410 Patent; and

•	On March 1, 2013, in conjunction with releasing one another (including their respective predecessors, successors, officers, directors and employees, among others) from claims related to the 410 Patent, the Company and Ruyan filed a Stipulated Judgment and Permanent Injunction with the above Court dismissing with prejudice all claims which have been or could have been asserted by them in the lawsuit.

On June 22, 2012, Ruyan filed a second lawsuit against the Company alleging patent infringement under federal law by the Company of a certain patent issued to Ruyan by the United States Patent Office on April 17, 2012. Ruyan has filed separate cases of patent infringement against 10 different defendants, including the Company, asserting that each defendant has infringed United States Patent No. 8,156,944. (the “944 Patent”). Ruyan’s second lawsuit against the Company known as Ruyan Investment (Holdings) Limited vs. Vapor Corp. CV-12-5466 is pending in the United States District Court for the Central District of California. All of these lawsuits have been consolidated for discovery and pre-trial purposes. The Company intends to vigorously defend against this lawsuit.

On February 25, 2013, Ruyan’s second federal patent infringement lawsuit against the Company as well as all of the other consolidated lawsuits were stayed as a result of the Court granting a stay in one of the consolidated lawsuits. The Court granted the motion to stay Ruyan’s separate lawsuits against the Company and the other defendants because one of the defendants has filed a request for inter partes reexamination of the 944 Patent. The purpose of the reexamination of the 944 Patent is to reevaluate its patentability.

As a result of the stay, all of the consolidated lawsuits involving the 944 Patent have been stayed until the reexamination is completed. As a condition to granting the stay of all the lawsuits, the Court has required any other defendant who desires to seek reexamination of the 944 Patent and potentially seek another stay (or an extension of the existing stay) based on any such reexamination to seek such reexamination no later than July 1, 2013. Two other defendants sought reexamination of the 944 Patent before expiration of such Court-imposed deadline of July 1, 2013. All reexamination proceedings of the 944 Patent have been stayed by the United States Patent and Trademark Office Patent Trial and Appeal Board pending its approval of one or more of them.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of our executive officers and directors, and their positions with us, as of the date of this prospectus:

Name	Age	Position(s)
Kevin Frija	41	Chief Executive Officer and Director
Jeffrey Holman	46	President and Director
Harlan Press	49	Chief Financial Officer
Christopher Santi	43	Chief Operating Officer
Doron Ziv	43	Director and Employee

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Kevin Frija has served as our Chief Executive Officer since June 9, 2009 and was the sole member of our Board of Directors from June 9, 2009 until May 9, 2013. From June 2009 until February 19, 2013, Mr. Frija served as our President. He has over 20 years of experience, particularly in the areas of sourcing, manufacturing, supply chain management, marketing, advertising, and licensing. Prior to Mr. Frija’s involvement in the Company, he operated Ingear, Inc. (“Ingear”), a swim and resort wear company based in Miami, Florida. Mr. Frija currently and on a limited basis assists Ingear in a managerial capacity. Mr. Frija serves as a member of our Board of Directors because we believe his experience in the areas of sourcing, manufacturing, supply chain management, marketing and advertising have been valuable to the development and growth of our business.

Jeffrey Holman has been our President since February 19, 2013. Mr. Holman has been a member of our Board on Directors since May 9, 2013 and has served as a member of the Board of Directors of our operating subsidiary Smoke Anywhere USA, Inc. since its inception on March 24, 2008. Mr. Holman has been the President of Jeffrey E. Holman & Associates, P.A., a South Florida Based law firm, since 1998. He has also been a Partner in Holman, Cohen & Valencia since the year 2000. Mr. Holman graduated from the State University of New York at Binghamton in 1989 with a Bachelors Degree and graduated from the Benjamin N. Cardozo School of Law in 1995 with a degree of Juris Doctor. Mr. Holman serves as a member of our Board of Directors because we believe his experience as a director of our operating subsidiary Smoke Anywhere USA, Inc. since its inception has been valuable to the development and growth of our business.

Harlan Press has been our Chief Financial Officer since February 29, 2012. Prior to being appointed our Chief Financial Officer, Mr. Press served as a consultant to the Company since August 2011. Mr. Press has worked as an independent consultant from May 2009 through February 2012 and January 2007 through December 2007. From December 2007 through April 2009, Mr. Press was the Chief Financial Officer of Solar Cosmetics Labs, Inc., a privately held company, which filed for Chapter 11 bankruptcy protection in May 2008 and liquidated in April 2009 under the federal bankruptcy laws. From August 2005 through December 2006, Mr. Press was a director of Adsouth Partners, Inc. and from April 1994 through March 2006, Mr. Press was employed by Concord Camera Corp. in various capacities, including as Vice President, Treasurer and Principal Financial Officer. Mr. Press is a Certified Public Accountant, holds a Bachelor of Science degree from Syracuse University, is a member of the American Institute of Certified Public Accountants, New York State Society of Certified Public Accountants, and is a Chartered Global Management Accountant.

Christopher Santi has been our Chief Operating Officer since December 12, 2012. Prior to that Mr. Santi served as Director of Operations of our Company since October 24, 2011. Mr. Santi served as the National Sales Manager of Collages.net from November 2007 to October 2011. From March 2001 through October 2007, Mr. Santi was the principal and served as the President of Santi Management Corporation. Mr. Santi holds a Bachelor of Arts from Lehigh University in Psychology as well as a Master of Arts from the Miami Institute of Psychology.

Doron Ziv has been a member of our Board of Director since May 9, 2013. Mr. Ziv has been an employee of the Company since January 1, 2012 and has served as a member of the Board of Directors of Smoke Anywhere USA, Inc. since its inception on March 24, 2008. Mr. Ziv has been the owner of USA Air Duct Cleaners, LLC, a South Florida-based air conditioning company since 2006. Mr. Ziv serves as a member of our Board of Directors because we believe his experience as a director of our operating subsidiary Smoke Anywhere USA, Inc. since its inception has been valuable to the development and growth of our business.

There are no family relationships among any of our directors and executive officers.

Board Composition and Director Independence

Our business and affairs are managed under the direction of the board of directors. Our board of directors is currently comprised of three members, Messrs. Frija, Holman and Ziv. Because of their relationships with us, none of them are “independent” under the rules of any national securities exchange or Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Under the Purchase Agreement governing the Private Placement, we are required on or before April 27, 2014 to reconstitute our board so that as so reconstituted, the board will consist of not less than five members, a majority of whom are each required to qualify as an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2) and related NASDAQ interpretative guidance. Under the Purchase Agreement, so long as the SSF Investors beneficially own at least 50% of the shares of our common stock purchased by them in the Private Placement, the SSF Investors have the right to appoint one member to our board of directors who qualifies as an “independent director” as defined by such rule and guidance.

In addition, under the Purchase Agreement, we are required as soon as reasonably practicable but not later than July 29, 2014 to list our common stock on The NASDAQ Capital Market and up until such time as the listing is accomplished we are required to comply with all NASDAQ rules (other than NASDAQ’s board composition, board committee, minimum bid price and similar listing requirements), such as holding annual meetings and the timely filing of proxy statements.

Board Committees

Our board does not have a standing audit committee, a compensation committee or a nominating and governance committee.

Director Compensation

Our board does not have any non-employee directors and no additional compensation is paid to any of our employee directors for serving as a director.

Code of Ethics and Business Conduct

We have a code of ethics, “Business Conduct: “Code of Conduct and Policy,” that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and our board of directors. This Code is available on our website at www.vapor-corp. We intend to disclose any amendments to or waivers of the provisions of this Code made respect to any or our directors and executive officers on that website or by filing a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered to the Company for the fiscal years ended December 31, 2012 and 2011 by our Chief Executive Officer and our two other most highly compensated executive officers (the “named executive officers”) who served in such capacities at the end of the fiscal year ended December 31, 2012. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law in excess of $10,000 annually.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
Kevin Frija Chief Executive Officer (1)	2012	143,538									143,538
	2011	72,000		10,500	(2)						82,500
Harlan Press Chief Financial Officer (1)	2012	144,711					40,000				184,711
Christopher Santi Chief Operating Officer (1)	2012	8,120	(3)				48,000				56,120

(1)	During fiscal year 2011, Mr. Frija was our only executive officer serving as our Chief Executive Officer, President and Chief Financial Officer. Mr. Frija served as our President until February 19, 2013 when he resigned to cede the position to Jeffrey Holman, who we engaged on that date to assume such position. Mr. Press was appointed our Chief Financial Officer on February 29, 2012. Mr. Santi was appointed our Chief Operating Officer on December 12, 2012.
(2)	Represents a one-time cash retention bonus paid in 2011.
(3)	The amount represents the portion of Mr. Santi’s annualized base salary of $156,000 he earned from December 12, 2012, the date of being appointed our Chief Operating Officer, through December 31, 2012.
(4)	The amounts shown represent the aggregate grant date fair value of stock options computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The value ultimately realized by the named executive officer upon the actual exercise of the stock options may or may not be equal to the FASB ASC Topic 718 computed value. The discussion of the assumptions used for purposes of the valuation of the stock options appears in note 5 of our audited consolidated financial statements included elsewhere in this prospectus.

Arrangements with Named Executive Officers

Effective October 1, 2009, we entered into an employment agreement with Mr. Frija to serve as our Chief Executive and sole director. The agreement provided for the payment of $72,000 in annual base salary, a one time bonus of $48,000 payable ratably over a 12 month period and an award of stock options to purchase up to 180,000 shares of our common stock, which vested monthly on a pro-rata basis over 12 months, and are exercisable at $2.25 per share. The agreement expired on September 10, 2010 and we have continued to employ Mr. Frija as our Chief Executive Officer on an at-will basis. Mr. Frija also served as our Chief Financial Officer from October 1, 2009 until February 29, 2012. Effective February 29, 2012, Mr. Frija resigned as our Chief Financial Officer as a result of our appointment of Harlan Press as our Chief Financial Officer as described below.

On February 27, 2012, we entered into a new employment agreement with Mr. Frija pursuant to which Mr. Frija will continue being employed as our Chief Executive Officer and also be employed as our President for a term that shall begin on January 1, 2012, and, unless sooner terminated as provided therein, shall end on December 31, 2014; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Frija will receive a base salary of $144,000, increasing to $150,000 and $159,000, respectively, for the second and third years of the Agreement. We have agreed to pay Mr. Frija a one-time cash retention bonus in the amount of $10,500 on or before June 30, 2012. Mr. Frija shall be eligible to participate in our annual performance based bonus program, as the same may be established from time to time by our Board of Directors in consultation with Mr. Frija for our executive officers. In addition, we may terminate Mr. Frija’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Frija may terminate his employment with us without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Frija’s employment is terminated by us without cause or by Mr. Frija for good reason, Mr. Frija will be entitled to receive severance benefits equal to three months of his base salary for each year of service. Mr. Frija’s employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

As noted above, effective February 29, 2012, Mr. Harlan Press was appointed as our Chief Financial Officer in connection with his entry into an employment agreement with us, the terms and conditions of which are summarized below.

On February 27, 2012, we entered into the aforesaid employment agreement with Mr. Press pursuant to which Mr. Press will be employed as our Chief Financial Officer for a term that shall begin on February 29, 2012, and, unless sooner terminated as provided therein, shall end on February 28, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Press will receive a base salary of $175,000, increasing to $181,000 and $190,000, respectively, for the second and third years of the employment agreement. Mr. Press shall be eligible to participate in our annual performance based bonus program, as the same may be established from time to time by our Board of Directors in consultation with Mr. Press for our executive officers.

In addition, we may terminate Mr. Press’ employment at any time, with or without cause (as defined in the employment agreement), and Mr. Press may terminate his employment with us without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Press’ employment is terminated by us without cause or by Mr. Press for good reason, Mr. Press will be entitled to receive severance benefits equal to three months of his base salary for each year of service. In addition, Mr. Press will receive a 10-year option to purchase 40,000 shares of our common stock at an exercise price of $1.00, vesting monthly at the rate of 1,111.1 per month. Mr. Press’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

In consideration of Mr. Press personally guaranteeing certain of our obligations under a factoring agreement we entered into on August 8, 2013, we have agreed to amend Mr. Press’s employment agreement effective as of the date of the factoring agreement as follows: (i) the initial term of employment (through February 28, 2015) shall automatically renew for successive one-year periods so long as Mr. Press’s personal guarantee of the factoring agreement remains in full force and effect (provided that the initial term or any renewal term may be terminated (a) upon Mr. Press’s death or (b) by us for cause (as defined in the employment agreement) or (c) by Mr. Press either (x) for good reason (as defined in the employment agreement) or (y) without good reason), (ii) if Mr. Press’s personal guarantee of the factoring agreement is enforced against him then all of his stock options to the extent then unvested shall automatically vest in full on the date of such enforcement, (iii) we may not terminate Mr. Press’s employment for disability or without cause so long as his personal guarantee of the factoring agreement remains in full force and effect and (iv) we shall indemnify Mr. Press against all losses, claims, expenses and other liabilities of any nature arising out of or relating to enforcement of his personal guarantee of the factoring agreement, and such indemnification shall survive until such time Mr. Press has been permanently and unconditionally released from his personal guarantee of the factoring agreement.

On December 12, 2012, the Company entered into an employment agreement with Christopher Santi to serve as its Chief Operating Officer pursuant to which Mr. Santi will be employed as Chief Operating Officer of the Company for a term that shall begin on December 12, 2012, and, unless sooner terminated as provided therein, shall end on December 11, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Santi will receive a base salary of $156,000, increasing to $162,000 and $170,000, respectively, for the second and third years of the employment agreement. Mr. Santi shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Santi for executive officers of the Company.

In addition, the Company may terminate Mr. Santi’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Santi may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Santi’s employment is terminated by the Company without cause or by Mr. Santi for good reason, Mr. Santi will be entitled to receive severance benefits equal to two months of his base salary for each year of service. In addition, Mr. Santi will receive a 10-year option to purchase up to 20,000 shares of the Company’s common stock at an exercise price of $1.25, vesting monthly at the rate of 555.6 per month. Mr. Santi’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

Effective February 19, 2013, as a result of the Company’s appointment of Jeffrey Holman as the Company’s President, Mr. Frija resigned the position of President and Mr. Frija will continue in his role as Chief Executive Officer of Company under the terms of his February 27, 2012 employment Agreement.

On February 19, 2013, the Company entered into the aforesaid employment agreement with Mr. Holman pursuant to which Mr. Holman will be employed as President of the Company for a term that shall begin on February 19, 2013, and, unless sooner terminated as provided therein, shall end on December 31, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Holman will receive a base salary of $182,000 for the first two years of the employment agreement. Mr. Holman shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Holman for executive officers of the Company.

In addition, the Company may terminate Mr. Holman’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Holman may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Holman’s employment is terminated by the Company without cause or by Mr. Holman for good reason, Mr. Holman will be entitled to receive severance benefits equal to three months of his base salary for each year of service. Mr. Holman’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

As of the date of this prospectus, our Board of Directors has not established our annual performance based bonus program for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock option awards for shares of our common stock classified as exercisable and unexercisable as of December 31, 2012 for the named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin Frija	180,000	(1)	—	—	2.25	10/01/15	—	—	—	—
Harlan Press	11,111	(2)	28,889	—	1.00	02/28/22	—	—	—	—
Christopher Santi	0	(3)	20,000	—	1.15	3/29/22	—	—	—	—
	0	(4)	20,000	—	1.25	12/11/22	—	—	—	—

(1)	The option was granted on October 1, 2009. The option is fully vested and exercisable.
(2)	This option was granted on February 29, 2012. The option vesting monthly at the rate of approximately 1,111 common stock options per month.
(3)	This option was granted on March 30, 2012. This options vests annually at the rate of 5,000 common stock options per year.
(4)	This option was granted on December 12, 2012. The option vesting monthly at the rate of approximately 556 common stock options per month.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2012 with respect to our Equity Incentive Plan, which was duly adopted by our stockholders on November 24, 2009. There are 8,000,000 shares of our common stock reserved for issuance under our Equity Incentive Plan. Under the Purchase Agreement governing the Private Placement, we are required to reduce the number of shares reserved for issuance under the Equity Incentive Plan from 8,000,000 shares to no more than 1,800,000 shares. On November 20, 2013, we amended the Equity Incentive Plan to reduce the number of shares of our common stock reserved and available for issuance under the Plan to 1,800,000 shares.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	232,400	$1.325	7,767,600
Equity compensation plans not approved by security holders	900,000	$2.25	—

Total	1,132,400	$2.059	7,767,600

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than employment agreements with our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and our President described above under the section entitled “ Executive Compensation—Arrangements with Named Executive Officers”, the following is a description of transactions since January 1, 2011, to which we have been a party in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

•	our directors and executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons or entities affiliated with them, had or will have a direct or indirect material interest.

On June 19, 2012, the Company entered into securities purchase agreements with Kevin Frija, its Chief Executive Officer, Harlan Press, its Chief Financial Officer, and Doron Ziv, a greater than 10% stockholder of the Company, pursuant to which Messrs. Frija, Press and Ziv purchased from the Company (i) $300,000 aggregate principal amount of the Company’s senior convertible notes (the “$300,000 Senior Convertible Notes”) and (ii) common stock purchase warrants to purchase up to an aggregate of 9,303 shares of the Company’s common stock.

The $300,000 Senior Convertible Notes bear interest at 18% per annum, provides for cash interest payments on a monthly basis, mature on June 18, 2015, are redeemable at the option of the holders at any time after June 18, 2013 (such date having been extended as described below) subject to certain limitations, are convertible into shares of the Company’s common stock at the option of the holders at an initial conversion price of $1.065 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding June 19, 2012) subject to certain anti-dilution protection and are senior unsecured obligations of the Company.

On November 13, 2012, the Company and the above named holders of the $300,000 Senior Convertible Notes amended the Notes to extend their redemption provision at the option of the holders from any time after June 18, 2013 to any time after June 18, 2014.

The Company paid aggregate interest of $77,671 on the $300,000 Senior Convertible Notes in 2012 and during 2013 until they were converted in full into shares of the Company’s common stock and fully extinguished in conjunction with completion of the Private Placement on October 29, 2013. The Company did not pay any principal on the $300,000 Senior Convertible Notes in 2012 or 2013 prior to or in connection with their conversion and extinguishment.

On September 28, 2012, the Company entered into a securities purchase agreement with Kevin Frija, its Chief Executive Officer, pursuant to which Mr. Frija purchased from the Company (i) a $50,000 principal amount senior convertible note of the Company (the “$50,000 Senior Convertible Note”) and (ii) common stock purchase warrants to purchase up to an aggregate of 1,374 shares of the Company’s common stock.

The $50,000 Senior Convertible Note bears interest at 18% per annum, provides for cash interest payments on a monthly basis, matures on September 28, 2015, is redeemable at the option of the holder at any time after September 27, 2013 (such date having been extended as described below) subject to certain limitations, is convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $1.20 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding September 27, 2012) subject to certain anti-dilution protection and is a senior unsecured obligation of the Company.

On November 13, 2012, the Company and the above named holder of the $50,000 Senior Convertible Note amended the Note to extend its redemption provision at the option of the holder from any time after September 27, 2013 to any time after September 27, 2014.

The Company paid aggregate interest of $10,455 on the $50,000 Senior Convertible Note in 2012 and during 2013 until it was converted in full into shares of the Company’s common stock and fully extinguished in conjunction with completion of the Private Placement on October 29, 2013. The Company did not pay any principal on the $50,000 Senior Convertible Note in 2012 or 2013 prior to or in connection with its conversion and extinguishment.

The $300,000 Senior Convertible Notes and the $50,0000 Senior Convertible Note do not restrict the Company’s ability to incur future indebtedness.

On July 9, 2012, the Company borrowed $500,000 from Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company, pursuant to a senior note (the “Senior Note”).

The Senior Note bears interest at 24% per annum, provides for cash interest payments on a monthly basis, is a senior unsecured obligation of the Company, and matures at the discretion of the Company on the earlier of (x) the date on which the Company consummates a single or series of related financings from which it receives net proceeds in excess of 125% of the initial principal amount of the Senior Note or (y) January 8, 2014 (such date having been extended as described below).

On November 13, 2012, the Company and the above named holder of the $500,000 Senior Note amended the note to extend its maturity date for payment from January 8, 2013 to January 8, 2014. On April 30, 2013, the Company and the above named holder of the Senior Note further amended the Note to provide for cash principal and interest payments on a weekly basis, extend the maturity date for payment to April 22, 2016 and make the Note convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $2.57 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding April 30, 2013) subject to certain anti-dilution protection.

The Company paid aggregate interest of $162,321 on the Senior Note in 2012 and during 2013 until it was converted in full into shares of the Company’s common stock and fully extinguished in conjunction with completion of the Private Placement on October 29, 2013. The Company paid aggregate principal of $70,513 on the Senior Note in 2013 prior to its conversion and extinguishment.

The Senior Note does not restrict the Company’s ability to incur future indebtedness.

On July 9, 2013, the Company entered into securities purchase agreements with, among others, Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company and Philip Holman, the father of the Company’s President Jeffrey Holman and a less than 5% stockholder of the Company, pursuant to which (x) Mr. Frija purchased a senior convertible note from the Company in the principal amount of $200,000 and a common stock purchase warrant to purchase up to 1,927 shares of the Company’s common stock (which number of shares represents the quotient obtained by dividing (x) $10,000 (5% of the $200,000 principal amount of the senior convertible mote) by (y) $5.19 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July 9, 2013)) at an initial exercise price of $5.71 per share and (y) Mr. Holman purchased a senior convertible note of the Company in the principal amount of $100,000 and a common stock purchase warrant to purchase up to 964 shares of the Company’s common stock (which number of shares represents the quotient obtained by dividing (x) $5,000 (5% of the $100,000 principal amount of the Convertible Note) by (y) $5.19 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July 9, 2013)) at an initial exercise price of $5.71 per share.

These senior convertible notes issued on July 9, 2013 bear interest at 18% per annum, provide for cash interest payments on a monthly basis, mature on July 8, 2016, are redeemable at the option of the holders at any time after July 8, 2014, subject to certain limitations, are convertible into shares of the Company’s common stock at the option of the holders at an initial conversion price of $5.71 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July, 9, 2013) subject to certain anti-dilution protection and are senior unsecured obligations of the Company.

The Company paid aggregate interest of $16,126 on these senior convertible notes during 2013 until they were converted in full into shares of the Company’s common stock and fully extinguished in conjunction with completion of the Private Placement on October 29, 2013. The Company did not pay any principal on these senior convertible notes prior to or in connection with their conversion and extinguishment.

We utilized the services of Ingear, Inc., an entity that is owned 50% by our Chief Executive Officer. Ingear, Inc. performed fulfillment services and leasing of warehouse space to us prior to our move to new facilities in the second quarter of 2011. Amounts paid to Ingear, Inc. for the years ended December 31, 2012 and 2011 were $0 and $105,000, respectively.

Mr. Adam Frija, a greater than 5% stockholder of our company, serves as our director of licensing and business development for which he is paid $96,000 per year. He is the brother of Mr. Kevin Frija, our Chief Executive Officer and sole director.

Effective January 1, 2012, Mr. Jeffrey Holman, Mr. Isaac Galazan and Mr. Doron Ziv became at-will employees of our company at an annual rate of $78,000 per person. Messrs. Holman, Galazan and Ziv are directors of Smoke Anywhere and greater than 5% stockholders of our company. Included in accrued expenses payable on the consolidated balance sheets at December 31, 2012 and 2011 included elsewhere in this report are liabilities of approximately $4,350 and $0, respectively, due and owing to each Messsrs. Holman and Galazan for payroll earned but voluntarily deferred. Effective February 19, 2013, Mr. Holman entered into an employment agreement with the Company to serve as our President at an annualized base salary of $182,000 during the two-year term of the agreement. Effective February 19, 2013, Mr. Ziv’s annual rate of compensation was increased to $104,000.

On October 29, 2013, Kevin Frija, our Chief Executive Officer, Jeffrey Holman, our President, Harlan Press, our Chief Financial Officer, Doron Ziv, a member of our board of directors, and Isaac Galazan, a director of our operating subsidiary Smoke Anywhere, purchased 20,000, 40,000, 20,000, 20,000 and 17,167 shares of our common stock, respectively, at $3.00 per share in the Private Placement.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

•	each person whom we know beneficially owns more than 5% of our common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants, options and other convertible securities held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 16,213,963 shares of common stock outstanding on the date of this prospectus.

Unless otherwise indicated and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 3001 Griffin Road, Dania Beach, Florida 33312.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Greater than 5% Stockholders:
Doron Ziv (2)	1,626,822	9.9%
Jeffrey Holman (3)	1,281,110	7.8%
Kevin Frija (4)	1,201,439	7.3%
Tamar Galazan	1,070,750	6.6%
Adam Frija (5)	1,012,944	6.2%
Isaac Galazan (6)	963,469	5.9%
Austin W. Marxe and David M. Greenhouse (7)	1,666,668	10.3%
Named Executive Officers and Directors (not otherwise included above):
Harlan Press (8)	143,665	*
Christopher Santi (9)	13,333	*

All executive officers and directors as a group (5 persons)	4,265,369	25.2%

*	Represents ownership of less than 1%.

(1)	This table and the information in the notes below are based upon information supplied by the named persons, including reports and amendments thereto filed on Schedule 13D, Schedule 13G, Form 3 and Form 4 with the SEC.
(2)	Includes 120,000 shares issuable upon exercise of currently exercisable stock options and 3,101 shares issuable upon exercise of currently exercisable common stock purchase warrants. The named person is a member of our Board of Directors and an employee of our company and serves as a director of our operating subsidiary Smoke Anywhere USA, Inc.
(3)	Includes 120,000 shares issuable upon exercise of currently exercisable stock options. The named person is a member of our Board of Directors and serves as our President and serves as a director of our operating subsidiary Smoke Anywhere USA, Inc.
(4)	Includes 180,000 shares issuable upon exercise of currently exercisable stock options and 4,475 shares issuable upon exercise of currently exercisable common stock purchase warrants. The named person serves as our Chief Executive Officer and sole director.
(5)	Includes 120,000 shares issuable upon exercise of currently exercisable stock options. The named person serves as our director of licensing and business development and is the brother of Mr. Kevin Frija, our Chief Executive Officer and a member of our Board of Directors.
(6)	Includes 120,000 shares issuable upon exercise of currently exercisable stock options. The named person serves as a director of our operating subsidiary Smoke Anywhere USA, Inc.
(7)	Consists of (i) 1,166,667 shares owned by Special Situations Fund III QP, L.P., or SSFQP, (ii) 333,334 shares owned by Special Situations Cayman Fund, L.P., or SSF Cayman, and (iii) 166,667 shares owned by Special Situations Private Equity Fund, L.P., or SSF Private Equity. MGP Advisers Limited Partnership, or MGP, is the general partner of SSFQP. AWM Investment Company, Inc., or AWM, is the general partner of MGP, the general partner of and investment adviser to SSF Cayman and the investment adviser to SSF Private Equity. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The address of Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(8)	Includes 26,667 shares issuable upon exercise of currently exercisable stock options and 3,101 shares issuable upon exercise of currently exercisable common stock warrants. The named person serves as our Chief Financial Officer.
(9)	Consists of 13,333 shares issuable upon exercise of currently exercisable options. The named person serves as our Chief Operating Officer.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. Copies of these documents are filed or incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. The description of the matters below gives effect to the following actions we effected under the Purchase Agreement for the Private Placement: (i) a reverse stock split of our common stock at a ratio of 1-for-5 effective December 27, 2013 and (ii) our reincorporation to the State of Delaware from the State of Nevada effective December 31, 2013. These actions are described in greater detail under the section entitled “Description of Private Placement” of this prospectus.

General

Our authorized capital stock consists of 51,000,000 shares, of which 50,000,000 shares are designated as common stock, par value of $0.001 per share, and 1,000,000 shares are designated as preferred stock, par value of $0.001 per share. As of January 14, 2014, there were issued and outstanding 16,213,963 shares of common stock and no shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our common stock are not entitled to cumulative voting rights for election of directors. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets, which are legally available for distribution. We have not paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Upon liquidation, dissolution or winding-up, holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock, if any. Holders of our common stock do not have preemptive rights.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of “blank check” preferred stock in one or more series without stockholder approval. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Common Stock Purchase Warrant

We issued to Roth Capital Partners, LLC for acting as the exclusive placement agent for the Private Placement a common stock purchase warrant to purchase up to 192,970 shares of our common stock at an initial exercise price of $3.30 per share. The warrant is immediately exercisable and expires on October 28, 2018. The exercise price and number of shares of common stock issuable under the warrant are subject to anti-dilutive adjustments for stock splits, stock dividends, recapitalizations and similar transactions. At any time the warrant may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time. The shares underlying this warrant are covered by this prospectus.

Market Information

Our common stock is presently quoted on the OTC Bulletin Board under the symbol “VPCO.OB”. See the cover page of this prospectus for a recent closing bid price of our common stock as reported by the OTC Bulletin Board.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer. The transfer agent’s address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

Anti-Takeover, Limited Liability and Indemnification Provisions

Certificate of Incorporation and Bylaws. Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common stock and preferred stock. Any additional issuance of common stock or preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that may complicate or preclude the takeover

Our bylaws also allow our board of directors to fix the number of directors. Our stockholders do not have cumulative voting in the election of directors. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

Delaware General Corporation Law. We have elected in our certificate of incorporation not to be governed by Section 203 of the Delaware General Corporation Law.

The provisions of Section 203 of the Delaware General Corporation Law prohibits a person who owns in excess of 15% of the outstanding voting stock of a Delaware corporation from merging or combining with such corporation for a period of three years after the date of the transaction in which the person acquired in excess of 15% of such corporation’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Limited Liability and Indemnification. Our certificate of incorporation and bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of any duty owed to us or our stockholders to the fullest extent permitted by law.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of our directors to our company or our stockholders for monetary damages for breach of fiduciary as director. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of our company, in addition to the circumstances in which a director is not personally liable as set forth in provision described in the preceding sentence, will not be liable to the fullest extent permitted by the amended DGCL.

Subsection (a) of Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of 3,409,141 shares of our common stock, including 192,970 shares issuable upon the exercise of a common stock purchase warrant, that may be sold or otherwise disposed of the selling stockholders and their transferees.

The following table sets forth certain information regarding the selling stockholders and the shares that may be sold or otherwise disposed of by them pursuant to this prospectus. Based on representations made to us by the selling stockholders, except as noted in the footnotes to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. Additionally, any selling stockholder that is a registered broker-dealer or an affiliate of a registered broker-dealer purchased their shares in the ordinary course of business, and at the time of the purchase of the shares being offered, such selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the shares being offered in this prospectus. Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants, options and other convertible securities held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 16,213,963 shares of common stock outstanding on the date of this prospectus.

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering
Name of Selling Stockholder(1)	Number of Shares	% of Outstanding Shares	Number of Shares Covered Hereby(2)	Number of Shares	% of Outstanding Shares
Special Situations Fund III, L.P. (3)	1,166,667	7.2%	1,166,667	0	0
Special Situations Cayman Fund, L.P. (3)	333,334	2.1%	333,334	0	0
Special Situations Private Equity Fund, L.P. (3)	166,667	1.0%	166,667	0	0
BTG Investments, LLC (4)	107,167	*	107,167	0	0
Perritt Ultra Microcap Fund, Inc. (5)	200,000	1.2%	200,000	0	0
Pinnacle Family Office Investments, L.P. (6)	200,000	1.2%	200,000	0	0
Diker Micro-Cap Fund LP. (7)	166,667	1.0%	166,667	0	0
Granite Point Capital Master Fund, L.P. (8)	166,667	1.0%	166,667	0	0
Iroquois Master Fund Ltd. (9)	125,000	*	125,000	0	0
Bristol Investment Fund, Ltd. (10)	100,000	*	100,000	0	0
Mark A. Mays (11)	83,334	*	83,334	0	0
Sterneck Value & Opportunity Fund, L.P. (12)	75,000	*	75,000	0	0
Regan Ervin (13)	8,334	*	8,334	0	0
Hartz Capital Investments LLC (14)	40,000	*	40,000	0	0
Empery Asset Master, Ltd. (15)	40,000	*	40,000	0	0
Jalu Capital Partners, LP (16)	34,000	*	34,000	0	0
Capital Ventures International (17)	50,000	*	50,000	0	0
Safron Capital Corp (18)	16,667	*	16,667	0	0
FireRock Global Opportunities Fund L.P. (19)	25,000	*	25,000	0	0

	Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering
Name of Selling Stockholder(1)	Number of Shares	% of Outstanding Shares	Number of Shares Covered Hereby(2)	Number of Shares	% of Outstanding Shares
David Weiner (20)	30,000	*	30,000	0	0
Dolphin Capital Holdings, Inc. (21)	30,000	*	30,000	0	0
Keith M. Canning (22)	16,667	*	16,667	0	0
Ikona Global Partners (23)	10,000	*	10,000	0	0
John Weber (24)	10,000	*	10,000	0	0
The Alfie Trust D/O/E 05-10-12 (25)	5,000	*	5,000	0	0
1999 Clifford Family Trust dated 12/22/99, Robert C. Clifford and Rachel L. Clifford, as Co-Trustees (26)	10,000	*	10,000	0	0
Roth Capital Partners, LLC (27)	192,970	1.2%	192,970	0	0
TOTAL			3,409,141

*	Represents ownership of less than 1%.
(1)	This table and the information in the notes below are based upon information supplied by the selling stockholders, including reports and amendments thereto filed on Schedule 13D, Schedule 13G, Form 3 and Form 4 with the SEC.
(2)	The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416(a) under the Securities Act, such additional number of shares of common stock as may be issuable in connection with the shares registered for sale hereby resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(3)	MGP is the general partner of SSFQP. AWM, is the general partner of MGP, the general partner of and investment adviser to SSF Cayman and the investment adviser to SSF Private Equity. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The address of Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.
(4)	Gordon J. Roth is a member of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is c/o Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. The selling stockholder is an affiliate of Roth Capital Partners, LLC, a registered broker-dealer and a selling stockholder named in the above table. Roth Capital Partners, LLC acted as the exclusive placement agent for the Private Placement.
(5)	Michael Corbett, as President and Portfolio Manager of the selling stockholder, Lynn Burmeister as Chief Compliance Officer of the selling stockholder, and Allison Hearst, as Secretary of the selling stockholder, have shared voting and investment power over the shares. The address of the selling stockholder is 300 S. Wacker Drive, Suite 2880, Chicago, IL 60606.
(6)	Barry M. Kitt is the Manager of Pinnacle Family Office, L.L.C., which is the General Partner of the selling stockholder, and has voting and investment power over the shares. The address of the selling stockholder is 4965 Preston Park Boulevard, Suite 240, Plano TX 75093.
(7)	Ken Brower is the Chief Financial Officer of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is c/o Diker Management LLC, 730 Fifth Avenue, 15th Floor, New York, NY 10019.
(8)	C. David Bushley, as the Chief Operating Officer of Granite Point Capital Management, L.P., the Investment Manager of the selling stockholder, and Warren Lammert, as the Managing Member of the General Partner of the selling stockholder, share voting and investment power over the shares. The address of the selling stockholder is 109 State Street, 5th Floor, Boston, MA 02109.
(9)

Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of the selling stockholder. Consequently, Iroquois Capital has voting control and investment discretion over the shares. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager of the selling stockholder. As a result of the foregoing, Messrs. Silverman and Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares. The address of the selling stockholder is c/o Iroquois Capital Management LLC, 641 Lexington Avenue, 26th Floor, New York, NY 10022.
(10)	Bristol Capital Advisors, LLC (“BCA”) is the investment adviser to the selling stockholder. Paul Kessler, as manager of BCA, has voting and investment power over the shares. Mr. Kessler disclaims beneficial ownership of the shares. The address of the selling stockholder is c/o Bristol Capital Advisors, LLC, 1100 Glendon Avenue, Suite 850, Los Angeles, California 90024.
(11)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 24 Tall Pines Drive, Weston, CT 06883.
(12)	Alec Bethurun is the Senior Portfolio Manager of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 4510 Belleview Avenue, Suite 204, Kansas City, MO 64111.
(13)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4510 Belleview Avenue, Suite 204, Kansas City, MO 64111.
(14)	Empery Asset Management LP, the authorized agent of the selling stockholder, has discretionary authority to vote and dispose of the shares and may be deemed to be the beneficial owner of the shares. Martin Hoe and Ryan Lane, in their capacity as the investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares. Messrs. Hoe and Lane each disclaim any beneficial ownership of the shares. The address of the selling stockholder is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(15)	Empery Asset Management LP, the authorized agent of the selling stockholder, has discretionary authority to vote and dispose of the shares and may be deemed to be the beneficial owner of the shares. Martin Hoe and Ryan Lane, in their capacity as the investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares. Messrs. Hoe and Lane each disclaim any beneficial ownership of the shares. The address of the selling stockholder is 1 Rockefeller Plaza, Suite 1205, New York, NY 10020.
(16)	Mark Fain is the General Partner of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 39 Hewlett Lane, Port Washington, NY 11050.
(17)	Heights Capital Management, Inc., the authorized agent of the selling stockholder, has discretionary authority to vote and dispose of the shares and may be deemed to be the beneficial owner of the shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of the selling stockholder is c/o Heights Capital Management, 101 California Street, Suite 3250, San Francisco, CA 94111. The selling stockholder is affiliated with one or more registered broker-dealers, none of which participated in the Private Placement.
(18)	Rina Rollhaus is the President of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 1040 1st Avenue, New York, NY 10022.
(19)	Seth Fireman is the General Partner of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 1040 1st Avenue, Suite 190, New York, NY 10022.
(20)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 12400 Ventura Boulevard, Suite 327, Studio City, CA 91604.
(21)	Steven Meyers is the Chairman and Chief Executive Officer of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 3334 E. Coast Highway, Suite 378, Newport Beach, CA 92625.
(22)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 126 Hershey Street, Portland, ME 04103.
(23)	Richard Calta is the Director of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is c/o Ikona Capital, 5010 E. Shea Boulevard, Suite D200, Scottsdale, AZ 85254.
(24)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is c/o Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.
(25)	Douglas Gold, as the Trustee of the selling stockholder, has voting and investment power over the shares. The address of the selling stockholder is 15501 Morrison Street, Sherman Oaks, CA 91403.
(26)	Robert C. Clifford and Rachel L. Clifford, as Co-Trustees of the selling stockholder, have shared voting and investment power over the shares. The address of the selling stockholders is 1057 Corsica Drive, Pacific Palisades, CA 90272. Robert C. Clifford is the head of capital markets for MDB Capital Group, a registered broker-dealer. MDB Capital Group did not participate in the Private Placement.
(27)	Represents shares underlying a currently exercisable common stock purchase warrant. Byron Roth and Gordon Roth, as members of the selling stockholder have shared voting and investment power over the shares. The address of the selling stockholder is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. The selling stockholder is a registered broker-dealer and acted as the exclusive placement agent for the Private Placement.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of our common stock offered by this prospectus has been passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements of Vapor Corp. at December 31, 2012 and 2011, and for each of the years then ended, appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.izea.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

VAPOR CORP.

VAPOR CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013 (Unaudited)	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash	$303,097	$176,409
Due from merchant credit card processor, net of reserve for chargebacks of $2,500 and $15,000, respectively	206,565	1,031,476
Accounts receivable, net of allowance of $115,000 and $61,000, respectively	1,613,118	748,580
Inventories	3,015,714	1,670,007
Prepaid expenses	897,950	465,860
Income tax receivable	—	47,815
Deferred tax asset, net	222,130	222,130

TOTAL CURRENT ASSETS	6,258,574	4,362,277
Property and equipment, net of accumulated depreciation of $24,711 and $16,595, respectively	25,131	25,190
Other assets	55,474	12,000

TOTAL ASSETS	$6,339,179	$4,399,467

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$2,616,535	$3,208,595
Accrued expenses	525,543	350,151
Term loan payable	660,539	—
Senior convertible note payable, net of debt discount of $69,734 and $0, respectively	430,266	—
Senior convertible notes payable to related parties, net of debt discount of $8,536 and $0, respectively	416,464	—
Current portion of senior convertible note payable to stockholder	166,667	—
Customer deposits	785,137	477,695
Income taxes payable	13,770	—

TOTAL CURRENT LIABILITIES	5,614,921	4,036,441

LONG-TERM DEBT:
Senior convertible notes payable to related parties, net of debt discount of $2,462 and $3,530, respectively	347,538	346,470
Senior convertible note payable to stockholder	262,820	—
Senior note payable to stockholder	—	500,000

TOTAL LONG-TERM DEBT	610,358	846,470

TOTAL LIABILITIES	6,225,279	4,882,911

COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 12,074,997 and 12,037,597 shares issued and outstanding, respectively	12,075	12,038
Additional paid-in capital	1,933,110	1,685,524
Accumulated deficit	(1,831,285)	(2,181,006)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	113,900	(483,444)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$6,339,179	$4,399,467

See notes to unaudited condensed consolidated financial statements

VAPOR CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Nine Months Ended September 30,		For The Three Months Ended September 30,
	2013	2012	2013	2012
SALES, NET	$18,958,196	$16,844,097	$6,411,605	$3,855,568
Cost of goods sold	11,346,696	10,703,606	3,916,281	2,504,019

GROSS PROFIT	7,611,500	6,140,491	2,495,324	1,351,549

EXPENSES:
Selling, general and administrative	4,843,242	5,073,162	1,683,787	1,762,902
Advertising	2,153,491	2,854,003	418,253	840,733

Total operating expenses	6,996,733	7,927,165	2,102,040	2,603,635

Operating income (loss)	614,767	(1,786,674)	393,284	(1,252,086)

Other expense:
Interest expense	251,276	43,072	107,867	41,243

Total other expense	251,276	43,072	107,867	41,243

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	363,491	(1,829,746)	285,417	(1,293,329)
Income tax expense (benefit)	13,770	(634,285)	4,590	(474,319)

NET INCOME (LOSS)	$349,721	$(1,195,461)	$280,827	$(819,010)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.03	$(0.10)	$0.02	$(0.07)

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.03	$(0.10)	$0.02	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-BASIC	12,056,294	12,037,597	12,074,997	12,037,597

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-DILUTED	12,366,469	12,037,597	12,486,473	12,037,597

See notes to unaudited condensed consolidated financial statements

VAPOR CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For The Nine Months Ended September 30,
	2013	2012
OPERATING ACTIVITIES:
Net income (loss)	$349,721	$(1,195,461)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Provision for allowances	41,500	5,468
Depreciation	8,116	8,490
Amortization of debt discount	21,768	385
Stock-based compensation expense	118,203	32,604
Deferred tax asset	—	11,177
Changes in operating assets and liabilities:
Due from merchant credit card processors	837,411	(459,674)
Accounts receivable	(918,538)	157,112
Inventories	(1,345,707)	315,585
Prepaid expenses	(432,090)	(79,481)
Other assets	(43,474)	(25,000)
Accounts payable	(592,060)	1,588,140
Accrued expenses	175,392	(61,641)
Customer deposits	307,442	(451,067)
Income taxes	61,585	(1,030,785)

NET CASH USED IN OPERATING ACTIVITIES	(1,410,731)	(1,184,148)

INVESTING ACTIVITIES:
Purchases of property and equipment	(8,057)	(9,319)

NET CASH USED IN INVESTING ACTIVITIES:	(8,057)	(9,319)
FINANCING ACTIVITIES
Proceeds from issuance of senior convertible note payable to related parties	425,000	350,000
Proceeds from issuance of senior convertible note payable to stockholder	500,000	—
Proceeds from borrowings under term loan payable, net of repayments	660,539	—
Proceeds from the issuance of (principle repayments of) senior note payable to stockholder	(70,513)	500,000
Proceeds from exercise of stock options	30,450	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,545,476	850,000
INCREASE (DECREASE) IN CASH	126,688	(343,467)
CASH — BEGINNING OF PERIOD	176,409	356,485

CASH — END OF PERIOD	$303,097	$13,018

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$217,185	$88,880

Cash paid for income taxes	$—	$381,814

See notes to unaudited condensed consolidated financial statements

VAPOR CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. ORGANIZATION AND BASIS OF PRESENTATION

Business description

Vapor Corp. (the “Company”) is the holding company for its wholly owned subsidiary Smoke Anywhere U.S.A., Inc. (“Smoke”). The Company designs, markets and distributes electronic cigarettes and accessories under the Fifty-One® (also known as Smoke 51), Krave®, VaporX®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, FumaréTM, Hookah Stix® and Smoke Star® brands. “Electronic cigarettes” or “e-cigarettes”, designed to look like traditional cigarettes, are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required for audited annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the condensed consolidated financial statements not misleading have been included. The condensed consolidated balance sheet at December 31, 2012 has been derived from the Company’s audited consolidated financial statements as of that date.

These unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2013 and 2012 should be read in conjunction with the audited consolidated financial statements and related notes thereto as of and for the year ended December 31, 2012 included elsewhere within in this prospectus . Operating results for the three and nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2013.

Note 2. SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated.

Use of estimates in the preparation of the financial statements

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of net revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities, derivative instruments, hybrid instruments, share based payment arrangements, deferred tax and valuation allowances. Certain of our estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and records adjustments when necessary.

Revenue recognition

The Company recognizes revenue from product sales or services rendered when the following four revenue recognition criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances are recorded when the products are shipped, title passes to customers and collection is reasonably assured. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon the Company’s delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales and consumption taxes.

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases, inducement offers, such as offers for future discounts subject to a minimum current purchase, and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the purchase price of the related transaction, while inducement offers, when accepted by its customers, are treated as a reduction to the purchase price of the related transaction based on estimated future redemption rates. Redemption rates are estimated using the Company’s historical experience for similar inducement offers. The Company reports sales, net of current discount offers and inducement offers, on its condensed consolidated statements of operations.

Accounts Receivable

Accounts receivable, net are stated at the amount the Company expects to collect. The Company provides a provision for allowances that includes returns, allowances and doubtful accounts equal to the estimated uncollectible amounts. The Company estimates its provision for allowances based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the provision for allowances will change.

At September 30, 2013 and December 31, 2012 accounts receivable balances included a concentration from one customer of an amount greater than 10% of the total net accounts receivable balance ($321,075 and $172,210 from Customer A, respectively). As to revenues, one customer accounted for sales in excess of 10% of the net sales for the three-month period ended September 30, 2013 ($1,190,414 to Customer A) and for the three and nine-month periods ended September 30, 2012 ($635,535 and $4,093,086, respectively, to Customer B). No customers accounted for revenues in excess of 10% of the net sales for the nine-month period ended September 30, 2013.

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. If the cost of the inventories exceeds their market value, provisions are recorded to write down excess inventory to its net realizable value. The Company’s inventories consist primarily of merchandise available for resale.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected useful life of the respective asset, after the asset is placed in service. Depreciation expense for the three months ended September 30, 2013 and 2012 was $2,419 and $2,962, respectively. Depreciation expense for the nine months ended September 30, 2013 and 2012 was $8,116 and $8,490, respectively. Depreciation expense is included in selling, general and administrative expense on the condensed consolidated statements of operations.

Income Taxes

The provision (benefit) for income taxes is based on income (loss) before income tax expense (benefit) reported for financial statement purposes after adjustments for transactions that do not have tax consequences. Deferred tax assets and liabilities are realized according to the estimated future tax consequences attributable to differences between the carrying value of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates as of the date of the condensed consolidated balance sheets. The effect of a change in tax rates on deferred tax assets and liabilities is reflected in the period that includes the statutory enactment date. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management has determined that a valuation allowance of $619,209 and $781,077 at September 30, 2013 and December 31, 2012, respectively, is necessary to reduce the deferred tax assets for the amounts that will likely not be realized. Should the factors underlying management’s analysis change, future valuation adjustments to the Company’s net deferred tax assets may be necessary.

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes.

In order to determine the quarterly provision for income taxes, the Company uses an estimated annual effective tax rate, which is based on expected annual income and statutory tax rates. Certain significant or unusual items are separately recognized in the quarter during which they occur and can be a source of variability in the effective tax rates from quarter to quarter. Income tax expense (benefit) for the three months ended September 30, 2013 and 2012 was $4,590 and ($474,319), respectively. Income tax expense (benefit) for the nine months ended September 30, 2013 and 2012 was $13,770 and ($634,285), respectively. The effective tax rate for the three and nine months ended September 30, 2013 differs from the U.S. federal statutory rate of 35% primarily due to utilization of net operating losses and certain permanent differences between tax reporting purposes and financial reporting purposes. The effective tax rate for the three and nine months ended September 30, 2012 differs from the U.S. federal statutory rate of 35% primarily due to the under accrual of state income taxes from prior years and certain permanent differences between tax reporting purposes and financial reporting purposes. The Company files U.S. and state income tax returns in jurisdictions with various statutes of limitations. At September 30, 2013 the Company had federal and state net operating losses of $36,653 and $1,368,809, respectively. These net operating losses expire in 2032. Utilization of the Company’s net operating losses may be subject to annual limitation due to ownership change limitations that may have occurred or that could occur in the future with respect to the stock ownership of the Company, as required by section 382 of the Internal Revenue Service Code of 1986, as amended, as well as similar state provisions. These ownership changes may limit the amount of net operating losses that can be utilized annually to offset future taxable income and tax respectively.

Fair value measurements

The Company adopted the provisions of Accounting Standards Codification (“ASC”) Topic No. 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The Company’s short term financial instruments include cash, due from merchant credit card processors, accounts receivable, accounts payable and accrued expenses, each of which approximate their fair values based upon their short term nature. The Company’s other financial instruments include notes payable obligations. The carrying value of these instruments approximate fair value, as they bear terms and conditions comparable to market, for obligations with similar terms and maturities.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value: Level 1 – quoted prices in active markets for identical assets or liabilities; Level 2 – quoted prices for similar assets and liabilities in active market or inputs that are observable; and Level 3 – inputs that are unobservable.

Stock-Based Compensation

The Company accounts for stock-based compensation under ASC Topic No. 718, “Compensation-Stock Compensation” (“ASC 718”). These standards define a fair value based method of accounting for stock-based compensation. In accordance with ASC 718, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes-Merton valuation model, whereby compensation cost is the fair value of the award as determined by the valuation model at the grant date or other measurement date. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Derivative Instruments

The Company accounts for free-standing derivative instruments and hybrid instruments that contain embedded derivative features in accordance with ASC Topic No. 815, “Accounting for Derivative Instruments and Hedging Activities,” (“ASC 815”) as well as related interpretations of this topic. In accordance with this topic, derivative instruments and hybrid instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair values with gains or losses recognized in earnings. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and are recognized at fair value with changes in fair value recognized as either a gain or loss in earnings. The Company determines the fair value of derivative instruments and hybrid instruments based on available market data using appropriate valuation models, giving consideration to all of the rights and obligations of each instrument.

The Company estimates fair values of derivative instruments and hybrid instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective of measuring fair values. In selecting the appropriate technique, the Company considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton valuation model, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as the Black-Scholes-Merton valuation model) are highly volatile and sensitive to changes in the trading market price of the Company’s common stock. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income (loss) going forward will reflect the volatility in these estimates and assumption changes. Under ASC 815, increases in the trading price of the Company’s common stock and increases in fair value during a given financial quarter result in the application of non-cash derivative expense. Conversely, decreases in the trading price of the Company’s common stock and decreases in fair value during a given financial quarter result in the application of non-cash derivative income.

Convertible Debt Instruments

The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company amortizes the respective debt discount over the term of the notes, using the straight-line method, which approximates the effective interest method.

Recent Accounting Pronouncements

The Financial Accounting Standards Board, the Emerging Issues Task Force and the SEC have issued certain accounting standards, updates and regulations as of September 30, 2013 that will become effective in subsequent periods; however, management of the Company does not believe that any of those standards, updates or regulations would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during the three months ended September 30, 2013 or 2012, and it does not believe that any of them will have a significant impact on the Company’s condensed consolidated financial statements at the time they become effective.

Note 3. FACTORING FACILITY AND TERM LOAN PAYABLE

Factoring Facility

On August 8, 2013, the Company and Smoke entered into a spot accounts receivable factoring facility (the “Factoring Facility”) with Entrepreneur Growth Capital, LLC (the “Lender”) pursuant to an Invoice Purchase and Sale Agreement, dated August 8, 2013, by and among them (the “Factoring Agreement”).

The Factoring Facility has an initial term of one year and automatically renews from month to month thereafter subject to the Company terminating it earlier upon at least 15 business days’ advance written notice provided that all obligations are paid (including a termination fee, if applicable, as specified in the Factoring Agreement). The Factoring Facility is secured by a security interest in substantially all of the Company’s assets. Under the terms of the Factoring Agreement, the Lender may, at its sole discretion, purchase certain of the Company’s eligible accounts receivable. Upon any acquisition of an account receivable, the Lender will advance to the Company up to 50% of the face amount of the account receivable. Each account receivable purchased by the Lender will be subject to a factoring fee of 1% of the gross face amount of such purchased account for each 30 day period (or part thereof) the purchased account remains unpaid. The Lender will generally have full recourse against the Company in the event of nonpayment of any such purchased account.

The Factoring Agreement contains covenants and provisions relating to events of default that are customary for agreements of this type. The failure to satisfy covenants under the Factoring Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the Factoring Facility and/or the acceleration of the repayment obligations of the Company.

During the three and nine months ended September 30, 2013 gross borrowings under the Factoring Facility were $407,888, all of which were repaid as of September 30, 2013. At September 30, 2013 the Company had no borrowings outstanding under the Factoring Facility.

Term Loan

On August 16, 2013, the Company and Smoke entered into a $750,000 term loan (the “Term Loan”) with the Lender pursuant to a Credit Card Receivables Advance Agreement, dated August 16, 2013, by and among them (the “Term Agreement”).

The Term Loan matures on August 15, 2014 (or earlier generally upon termination of the Factoring Agreement), is payable from the Company’s and Smoke’s current and future merchant credit card receivables at the annual rate of 16% subject to the Lender retaining a daily fixed amount of $3,346.15 from the daily collection of the merchant credit card receivables and is secured by a security interest in substantially all of the Company’s assets. The Company used the proceeds of the Term Loan for general working capital purposes.

The Term Agreement contains covenants that are customary for agreements of this type. The failure to satisfy covenants under the Term Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the Term Agreement (as well as the Factoring Agreement) and/or the acceleration of the repayment of the Term Loan and the other obligations of the Company (including the Factoring Facility). The Term Agreement contains provisions relating to events of default that are customary for agreements of this type.

At September 30, 2013 the Company had $660,539 of borrowings outstanding under the Term Loan.

Each of the Company’s Chief Executive Officer and Chief Financial Officer have personally guaranteed performance of certain of the Company’s obligations under the Factoring Agreement and the Term Agreement. In consideration of the Company’s Chief Financial Officer providing such foregoing personal guarantee, the Company has agreed to amend his employment agreement as described in Note 7.

Note 4. SENIOR CONVERTIBLE NOTES

Senior Convertible Notes Payable to Related Parties

On June 19, 2012, the Company entered into securities purchase agreements with Kevin Frija, its Chief Executive Officer, Harlan Press, its Chief Financial Officer, and Doron Ziv, a greater than 10% stockholder of the Company, pursuant to which Messrs. Frija, Press and Ziv purchased from the Company (i) $300,000 aggregate principal amount of the Company’s senior convertible notes (the “$300,000 Senior Convertible Notes”) and (ii) common stock purchase warrants to purchase up to an aggregate of 9,303 shares of the Company’s common stock.

The $300,000 Senior Convertible Notes, as amended (as described below), bear interest at 18% per annum, provide for cash interest payments on a monthly basis, mature on June 18, 2015 and are convertible into shares of the Company’s common stock at the option of the holders at an initial conversion price of $1.065 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding June 19, 2012) subject to certain anti-dilution protection and are senior unsecured obligations of the Company.

Initially, these $300,000 Senior Convertible Notes were redeemable at the option of the holders at any time after June 18, 2013 subject to certain limitations. On November 13, 2012, the Company and the above named holders of the $300,000 Senior Convertible Notes amended the Notes to extend their redemption provisions at the option of the holders from any time after June 18, 2013 to any time after June 18, 2014. On April 30, 2013, the Company and the above named holders of the $300,000 Senior Convertible Notes further amended the Notes to eliminate their redemption provisions effective March 31, 2013. All other terms of the Senior Convertible Notes remained in effect.

On September 28, 2012, the Company entered into a securities purchase agreement with Kevin Frija, its Chief Executive Officer, pursuant to which Mr. Frija purchased from the Company (i) a $50,000 principal amount senior convertible note of the Company (the “$50,000 Senior Convertible Note”) and (ii) common stock purchase warrants to purchase up to an aggregate of 1,374 shares of the Company’s common stock.

The $50,000 Senior Convertible Note, as amended (as described below), bears interest at 18% per annum, provides for cash interest payments on a monthly basis, matures on September 28, 2015 and is convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $1.20 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding September 27, 2012) subject to certain anti-dilution protection and is a senior unsecured obligation of the Company.

Initially, this $50,000 Senior Convertible Note was redeemable at the option of the holder at any time after September 27, 2013 subject to certain limitations. On November 13, 2012, the Company and the above named holder of the $50,000 Senior Convertible Note amended the Note to extend its redemption provision at the option of the holder from any time after September 27, 2013 to any time after September 27, 2014. On April 30, 2013, the Company and the above named holder of the $50,000 Senior Convertible Note further amended the Note to eliminate its redemption provision effective March 31, 2013. All other terms of the Senior Convertible Note remained in effect.

The Company recorded $3,902 as debt discount on the principal amount of the $300,000 Senior Convertible Notes issued on June 19, 2012 and $368 as debt discount on the principal amount of the $50,000 Senior Convertible Note issued on September 28, 2012 due to the valuation of the common stock purchase warrants issued in conjunction therewith. The debt discount applicable to each of the $300,000 Senior Convertible Notes and the $50,000 Senior Convertible Note will be amortized, using the straight-line method, over the life of the $300,000 Senior Convertible Notes and $50,000 Senior Convertible Note, as applicable, or until such time that the $300,000 Senior Convertible Notes or the $50,000 Senior Convertible Note, as applicable, is converted, in full or in part, into shares of common stock of the Company with any unamortized debt discount continuing to be amortized in the event of any partial conversion thereof and any unamortized debt discount being expensed at such time of full conversion thereof. The $300,000 Senior Convertible Notes and the $50,000 Senior Convertible Note are presented on a combined basis net of their respective debt discounts. During the three and nine months ended September 30, 2013, the Company recorded $356 and $1,068, respectively, in amortization expense related to the debt discount, which is included on a combined basis in interest expense in the accompanying condensed consolidated statements of operations.

On July 9, 2013, the Company entered into securities purchase agreements with Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company, Philip Holman, the father of the Company’s President Jeffrey Holman and a less than 5% stockholder of the Company, and Angela Vaccaro, the Company’s Controller, pursuant to which Messrs. Frija and Holman and Ms. Vaccaro (each, a “Purchaser”) purchased from the Company (i) $350,000 aggregate principal amount of the Company’s senior convertible notes and (ii) common stock purchase warrants to purchase up to an aggregate of 3,373 shares of the Company’s common stock (the “$350,000 Senior Convertible Note”) allocable among such Purchasers as follows:

•	Ralph Frija purchased a Convertible Note in the principal amount of $200,000 and a Warrant to purchase up to 1,927 shares of the Company’s common stock (which number of shares represents the quotient obtained by dividing (x) $10,000 (5% of the $200,000 principal amount of the Convertible Note) by (y) $5.19 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July 9, 2013));

•	Philip Holman purchased a Convertible Note in the principal amount of $100,000 and a Warrant to purchase up to 964 shares of the Company’s common stock (which number of shares represents the quotient obtained by dividing (x) $5,000 (5% of the $100,000 principal amount of the Convertible Note) by (y) $5.19 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July 9, 2013)); and

•	Ms. Vaccaro purchased a Convertible Note in the principal amount of $50,000 and a Warrant to purchase up to 482 shares of the Company’s common stock (which number of shares represents the quotient obtained by dividing (x) $2,500 (5% of the $50,000 principal amount of the Convertible Note) by (y) $5.19 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July 9, 2013)).

The Company recorded $4,550 as debt discount on the principal amount of the $350,000 Senior Convertible Notes issued on July 9, 2013 due to the valuation of the common stock purchase warrants issued in conjunction therewith. Additionally, as a result of issuing the Warrants with the $350,000 Senior Convertible Notes, a beneficial conversion option was recorded as a debt discount reflecting the incremental conversion option intrinsic value benefit of $3,937, at the time of issuance provided to the holders of the Notes. The debt discounts applicable to the $350,000 Senior Convertible Notes are being amortized, using the straight-line method, over the life of the $350,000 Senior Convertible Notes or until such time that the $350,000 Senior Convertible Notes are converted, in full or in part, into shares of common stock of the Company with any unamortized debt discounts continuing to be amortized in the event of any partial conversion thereof and any unamortized debt discount being expensed at such time of full conversion thereof. During the three months ended September 30, 2013, the Company recorded $379 and $328 in amortization expense related to the debt discounts and the beneficial conversion option, respectively. During the nine months ended September 30, 2013, the Company recorded $379 and $328 in amortization expense related to the debt discounts and the beneficial conversion option, respectively. The amortization expense related to the debt discounts and the beneficial conversion option is included in interest expense in the accompanying condensed consolidated statements of operations.

The Convertible Notes issued on July 9, 2013 bear interest at 18% per annum, provide for cash interest payments on a monthly basis, mature on July 8, 2016, are redeemable at the option of the holders at any time after July 8, 2014, subject to certain limitations, are convertible into shares of the Company’s common stock at the option of the holders at an initial conversion price of $5.71 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July, 9, 2013) subject to certain anti-dilution protection and are senior unsecured obligations of the Company.

The Warrants issued on July 9, 2013 are exercisable at initial exercise prices of $5.71 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July 9, 2013) subject to certain anti-dilution protection and may be exercised at the option of the holders for cash or on a cashless basis until July 8, 2018.

On July 11, 2013, the Company and Ms. Vaccaro entered into another Securities Purchase Agreement pursuant to which she purchased (i) a Convertible Note in the principal amount of $75,000 and (ii) a Warrant to purchase up to 718 shares of the Company’s common stock (the “$75,000 Senior Convertible Note”) (which number of shares represents the quotient obtained by dividing (x) $3,750 (5% of the $75,000 principal amount of the Convertible Note) by (y) $5.227 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding July 11, 2013)).

The Company recorded $825 as debt discount on the principal amount of the $75,000 Senior Convertible Note issued on July 11, 2013 due to the valuation of the common stock purchase warrants issued in conjunction therewith. The debt discount applicable to the $75,000 Senior Convertible Note will be amortized, using the straight-line method, over the life of the $75,000 Senior Convertible Note or until such time that the $75,000 Senior Convertible Note is converted, in full or in part, into shares of common stock of the Company with any unamortized debt discount continuing to be amortized in the event of any partial conversion thereof and any unamortized debt discount being expensed at such time of full conversion thereof. The $75,000 Senior Convertible Note is presented on a combined basis net of its debt discount. During the three and nine months ended September 30, 2013, the Company recorded $69 and $69, respectively, in amortization expense related to the debt discount, which is included on a combined basis in interest expense in the accompanying condensed consolidated statements of operations.

The Convertible Note issued on July 11, 2013 is the same as the Convertible Notes issued on July 9, 2013 except that it matures on July 10, 2016, it is redeemable on July 10, 2014 and its initial conversion price is $5.75 per share. The Warrant issued on July 11, 2013 is the same as the Warrants issued on July 9, 2013 except that its initial exercise price is $5.75 per share and it is exercisable until July 10, 2018.

The $300,000 Senior Convertible Notes, as amended, the $50,000 Senior Convertible Note, as amended, the $350,000 Senior Convertible Notes, and the $75,000 Senior Convertible Note do not restrict the Company’s ability to incur future indebtedness.

The Company used all of the proceeds from the sales of these securities for working capital purposes.

Senior Convertible Note Payable to Stockholder

On July 9, 2012, the Company borrowed $500,000 from Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company, pursuant to a senior note (the “Senior Note”). The Company used all of the proceeds from the sale of this Senior Note for working capital purposes.

The Senior Note, as amended (as described below), bears interest at 24% per annum, provides for cash principal and interest payments on a monthly basis, is a senior unsecured obligation of the Company, matures on April 22, 2016, is convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $2.577 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding April 30, 2013) subject to certain anti-dilution protection and is a senior unsecured obligation of the Company.

Initially, this Senior Note provided for only cash interest payments on a monthly basis, matured at the discretion of the Company on the earlier of (x) the date on which the Company consummated a single or series of related financings from which it received net proceeds in excess of 125% of the initial principal amount of the Senior Note or (y) January 8, 2013 and was not convertible at the option of the holder into shares of the Company’s common stock. On November 13, 2012, the Company and the above named holder of the $500,000 Senior Note amended the Note to extend its maturity date for payment from January 8, 2013 to January 8, 2014. On April 30, 2013, the Company and the above named holder of the Senior Note further amended the Note to provide for cash principal and interest payments on a weekly basis, extend the maturity date for payment to April 22, 2016 and make the Note convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $2.577 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding April 30, 2013) subject to certain anti-dilution protection. All other terms of the Senior Note remained in effect. The aggregate maturities of the Senior Note are as follows:

Period ending September 30	Amount
2014	$166,667
2015	166,667
2016	96,153

429,487
Less: current portion	(166,667)

Long Term	$262,820

The Senior Note, as amended, does not restrict the Company’s ability to incur future indebtedness.

Senior Convertible Note Payable

On January 29, 2013, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Robert John Sali, pursuant to which Mr. Sali purchased from the Company (i) a $500,000 principal amount senior convertible note of the Company (the “2013 Convertible Note”) and (ii) common stock purchase warrants to purchase up to an aggregate of 8,142 shares of the Company’s common stock (the “Warrant”) (which number of shares represents the quotient obtained by dividing (x) $25,000 (5% of the $500,000 principal amount of the 2013 Convertible Note) by (y) $3.07 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding January 29, 2013)). The Company generated aggregate proceeds of $500,000 from the sale of these securities pursuant to the Securities Purchase Agreement. The Company used such proceeds for working capital purposes.

The 2013 Convertible Note bears interest at 18% per annum, provides for cash interest payments on a monthly basis, matures on January 28, 2016, is redeemable at the option of the holder at any time after January 28, 2014 subject to certain limitations, is convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $3.3775 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding January 29, 2013) subject to certain anti-dilution protection and is a senior unsecured obligation of the Company. The 2013 Convertible Note does not restrict the Company’s ability to incur future indebtedness.

The Warrant is exercisable at initial exercise price of $3.3775 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding January 29, 2013) subject to certain anti-dilution protection and may be exercised at the option of the holder for cash or on a cashless basis until January 28, 2018.

The Company recorded $10,131 as debt discount on the principal amount of the $500,000 2013 Senior Convertible Note issued on January 29, 2013 due to the valuation of the common stock purchase warrants issued in conjunction therewith. Additionally, as a result of issuing the Warrant with the 2013 Senior Convertible Note, a beneficial conversion option was recorded as a debt discount reflecting the incremental conversion option intrinsic value benefit of $79,527, at the time of issuance provided to the holder of the Note. The debt discounts applicable to the 2013 Senior Convertible Note are being amortized, using the straight-line method, over the life of the 2013 Senior Convertible Note or until such time that the 2013 Senior Convertible Note is converted, in full or in part, into shares of common stock of the Company with any unamortized debt discount continuing to be amortized in the event of any partial conversion thereof and any unamortized debt discount being expensed at such time of full conversion thereof. During the three months ended September 30, 2013, the Company recorded $845 and $6,627 in amortization expense related to the debt discount and the beneficial conversion option, respectively. During the nine months ended September 30, 2013, the Company recorded $2,252 and $17,672 in amortization expense related to the debt discount and the beneficial conversion option, respectively. The amortization expense related to the debt discount and the beneficial conversion option is included in interest expense in the accompanying condensed consolidated statements of operations.

All of the Warrants issued in conjunction with the convertible notes described above were evaluated in accordance with ASC 815 and were determined to be equity instruments. The Company estimated the fair value of these Warrants using the Black-Scholes-Merton valuation model. The significant assumptions which the Company used to measure their respective fair values included stock prices ranging from $1.00 to $3.50 per share, expected terms of 5 years, volatility ranging from 30.3% to 51.4%, risk free interest rates ranging from 0.71% to 0.90%, and a dividend yield of 0.0%

Note 5. STOCKHOLDERS’ DEFICIENCY

Issuance of Common Stock

On March 15 and June 15, 2013, the Company issued a total of 20,000 shares of common stock, pursuant to a consultancy agreement dated March 4, 2013. The Company terminated this consultancy agreement effective June 2013. Prior to termination of the agreement, the Company had agreed to issue on a quarterly basis common stock as compensation for services provided thereunder. The Company determined that the fair value of the common stock issued was more readily determinable than the fair value of the services provided. Accordingly, the Company recorded the fair market value of the stock as compensation expense. The Company valued the March 15 and June 15, 2013 shares at $29,500 and $57,500, respectively, based on closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, on March 15 and June 15, 2013, respectively. During the three and nine months ended September 30, 2013, the Company recognized an expense in the amount of $52,583 and $87,000, respectively, which is included in stock-based compensation expense as part of selling, general and administrative expense in the accompanying condensed consolidated statements of operations.

Stock-based Compensation

During the three months ended September 30, 2013 and 2012, the Company recognized stock-based compensation expense of $9,827 and $12,188, respectively. During the nine months ended September 30, 2013 and 2012, the Company recognized stock-based compensation expense of $31,203 and $32,604, respectively. Stock-based compensation expense is included as part of selling, general and administrative expense in the accompanying condensed consolidated statements of operations. The amounts relate to the granting of options to employees and consultants to purchase 48,600 shares of the Company’s common stock with an exercise price of $1.875 per share in January 2010 which vest in 4 equal annual installments valued at $46,899; the granting of options to the Company’s Chief Financial Officer to purchase 40,000 shares of the Company’s common stock with an exercise price of $1.00 per share in February 2012 which vest in 36 monthly installments valued at $20,000; the granting of options to employees and consultants to purchase 45,600 shares of the Company’s common stock with an exercise price of $1.15 per share in March 2012 which vest in 4 equal annual installments valued at $25,992; the granting of options to an employee who has since become the Company’s Chief Operating Officer to purchase 20,000 shares of the Company’s common stock with an exercise price of $1.15 per share in March 2012 which vest in 4 equal annual installments valued at $11,400; the granting of options to consultants to purchase 30,000 shares of the Company’s common stock with an exercise price of $1.00 per share in September 2012 which vest in 4 equal annual installments valued at $17,850; and the granting of options to the Company’s Chief Operating Officer to purchase 20,000 shares of the Company’s common stock with an exercise price of $1.25 per share in December 2012 which vest in 36 monthly installments valued at $14,800.

As of September 30, 2013, 984,211 outstanding common stock options were vested and 119,989 outstanding common stock options were unvested. At September 30, 2013 the amount of unamortized stock-based compensation expense on unvested stock options granted to employees and consultants was $60,365.

The fair value of employee stock options was estimated using the following weighted-average assumptions:

For Nine Months Ended September 30, 2012
Expected term	6.3 - 10 years
Risk Free interest rate	1.39% - 1.61%
Dividend yield	0.0%
Volatility	48% - 52%

Stock option activity

Options outstanding at September 30, 2013 under the various plans are as follows (in thousands):

Plan	Total Number of Options Outstanding under Plans
Equity compensation plans not approved by security holders	900
Equity Incentive Plan	204

1,104

A summary of activity under all option Plans at September 30, 2013 and changes during the nine months ended September 30, 2013 (in thousands, except per share data):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	1,132	$2.059	6.94	$611
Options granted	—	—	—	—
Options exercised	17	1.75	10.00	27
Options forfeited or expired	11	1.27	10.00	39

Outstanding at September 30, 2013	1,104	$2.07	6.87	$1,909

Exercisable at September 30, 2013	984	$2.175	6.34	$1,597

Options available for grant at September 30, 2013	7,778

Net income (loss) per share

Basic earnings and loss per share are computed by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s convertible debt and warrants (using the if-converted method). Diluted loss per share excludes the shares issuable upon the exercise of stock options, convertible notes and common stock purchase warrants from the calculation of net loss per share, as their effect is antidilutive.

The following table reconciles the numerator and denominator for the calculation:

	For the nine months ended September 30,		For the three months ended September 30,
	2013	2012	2013	2012
Net income (loss) - basic	$349,721	$(1,195,461)	$280,827	$(819,010)

Denominator – basic:
Weighted average number of common shares outstanding	12,056,294	12,037,597	12,074,997	12,037,597

Basic earnings (loss) per common share	$0.03	$(0.10)	$0.02	$(0.07)

Net income (loss) - diluted	$349,721	$(1,195,461)	$280,827	$(819,010)

Denominator – diluted:
Weighted average number of common shares outstanding	12,056,294	12,037,597	12,074,997	12,037,597
Weighted average effect of dilutive securities:
Common share equivalents of outstanding stock options	301,674	—	400,280	—
Common share equivalents of outstanding warrants	8,501	—	11,196	—

Weighted average number of common shares outstanding	12,366,469	12,037,597	12,486,473	12,037,597

Diluted earnings (loss) per common share	$0.03	$(0.10)	$0.02	$(0.07)

Securities excluded from the weighted outstanding because their inclusion would have been antidilutive:
Convertible debt	712,398	323,357	712,398	323,357
Stock options	—	1,174,800	—	1,174,800
Warrants	4,089	10,676	4,089	10,676

Note 6. RELATED PARTY TRANSACTIONS

As described in Note 4 (Senior Convertible Notes), on June 19, 2012, the Company entered into securities purchase agreements with Kevin Frija, its Chief Executive Officer, Harlan Press, its Chief Financial Officer, and Doron Ziv, a greater than 10% stockholder of the Company, pursuant to which Messrs. Frija, Press and Ziv (each, a “Purchaser”) purchased from the Company (i) the $300,000 Senior Convertible Notes (as since amended as described in Note 4 above) and (ii) common stock purchase warrants to purchase up to an aggregate of 9,303 shares of the Company’s common stock (the “June Warrants”).

Each Purchaser purchased one of the $300,000 Senior Convertible Notes in the principal amount of $100,000 and a June Warrant to purchase up to 3,101 shares of the Company’s common stock (which number of shares represents the quotient obtained by dividing (x) $3,000 (3% of the $100,000 principal amount of such Senior Convertible Note) by (y) $0.9675 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding June 19, 2012)).

The June Warrants are exercisable at initial exercise price of $1.065 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding June 19, 2012) subject to certain anti-dilution protection and may be exercised at the option of the holders for cash or on a cashless basis until June 18, 2017.

In addition, as described in Note 4 (Senior Convertible Notes), on September 28, 2012, the Company entered into a securities purchase agreement with Kevin Frija, its Chief Executive Officer, pursuant to which Mr. Frija purchased from the Company (i) the $50,000 Senior Convertible Notes (as since amended as described in Note 4 above) and (ii) common stock purchase warrants to purchase up to an aggregate of 1,374 shares of the Company’s common stock (the “September Warrants”) (which number of shares represents the quotient obtained by dividing (x) $3,000 (3% of the $50,000 principal amount of the $50,000 Senior Convertible Note) by (y) $1.092 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding September 27, 2012)).

The September Warrants are exercisable at initial exercise price of $1.20 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding September 27, 2012) subject to certain anti-dilution protection and may be exercised at the option of the holders for cash or on a cashless basis until September 27, 2017.

As described in Note 4 (Senior Convertible Notes), on July 9, 2012, the Company borrowed $500,000 from Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company, pursuant to the Senior Note (as since amended as described in Note 4 above). As further described in Note 4, on July 9, 2013, the Company borrowed $200,000 from Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company, and the Company borrowed $100,000 from Philip Holman, the father of the Company’s President Jeffrey Homan and a less than 5% stockholder of the Company, pursuant to the $350,000 Senior Notes.

Note 7. COMMITMENTS AND CONTINGENCIES

Lease Commitments

In March 2011, the Company entered into an operating lease for its new Florida office and warehouse facilities, which expires on April 30, 2013, which provides for minimum annual rentals of approximately $144,000, and provides, subject to the Company’s exercise, three successive one-year renewal options. In March 2013, the Company exercised the first one-year renewal option thereby extending the term through April 30, 2014 at an annual rental payment of $151,200.

The remaining minimum annual rents for the years ending December 31 are:

2013	$37,800
2014	50,400

Total	$88,200

Rent expense for the three months ended September 30, 2013 and 2012 was $40,068 and $38,160, respectively. Rent expense for the nine months ended September 30, 2013 and 2012 was $117,660 and $114,480, respectively. Rent expense is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Employment Agreements

On October 1, 2009, the Company entered into an employment agreement with Kevin Frija to serve as its Chief Executive Officer and Director. The agreement provided for the payment of $72,000 in annual base salary, a one-time bonus of $48,000 payable ratably over a twelve (12) month period and an award to purchase up to 180,000 shares of the Company’s common stock which vested monthly on a pro-rata basis over twelve (12) months, and are exercisable at $2.25 per share. The agreement expired on September 10, 2010 and the Company has continued to employ Mr. Frija as its Chief Executive Officer on an at-will basis. Mr. Frija also served as the Company’s Chief Financial Officer from October 1, 2009 until February 29, 2012. Effective February 29, 2012, Mr. Frija resigned as the Company’s Chief Financial Officer as a result of the Company’s appointment of Harlan Press as the Company’s Chief Financial Officer as described below.

On February 27, 2012, the Company entered into a new employment agreement with Mr. Frija pursuant to which Mr. Frija will continue being employed as Chief Executive Officer and also be employed as President of the Company for a term that shall begin on January 1, 2012, and, unless sooner terminated as provided therein, shall end on December 31, 2014; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Frija will receive a base salary of $144,000, increasing to $150,000 and $159,000, respectively, for the second and third years of the Agreement. The Company has agreed to pay Mr. Frija a one-time cash retention bonus in the amount of $10,500 on or before June 30, 2012. Mr. Frija shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Frija for executive officers of the Company. In addition, the Company may terminate Mr. Frija’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Frija may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Frija’s employment is terminated by the Company without cause or by Mr. Frija for good reason, Mr. Frija will be entitled to receive severance benefits equal to three months of his base salary for each year of service. Mr. Frija’s employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

As noted above, effective February 29, 2012, Mr. Harlan Press was appointed as Chief Financial Officer of the Company in connection with his entry into an employment agreement with the Company, the terms and conditions of which are summarized below.

On February 27, 2012, the Company entered into the aforesaid employment agreement with Mr. Press pursuant to which Mr. Press will be employed as Chief Financial Officer of the Company for a term that shall begin on February 29, 2012, and, unless sooner terminated as provided therein, shall end on February 28, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Press will receive a base salary of $175,000, increasing to $181,000 and $190,000, respectively, for the second and third years of the employment agreement. Mr. Press shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Press for executive officers of the Company.

In addition, the Company may terminate Mr. Press’ employment at any time, with or without cause (as defined in the employment agreement), and Mr. Press may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Press’ employment is terminated by the Company without cause or by Mr. Press for good reason, Mr. Press will be entitled to receive severance benefits equal to three months of his base salary for each year of service. In addition, Mr. Press will receive a 10-year option to purchase 40,000 shares of the Company’s common stock at an exercise price of $1.00, vesting monthly at the rate of approximately 1,111 per month. Mr. Press’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

In consideration of Mr. Press personally guaranteeing certain of the Company’s obligations under the Factoring Agreement, the Company has agreed to amend Mr. Press’s employment agreement dated February 27, 2012 effective as of the date of the Factoring Agreement as follows: (i) the initial term of employment (through February 28, 2015) shall automatically renew for successive one-year periods so long as Mr. Press’s personal guarantee of the Factoring Agreement remains in full force and effect (provided that the initial term or any renewal term may be terminated (a) upon Mr. Press’s death or (b) by the Company for cause (as defined in the employment agreement) or (c) by Mr. Press either (x) for good reason (as defined in the employment agreement) or (y) without good reason), (ii) if Mr. Press’s personal guarantee of the Factoring Agreement is enforced against him then all of his stock options to the extent then unvested shall automatically vest in full on the date of such enforcement, (iii) the Company may not terminate Mr. Press’s employment for disability or without cause so long as his personal guarantee of the Factoring Agreement remains in full force and effect and (iv) the Company shall indemnify Mr. Press against all losses, claims, expenses and other liabilities of any nature arising out of or relating to enforcement of his personal guarantee of the Factoring Agreement, and such indemnification shall survive until such time Mr. Press has been permanently and unconditionally released from his personal guarantee of the Factoring Agreement.

On December 12, 2012, the Company entered into an employment agreement with Christopher Santi to serve as its Chief Operating Officer pursuant to which Mr. Santi will be employed as Chief Operating Officer of the Company for a term that shall begin on December 12, 2012, and, unless sooner terminated as provided therein, shall end on December 11, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Santi will receive a base salary of $156,000, increasing to $162,000 and $170,000, respectively, for the second and third years of the employment agreement. Mr. Santi shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Santi for executive officers of the Company.

In addition, the Company may terminate Mr. Santi’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Santi may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Santi’s employment is terminated by the Company without cause or by Mr. Santi for good reason, Mr. Santi will be entitled to receive severance benefits equal to two months of his base salary for each year of service. In addition, Mr. Santi will receive a 10-year option to purchase up to 20,000 shares of the Company’s common stock at an exercise price of $1.25, vesting monthly at the rate of 555.6 per month. Mr. Santi’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

Effective February 19, 2013, as a result of the Company’s appointment of Jeffrey Holman as the Company’s President, Mr. Frija resigned the position of President and Mr. Frija will continue in his role as Chief Executive Officer of Company under the terms of his February 27, 2012 employment Agreement.

On February 19, 2013, the Company entered into an employment agreement with Mr. Holman pursuant to which Mr. Holman will be employed as President of the Company for a term that shall begin on February 19, 2013, and, unless sooner terminated as provided therein, shall end on December 31, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Holman will receive a base salary of $182,000 for the first two years of the employment agreement. Mr. Holman shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Holman for executive officers of the Company.

In addition, the Company may terminate Mr. Holman’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Holman may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Holman’s employment is terminated by the Company without cause or by Mr. Holman for good reason, Mr. Holman will be entitled to receive severance benefits equal to three months of his base salary for each year of service. Mr. Holman’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

Legal Proceedings

From time to time the Company may be involved in various claims and legal actions arising in the ordinary course of its business. There were no pending material claims or legal matters as of September 30, 2013 other than the following matters.

On May 15, 2011, the Company became aware that Ruyan Investment (Holdings) Limited (“Ruyan”) had named the Company, along with three other sellers of electronic cigarettes in a lawsuit alleging patent infringement under federal law. In that lawsuit, which was initially filed on January 12, 2011, Ruyan was unsuccessful in bringing suit against the Company due to procedural rules of the court. Subsequent thereto, on July 29, 2011, Ruyan filed a new lawsuit in which it named the Company, along with seven other sellers of electronic cigarettes, alleging patent infringement under federal law. The lawsuit is Ruyan Investment (Holdings) Limited vs. Vapor Corp. et. al.2:11 CV-06268- GAF-FFM and is pending in the United States District Court for the Central District of California. On September 23, 2011, the Company filed an answer and counterclaims against Ruyan in the lawsuit. A joint scheduling conference among the parties occurred on January 9, 2012. On February 6, 2012, the Court sent out its final Scheduling Order and established a trial date of June 25, 2013. On February 27, 2012, Ruyan served its Infringement Contentions against the Company claiming that the Company’s Fifty-One Trio model of electronic cigarette infringes their patent. On March 1, 2013, the Company and Ruyan settled this multi-defendant federal patent infringement lawsuit as to them pursuant to a settlement agreement by and between them. Under the terms of the settlement agreement:

•	The Company acknowledged the validity of Ruyan’s U.S. Patent No. 7,832,410 for “Electronic Atomization Cigarette” (the “410 Patent”), which had been the subject of Ruyan’s patent infringement claim against the Company;

•	The Company paid Ruyan a lump sum payment of $12,000 for the Company’s previous sales of electronic cigarettes based on the 410 Patent; and

•	On March 1, 2013, in conjunction with releasing one another (including their respective predecessors, successors, officers, directors and employees, among others) from claims related to the 410 Patent, the Company and Ruyan filed a Stipulated Judgment and Permanent Injunction with the above Court dismissing with prejudice all claims which have been or could have been asserted by them in the lawsuit.

On June 22, 2012, Ruyan filed a second lawsuit against the Company alleging patent infringement under federal law by the Company of a certain patent issued to Ruyan by the United States Patent Office on April 17, 2012. Ruyan has filed separate cases of patent infringement against 10 different defendants, including the Company, asserting that each defendant has infringed United States Patent No. 8,156,944. (the “944 Patent”). Ruyan’s second lawsuit against the Company known as Ruyan Investment (Holdings) Limited vs. Vapor Corp. CV-12-5466 is pending in the United States District Court for the Central District of California. All of these lawsuits have been consolidated for discovery and pre-trial purposes. The Company intends to vigorously defend against this lawsuit.

On February 25, 2013, Ruyan’s second federal patent infringement lawsuit against the Company as well as all of the other consolidated lawsuits were stayed as a result of the Court granting a stay in one of the consolidated lawsuits. The Court granted the motion to stay Ruyan’s separate lawsuits against the Company and the other defendants because one of the defendants has filed a request for inter partes reexamination of the 944 Patent. The purpose of the reexamination of the 944 Patent is to reevaluate its patentability.

As a result of the stay, all of the consolidated lawsuits involving the 944 Patent have been stayed until the reexamination is completed. As a condition to granting the stay of all the lawsuits, the Court has required any other defendant who desires to seek reexamination of the 944 Patent and potentially seek another stay (or an extension of the existing stay) based on any such reexamination to seek such reexamination no later than July 1, 2013. Two other defendants sought reexamination of the 944 Patent before expiration of such Court-imposed deadline of July 1, 2013. All reexamination proceedings of the 944 Patent have been stayed by the United States Patent and Trademark Office Patent Trial and Appeal Board pending its approval of one or more of them.

Note 8. SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date but before the condensed consolidated financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements, except as follows:

On October 22, 2013, the Company entered into a purchase agreement (the “Purchase Agreement”) with various institutional and individual accredited investors and certain of its officers and directors to raise gross proceeds of $10 million in a private placement of 3,333,338 shares of its common stock at a per share price of $3.00 (the “Private Placement”).

On October 29, 2013, the Company completed the Private Placement. The Company received net proceeds from the Private Placement of approximately $9 million, after paying placement agent fees and estimated offering expenses, which it will use to fund its growth initiatives and for working capital purposes. Roth Capital Partners, LLC acted as the exclusive placement agent for the Private Placement and, as compensation therefor, the Company paid Roth Capital Partners, LLC placement agent fees of approximately $579,000 and issued to them a common stock purchase warrant to purchase up to 192,970 shares of the Company’s common stock at an initial exercise price of $3.30 per share. The warrant is immediately exercisable and expires on October 28, 2018. The exercise price and number of shares of common stock issuable under the warrant are subject to anti-dilutive adjustments for stock splits, stock dividends, recapitalizations and similar transactions. At any time the warrant may be exercised by means of a “cashless exercise” and the Company will not receive any proceeds at such time.

In conjunction with completion of the Private Placement, on October 29, 2013, the holders of approximately $1.7 million of the Company’s outstanding senior convertible notes, some of whom are officers and directors of the Company, converted in full all of these senior convertible notes into approximately 780,000 shares of the Company’s common stock, whereupon all of these senior convertible notes were fully extinguished and cease to be outstanding.

Pursuant to the Purchase Agreement, concomitantly with completion of the Private Placement, the Company entered into a registration rights agreement with the investors (other than the Company’s participating officers and directors), pursuant to which the Company is required to file one or more shelf registration statements with the SEC registering for resale by the investors (other than the Company’s participating officers and directors) the shares of the Company’s common stock purchased by them in the Private Placement. If an initial shelf registration statement is (i) not filed by November 28, 2013, (ii) not declared effective by the earlier of (A) five business days after the SEC informs the Company that it may request effectiveness of such initial shelf registration statement or (B) January 31, 2014 or (iii) not effective for resales for more than 20 consecutive days or more than 45 days in any 12 month period during the registration period (i.e., the earlier of the date on which the shares have been sold or are eligible for sale under SEC Rule 144 without restriction) or any other required shelf registration statement is not timely filed, declared effective by the SEC or continuously effective in accordance with the time periods prescribed by the registration rights agreement, the Company is required to pay the investors (other than the Company’s participating officers and directors) liquidated damages in cash equal to 1.5% of the aggregate purchase price paid by the investors (other than the Company’s participating officers and directors) for the shares for every 30 days or portion thereof until the default is cured.

Under the terms of the Purchase Agreement, the Company is required to take, among others, the following actions within certain prescribed time periods:

•	Not later than November 28, 2013, the Company is required to reduce the number of shares of common stock reserved for issuance under its existing equity incentive plan to no more than 1.8 million shares from 8 million shares (prior to giving effect to the reverse stock split referenced below). At no time is the Company permitted to have awards outstanding under its equity incentive plan(s) or otherwise for more than an aggregate of 1.8 million shares of common stock (appropriately adjusted for the reverse stock split referenced above and for any other stock split, stock dividend or other reclassification or combination of the common stock occurring after October 22, 2013).

•	Not later than December 28, 2013, the Company is required to effect a reverse stock split of its common stock at a ratio determined in good faith by the Company’s board of directors based on market conditions and other factors it deems relevant subject to the reasonable approval of the selling stockholders Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P., which are affiliates of AWM Investment Company (collectively, the “SSF Investors”); provided, however, that the split ratio is required to yield an immediate post-split adjusted price per share of common stock of not less than 150% of the minimum bid price required for the Company to list its common stock on The NASDAQ Capital Market;

•	Not later than April 27, 2014, the Company is required to reconstitute its board of directors so that as so reconstituted, the board of directors will consist of not less than five members, a majority of whom are each required to qualify as an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2) and the related NASDAQ interpretative guidance. So long as the SSF Investors beneficially own at least 50% of the shares of the Company’s common stock purchased by them in the Private Placement, the SSF Investors have the right to appoint one member to the Company’s board who qualifies as an independent director as defined by such rule and guidance;

•	As soon as reasonably practicable but not later than December 31, 2013, the Company is required to reincorporate to the State of Delaware from the State of Nevada;

•	As soon as reasonably practicable but not later than July 29, 2014, the Company is required to list its common stock on The NASDAQ Capital Market and up until such time as the listing is accomplished the Company is required to comply with all NASDAQ rules (other than NASDAQ’s board composition, board committee, minimum bid price and similar listing requirements), such as holding annual meetings and the timely filing of proxy statements; and

Note 9. REVERSE STOCK SPLIT

Effective at the open of business on December 27, 2013, the Company effected a reverse stock split of its common stock at a ratio of 1-for-5. No fractional shares of common stock were issued, and no cash or other consideration were paid as a result of the reverse stock split. Instead, the Company issued one whole share of post-reverse stock split common stock in lieu of each fractional share of common stock. As a result of the reverse stock split, the Company’s share capital was reduced to 51,000,000 shares from 251,000,000 shares, of which 50,000,000 shares are common stock and 1,000,000 shares are “blank check” preferred stock.

The reverse stock split was effected in accordance with the Company’s obligation to effect a reverse stock split of its shares of common stock not later than December 28, 2013, under the Purchase Agreement dated as of October 22, 2013 by and among the Company and the investors referred to therein, pursuant to which on October 29, 2013 the Company completed a private placement of 3,333,338 shares of common stock at a per share price of $3.00 for gross proceeds of $10 million.

All references in these notes and in the related unaudited condensed consolidated financial statements to number of shares, price per share and weighted average number of shares outstanding of common stock prior to the reverse stock split (including the share capital decrease) have been adjusted to reflect the reverse stock split (including the share capital decrease) on a retroactive basis, unless otherwise noted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Vapor Corp.

We have audited the accompanying consolidated balance sheets of Vapor Corp. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vapor Corp. as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 29, 2013, except for Note 11, as to which the date is January 16, 2014

VAPOR CORP.

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash	$176,409	$356,485
Due from merchant credit card processors, net of reserve for charge-backs of $15,000 and $40,000, respectively	1,031,476	661,575
Accounts receivable, net of allowance of $61,000 and $80,000, respectively	748,580	624,593
Inventories	1,670,007	2,234,834
Prepaid expenses	465,860	639,660
Income tax receivable	47,815	—
Deferred tax asset, net	222,130	143,037

TOTAL CURRENT ASSETS	4,362,277	4,660,184
Property and equipment, net of accumulated depreciation of $16,595 and $5,144 respectively	25,190	27,323
Other assets	12,000	12,000

TOTAL ASSETS	$4,399,467	$4,699,507

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable	$3,208,595	$1,628,940
Accrued expenses	350,151	284,042
Customer deposits	477,695	675,000
Income taxes payable	—	724,356

TOTAL CURRENT LIABILITIES	4,036,441	3,312,338

LONG-TERM DEBT:
Senior convertible notes payable to related parties, net of debt discount of $3,530 and $0 respectively	346,470	—
Senior note payable to stockholder	500,000	—

TOTAL LONG-TERM DEBT	846,470	—

TOTAL LIABILITIES	4,882,911	3,312,338

COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS’ EQUITY (DEFICIENCY):
Preferred stock, $.001 par value, $1,000,000 shares authorized, none issued
Common stock, $.001 par value, 50,000,000 shares authorized 12,037,597 shares issued and outstanding	12,038	12,038
Additional paid-in capital	1,685,524	1,635,165
Accumulated deficit	(2,181,006)	(260,034)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(483,444)	1,387,169

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$4,399,467	$4,699,507

See notes to consolidated financial statements

VAPOR CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEAR ENDED DECEMBER 31,
	2012	2011
SALES NET	$21,352,691	$15,982,097
Cost of goods sold	13,225,008	6,732,335

Gross Profit	8,127,683	9,249,762

EXPENSES:
Selling, general and administrative	6,865,633	4,157,638
Advertising	3,559,616	3,961,946

Total operating expenses	10,425,249	8,119,584

Operating (loss) income	(2,297,566)	1,130,178

Other expense:
Interest expense	89,347	—

Total other expenses	89,347	—

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(2,386,913)	1,130,178
Income tax (benefit) expense	(465,941)	416,840

NET (LOSS) INCOME	$(1,920,972)	$713,338

BASIC AND DILUTED NET (LOSS) INCOME PER COMMON SHARE	$(0.16)	$0.06

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	12,037,597	12,035,789

See notes to consolidated financial statements

VAPOR CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common Stock		Additional Paid-In Capital	(Accumulated Deficit)	Total
	Shares	Amount
Balance — January 1, 2011	12,027,597	$12,028	$1,585,883	$(973,372)	$624,539
Stock-based compensation expense	—	—	27,742	—	27,742
Issuance of common stock for services	10,000	10	21,540	—	21,550
Net Income				713,338	713,338

Balance — December 31, 2011	12,037,597	12,038	1,635,165	(260,034)	1,387,169
Stock-based compensation expense	—	—	46,089	—	46,089
Discount on convertible notes to related parties	—	—	4,270	—	4,270
Net Loss	—	—	—	(1,920,972)	(1,920,972)

Balance – December 31, 2012	12,037,597	$12,038	$1,685,524	$(2,181,006)	$(483,444)

See notes to consolidated financial statements

VAPOR CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2012	2011
OPERATING ACTIVITIES:
Net (loss) income	$(1,920,972)	$713,338
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Provision for allowances	5,645	—
Depreciation	11,451	5,144
Amortization of debt discount	740	—
Stock-based compensation	46,089	49,292
Deferred tax asset	(79,093)	(143,037)
Changes in operating assets and liabilities:
Due from merchant credit card processors	(369,901)	(162,090)
Accounts receivable	(129,632)	(320,202)
Prepaid expenses	173,800	(634,947)
Inventories	564,827	(1,310,025)
Other assets	—	(12,000)
Accounts payable	1,579,655	730,318
Accrued expenses	66,109	181,542
Customer deposits	(197,305)	675,000
Income taxes	(772,171)	550,885

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,020,758)	323,218

INVESTING ACTIVITIES:
Purchases of property and equipment	(9,318)	(32,467)

NET CASH USED IN INVESTING ACTIVITIES	(9,318)	(32,467)

FINANCING ACTIVITIES
Proceeds from senior convertible notes payable to related parties	350,000	—
Proceeds from note payable to stockholder	500,000	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	850,000	—

(DECREASE)INCREASE IN CASH	(180,076)	290,751
CASH — BEGINNING OF YEAR	356,485	65,734

CASH — END OF YEAR	$176,409	$356,485

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$119,515	$155

Cash paid for income taxes	$381,814	$2,097

See notes to consolidated financial statements

VAPOR CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. ORGANIZATION AND BASIS OF PRESENTATION

Business description

Vapor Corp. (the “Company”) is the holding company for its wholly owned subsidiary Smoke Anywhere U.S.A., Inc. (“Smoke”). The Company designs, markets and distributes electronic cigarettes and accessories under the Fifty-One® (also known as Smoke 51), Krave®, VaporX®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumaré™, Hookah Stix™ and Smoke Star® brands. “Electronic cigarettes” or “e-cigarettes,” designed to look like traditional cigarettes, are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash, or carbon monoxide.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances were eliminated.

Reclassifications

Certain amounts in the prior year have been reclassified to conform to the current year presentation. These reclassifications have no effect on the Company’s previously reported results of operations and financial position.

Use of estimates in the preparation of financial statements

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of net revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include valuing equity securities, derivative instruments, hybrid instruments, share based payment arrangements, deferred taxes and related valuation allowances. Certain of our estimates could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. The Company re-evaluates all of its accounting estimates at least quarterly based on these conditions and records adjustments when necessary.

Revenue recognition

The Company recognizes revenue from product sales or services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.

Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped, title passes to customers and collection is reasonably assured. Retail sales to customers are made pursuant to a sales contract that provides for transfer of both title and risk of loss upon the Company’s delivery to the carrier. Return allowances, which reduce product revenue, are estimated using historical experience. Revenue from product sales and services rendered is recorded net of sales and consumption taxes.

The Company periodically provides incentive offers to its customers to encourage purchases. Such offers include current discount offers, such as percentage discounts off current purchases, inducement offers, such as offers for future discounts subject to a minimum current purchase, and other similar offers. Current discount offers, when accepted by the Company’s customers, are treated as a reduction to the purchase price of the related transaction, while inducement offers, when accepted by its customers, are treated as a reduction to the purchase price of the related transaction based on estimated future redemption rates. Redemption rates are estimated using the Company’s historical experience for similar inducement offers. The Company reports sales, net of current discount offers and inducement offers on its consolidated statements of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. For financial statement purposes, investments in money market funds are considered a cash equivalent and are included in cash and cash equivalents. The Company maintains its cash and cash equivalents at high credit quality federally insured financial institutions, with balances, at times, in excess of federally insured limits. Management believes that the financial institutions that hold the Company’s deposits are financially sound and, therefore, pose a minimum credit risk. The Company has not experienced any losses in such accounts. At December 31, 2012 and 2011, the Company did not hold any cash equivalents.

Accounts Receivable

Accounts receivable, net is stated at the amount the Company expects to collect. The Company provides a provision for allowances that includes returns, allowances and doubtful accounts equal to the estimated uncollectible amounts. The Company estimates its provision for allowances based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the provision for allowances will change.

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. If the cost of the inventories exceeds their market value, provisions are recorded to write down excess inventory to its net realizable value. The Company’s inventories consist primarily of merchandise available for resale.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the expected useful life of the respective asset, after the asset is placed in service. The Company generally uses the following depreciable lives for its major classifications of property and equipment:

Description	Useful Lives
Warehouse fixtures	2 years
Warehouse equipment	5 years
Furniture and fixtures	5 years
Computer hardware	3 years

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In connection with this review, the Company also reevaluates the depreciable lives for these assets. The Company assesses recoverability by determining whether the net book value of the related asset will be recovered through the projected undiscounted future cash flows of the asset. If the Company determines that the carrying value of the asset may not be recoverable, it measures any impairment based on the projected future discounted cash flows as compared to the asset’s carrying value. Through December 31, 2012, the Company has not recorded any impairment charges on its long-lived assets.

Advertising

The Company expenses advertising cost as incurred.

Warranty liability

The Company’s limited lifetime warranty policy generally allows its end users and retailers to return defective purchased rechargeable products in exchange for new products. The Company estimates a reserve for warranty liability and records that reserve amount as a reduction of revenues and as an accrued expense on the accompanying consolidated balance sheets. The warranty claims and expense was not deemed material for the years ended December 31, 2012 and 2011.

Income taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740, “Income Taxes”(“ASC 740.”) Under this method, income tax expense is recognized as the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary difference resulting from matters that have been recognized in the Company’s financial statement or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported based on the weight of the available evidence it is more likely than not some portion or all of the deferred tax assets will be realized.

Fair value measurements

The Company adopted the provisions of ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The Company’s short term financial instruments include cash, due from merchant credit card processors, accounts receivable, accounts payable and accrued expenses, each of which approximate their fair values based upon their short term nature. The Company’s other financial instruments include notes payable obligations. The carrying value of these instruments approximate fair value, as they bear terms and conditions comparable to market, for obligations with similar terms and maturities.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value: Level 1 – quoted prices in active markets for identical assets or liabilities; Level 2 – quoted prices for similar assets and liabilities in active market or inputs that are observable; and Level 3 – inputs that are unobservable.

Stock-Based Compensation

The Company accounts for stock-based compensation under ASC 718, “Compensation-Stock Compensation” (“ASC 718”). These standards define a fair value based method of accounting for stock-based compensation. In accordance with ASC Topic 718, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes-Merton valuation model, whereby compensation cost is the fair value of the award as determined by the valuation model at the grant date or other measurement date. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Derivative Instruments

The Company accounts for free-standing derivative instruments and hybrid instruments that contain embedded derivative features in accordance with ASC Topic No. 815, “Accounting for Derivative Instruments and Hedging Activities,” (“ASC 815”) as well as related interpretations of this topic. In accordance with this topic, derivative instruments and hybrid instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair values with gains or losses recognized in earnings. Embedded derivatives that are not clearly and closely related to the host contract are bifurcated and are recognized at fair value with changes in fair value recognized as either a gain or loss in earnings. The Company determines the fair value of derivative instruments and hybrid instruments based on available market data using appropriate valuation models, giving consideration to all of the rights and obligations of each instrument.

The Company estimates fair values of derivative instruments and hybrid instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective of measuring fair values. In selecting the appropriate technique, the Company considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton valuation model, adjusted for the effect of dilution, because it embodies all of the requisite assumptions (including trading volatility, estimated terms, dilution and risk free rates) necessary to fair value these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques (such as the Black-Scholes-Merton valuation model) are highly volatile and sensitive to changes in the trading market price of the Company’s common stock. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income (loss) going forward will reflect the volatility in these estimates and assumption changes. Under ASC 815, increases in the trading price of the Company’s common stock and increases in fair value during a given financial quarter result in the application of non-cash derivative expense. Conversely, decreases in the trading price of the Company’s common stock and decreases in trading fair value during a given financial quarter result in the application of non-cash derivative income.

Convertible Debt Instruments

The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 “Debt with Conversion and Other Options”. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company amortizes the respective debt discount over the term of the notes, using the straight-line method, which approximates the effective interest method.

Recent Accounting Pronouncements

The Financial Accounting Standards Board, the Emerging Issues Task Force and the SEC have issued certain accounting standards, updates and regulations as of December 31, 2012 that will become effective in subsequent periods; however, management of the Company does not believe that any of those standards, updates or regulations would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during 2012 or 2011, and it does not believe that any of them will have a significant impact on the Company’s consolidated financial statements at the time they become effective.

Note 3. DUE FROM MERCHANT CREDIT CARD PROCESSOR

Due from merchant credit card processor represents monies held by the Company’s former and current credit card processors. The funds are being held by the merchant credit card processors pending satisfaction of their hold requirements and expiration of charge backs/refunds from customers.

Note 4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2012	2011
Computer hardware	$9,147	$4,982
Furniture and fixtures	19,821	14,668
Warehouse fixtures	7,564	7,564
Warehouse equipment	5,253	5,253

	41,785	32,467
Less: accumulated depreciation and amortization	(16,595)	(5,144)

	$25,190	$27,323

During the year ended December 31, 2012 and 2011, the Company incurred $11,451 and $5,144, respectively of depreciation expense.

Note 5. STOCKHOLDERS’ EQUITY (DEFICIENCY)

Preferred Stock

The Company’s amended and restated articles of incorporation authorizes the Company’s Board of Directors to issue up to 1,000,000 shares of “blank check” preferred stock, having a $.001 par value, in one or more series without stockholder approval. Each such series of preferred stock may have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as determined by the Company’s Board of Directors. At December 31, 2012 and 2011, no shares of preferred stock were issued or outstanding.

Issuance of Common Stock

On March 7, 2011, the Company issued a total of 20,000 shares of common stock, pursuant to a consultancy agreement dated February 17, 2011. The Company terminated the agreement on May 3, 2011 and 10,000 shares were subject to be returned to the Company. Said shares were returned to the Company and cancelled on June 23, 2011. The Company valued these shares at $21,550 based on the market price and recognized an expense in the amount of $21,550, which was included in stock-based compensation expense for the year ended December 31, 2011.

Stock-Based compensation

During the years ended December 31, 2012 and 2011, the Company recognized stock-based compensation expense of $46,089 and $27,742, respectively, which is included as part of selling, general and administrative expense in the accompanying consolidated statements of operations. The amounts relate to the granting of options to employees and consultants to purchase 64,800 shares of the Company’s common stock with a grant price of $1.875 per share in January 2010 which vest in 4 equal annual installments valued at $62,532; the granting of options to the

Company’s Chief Financial Officer to purchase 40,000 shares of the Company’s common stock with a grant price of $1.00 per share in February 2012 which vest in 36 monthly installments valued at $20,000; the granting of options to employees and consultants to purchase 57,600 shares of the Company’s common stock with a grant price of $1.15 per share in March 2012 which vest in 4 equal annual installments valued at $32,832; the granting of options to an employee who has since become the Company’s Chief Operating Officer to purchase 20,000 shares of the Company’s common stock with a grant price of $1.15 per share in March 2012 which vest in 4 equal annual installments valued at $11,400; the granting of options to consultants to purchase 30,000 shares of the Company’s common stock with a grant price of $1.00 per share in September 2012 which vest in 4 equal annual installments valued at $17,850; and the granting of options to the Company’s Chief Operating Officer to purchase 20,000 shares of the Company’s common stock with a grant price of $1.25 per share in December 2012 which vest in 36 monthly installments valued at $14,800.

As of December 31, 2012, 943,512 common stock options that were granted were vested and 188,888 common stock options were unvested. At December 31, 2012 and 2011, the amount of unamortized stock-based compensation expense on unvested stock options granted to employees and consultants was $122,592 and $61,374, respectively.

The Company accounts for share-based awards exchanged for employee services at the estimated grant date fair value of the award. Compensation expense includes the impact of an estimate for forfeitures for all stock options.

The Company estimated the fair value of employee stock options using the Black-Scholes-Merton option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service periods of the respective awards. The expected term of such stock options represents the average period the stock options are expected to remain outstanding and is based on the expected term calculated using the approach prescribed by SAB 107 for “plain vanilla” options. The expected stock price volatility for the Company’s stock options was determined by examining the historical volatilities for industry peers and using an average of the historical volatilities of the Company’s industry peers as well as the trading history for the Company’s common stock. The Company will continue to analyze the stock price volatility and expected term assumptions as more data for the Company’s common stock and exercise patterns becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

The fair value of employee stock options was estimated using the following weighted-average assumptions:

Year Ended December 31, 2012
Expected term	6.3 - 10 years
Risk free interest rate	1.39% - 1.72%
Dividend yield	0.0%
Expected volatility	48% - 52%

Equity Incentive Plan

On November 24, 2009, the stockholders approved the Company’s Equity Incentive Plan (“Plan”). Pursuant to which an aggregate of 8,000,000 shares the Company’s common stock was reserved for issuance to employees and non-employee directors of and consultants to the Company in connection with their retention and/or continued employment by the Company. The Plan provides for the granting of incentive stock options to employees, the granting of non-qualified stock options to employees, non-employee directors and consultants, and the granting of restricted stock to employees, non-employee directors and consultants. Options issued under the Plan generally have a ten-year term and generally become exercisable over a four-year period. Shares subject to awards that expire unexercised or are forfeited or terminated will again become available for issuance under the Plan. No participant in the Equity Incentive Plan can receive option grants and/or restricted shares for more than 20% of the total shares subject to the Plan.

Options outstanding at December 31, 2012 under the various plans are as follows (in thousands):

Plan	Total Number of Options Outstanding in Plans
Equity compensation plans not approved by security holders	900
Equity Incentive Plan	232

1,132

A summary of activity under all option Plans for the years ended December 31, 2012 and 2011 is presented below (in thousands, except per share data):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	1,041	$2.20	6.54	—
Options granted	—	—	—
Options exercised	—	—	—
Options forfeited or expired	(14)	1.875	10.00

Outstanding at December 31, 2011	1,027	2.205	6.63	—
Options granted	170	1.10	10.00
Options exercised	—	—	—
Options forfeited or expired	(65)	1.845	10.00

Outstanding at December 31, 2012	1,132	$2.059	6.94	$—

Exercisable at December 31, 2012	944	$2.28	6.48	$—

Options available for grants at December 31, 2012	7,768

Net (loss) income per share

The Company utilizes ASC 260, “Earnings per Share,” (“ASC 260”) to calculate net income or loss per share. Basic net (loss) income per share are computed by dividing the net income or loss applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion or exercise of the Company’s senior convertible notes and common stock purchase warrants, as applicable (using the if-converted or exercised method). Because the Company incurred a loss for the year ended December 31, 2012, potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net (loss) income per share, because the effect of their inclusion would have been anti-dilutive.

Diluted income per share for the year ended December 31, 2011 excludes the shares issuable upon the exercise of stock options from the calculation of net income per share, as their effect would be antidilutive.

Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share consist of the following (in thousands):

	Year ended December 31, 2012	Year ended December 31, 2011
Senior convertible notes	323	—
Common stock purchase warrants	11	—
Stock options	1,132	1,027

Total	1,466	1,027

Note 6. INCOME TAXES

The income tax (benefit) provision consists of the following:

	Years ended December 31,
	2012	2011
Current:
Federal	$(383,861)	$477,591
State and local	(2,987)	82,285

	(386,848)	559,876

Deferred:
Federal	(283,944)	(126,069)
State and local	(117,722)	(11,171)

	(401,666)	(137,240)
Change in valuation allowance	322,573	(5,796)

	(79,093)	(143,036)

(Benefit) provision for income taxes	$(465,941)	$416,840

The following is a reconciliation of the expected tax (benefit) expense on the U.S. statutory rate to the actual tax (benefit) expense reflected in the accompanying statement of operations:

	Years Ended December 31,
	2012	2011
U.S federal statutory rate	(34.00%)	34.00%
State and local taxes net of federal benefit	(3.63%)	3.63%
Permanent differences-tax penalties & other	(0.58%)	1.21%
Prior year under accrual	—	(1.35%)
Deferred tax adjustment	3.07%	—
Change in valuation allowance	15.62%	(0.49%)

Income tax (benefit) provision	(19.52%)	37.00%

As of December 31, 2012 and 2011, the Company’s deferred tax assets and liabilities consisted of the effects of temporary differences attributable to the following:

	Years Ended December 31,
	2012	2011
Current deferred tax assets:
Net operating loss carryforwards	$222,130	$—
Reserves and allowances	28,599	45,157
Inventory	19,407	97,966
Accrued expenses and deferred income	9,670	10,196
Charitable contributions	1,317	—

Total current deferred tax assets	281,123
Valuation allowance	(3,808)

Total current deferred tax assets, net of valuation allowance	277,315	153,319
Deferred tax liabilities:
Section 481 (a) adjustment	(48,900)	—
Property and equipment	(6,285)	(10,282)

Total deferred tax liabilities	(55,185)	(10,282)

Net current deferred tax assets	222,130	143,037

Non-current deferred tax assets:
Net operating loss carryforwards	301,422	—
Stock-based compensation expense	475,847	458,504

Total non-current deferred tax assets	777,269	458,504
Valuation allowance	(777,269)	(458,504)

Total non-current deferred tax assets, net of valuation allowance	—	—
Net deferred tax assets	$222,130	$143,037

The Company was subject to federal tax liens for failure to timely pay federal corporate taxes for the year ended December 31, 2009. These tax liens, including interest and penalties amount to $281,236. The Company paid these amounts owed in full during the first quarter of 2012 and effective July 5, 2012, the federal liens were permanently released.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management has determined that a valuation allowance of $781,077 and $458,504 at December 31, 2012 and 2011, respectively, is necessary to reduce the deferred tax assets for the amounts that will likely not be realized. Should the factors underlying management’s analysis change, future valuation adjustments to the Company’s net deferred tax assets may be necessary.

At December 31, 2012 the Company had federal and state net operating losses of $1,159,036 and $2,354,117, respectively. These net operating losses expire in 2032. Utilization of our net operating loss may be subject to annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by section 382 of the Internal Revenue Service Code of 1986, as amended (the “code”) as well as similar state provisions. These ownership changes may limit the amount of NOL carryovers that can be utilized annually to offset future taxable income and tax respectively.

As required by the provisions of ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company does not expect that unrecognized tax benefits will increase within the next twelve months. The Company recognizes accrued interest related to uncertain tax positions as interest and penalties in general and administrative expense. The Company had no material unrecognized tax benefits and no adjustments to its consolidated financial position, results of operations or cash flows were required. The Company files U.S. federal and state income tax returns. As of December 31, 2012, the Company’s tax returns for Vapor Corp. remain subject to examination by tax authorities beginning with the tax return filed for the year ended December 31, 2009.

Note 7. NOTES PAYABLE TO RELATED PARTIES AND A SHAREHOLDER

Senior Convertible Notes Payable to Related Parties

On June 19, 2012, the Company entered into securities purchase agreements with Kevin Frija, its Chief Executive Officer, Harlan Press, its Chief Financial Officer, and Doron Ziv, a greater than 10% stockholder of the Company, pursuant to which Messrs. Frija, Press and Ziv purchased from the Company (i) $300,000 aggregate principal amount of the Company’s senior convertible notes (the “$300,000 Senior Convertible Notes”) and (ii) common stock purchase warrants to purchase up to an aggregate of 9,303 shares of the Company’s common stock.

The $300,000 Senior Convertible Notes bear interest at 18% per annum, provide for cash interest payments on a monthly basis, mature on June 18, 2015, are redeemable at the option of the holders at any time after June 18, 2013 (such date having been extended as described below) subject to certain limitations, are convertible into shares of the Company’s common stock at the option of the holders at an initial conversion price of $1.065 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding June 19, 2012) subject to certain anti-dilution protection and are senior unsecured obligations of the Company.

On November 13, 2012, the Company and the above named holders of the $300,000 Senior Convertible Notes amended the Notes to extend their redemption provision at the option of the holders from any time after June 18, 2013 to any time after June 18, 2014.

On September 28, 2012, the Company entered into a securities purchase agreement with Kevin Frija, its Chief Executive Officer, pursuant to which Mr. Frija purchased from the Company (i) a $50,000 principal amount senior convertible note of the Company (the “$50,000 Senior Convertible Note”) and (ii) common stock purchase warrants to purchase up to an aggregate of 1,374 shares of the Company’s common stock.

The $50,000 Senior Convertible Note bears interest at 18% per annum, provides for cash interest payments on a monthly basis, matures on September 28, 2015, is redeemable at the option of the holder at any time after September 27, 2013 (such date having been extended as described below) subject to certain limitations, is convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $1.20 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding September 27, 2012) subject to certain anti-dilution protection and is a senior unsecured obligation of the Company.

On November 13, 2012, the Company and the above named holder of the $50,000 Senior Convertible Note amended the Note to extend its redemption provision at the option of the holder from any time after September 27, 2013 to any time after September 27, 2014.

The $300,000 Senior Convertible Notes and the $50,0000 Senior Convertible Note do not restrict the Company’s ability to incur future indebtedness.

During the year ended December 31, 2012, the Company recorded $3,902 as debt discount on the principal amount of the $300,000 Senior Convertible Notes issued on June 19, 2012 and $368 as debt discount on the principal amount of the $50,000 Senior Convertible Note issued on September 28, 2012 due to the valuation of the common stock purchase warrants issued in conjunction therewith. The debt discount applicable to each of the $300,000 Senior Convertible Notes and the $50,000 Senior Convertible Note will be amortized, using the straight-line method, over the life of the $300,000 Senior Convertible Notes and $50,000 Senior Convertible Note, as

applicable, or until such time that the $300,000 Senior Convertible Notes or the $50,000 Senior Convertible Note, as applicable, is converted, in full or in part, into shares of common stock of the Company with any unamortized debt discount continuing to be amortized in the event of any partial conversion thereof and any unamortized debt discount being expensed at such time of full conversion thereof. The $300,000 Senior Convertible Notes and the $50,000 Senior Convertible Note are presented on a combined basis net of their respective debt discounts. During the year ended December 31, 2012, the Company recorded $740 in amortization expense related to the debt discount, which is included on a combined basis in interest expense in the Company’s consolidated statement of operations.

Senior Note Payable to Shareholder

On July 9, 2012, the Company borrowed $500,000 from Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company, pursuant to a senior note (the “Senior Note”).

The Senior Note bears interest at 24% per annum, provides for cash interest payments on a monthly basis, is a senior unsecured obligation of the Company, and matures at the discretion of the Company on the earlier of (x) the date on which the Company consummates a single or series of related financings from which it receives net proceeds in excess of 125% of the initial principal amount of the Senior Note or (y) January 8, 2014 (such date having been extended as described below).

On November 13, 2012, the Company and the above named holder of the $500,000 Senior Note amended the note to extend its maturity date for payment from January 8, 2013 to January 8, 2014.

The Senior Note does not restrict the Company’s ability to incur future indebtedness.

Note 8. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company was obligated under an operating lease for its Florida office, which called for minimum annual rentals of $23,000. The lease expired in December 2010. The Company continued to lease those premises on a month-to-month basis through April 2011.

In March 2011, the Company entered into an operating lease for its new Florida office and warehouse facilities, which expires on April 30, 2013, which provides for minimum annual rentals of approximately $144,000, and provides, subject to the Company’s exercise, three successive one-year renewal options. The Company recently exercised the lease’s first one-year renewal option thereby extending the term through April 30, 2014 at an annual rental payment of $151,200.

The remaining minimum annual rents for the years ending December 31 are:

2013	$148,800

2014	50,400

Total	$199,200

Rent expense for the years ended December 31, 2012 and 2011 was $152,640 and $109,223, respectively.

Employment Agreements

On October 1, 2009, the Company entered into an employment agreement with Kevin Frija to serve as its Chief Executive Officer and Director. The agreement provided for the payment of $72,000 in annual base salary, a one-time bonus of $48,000 payable ratably over a twelve (12) month period and an award to purchase up to 180,000 shares of the Company’s common stock which vested monthly on a pro-rata basis over twelve (12) months, and are exercisable at $2.25 per share. The agreement expired on September 10, 2010 and the Company has continued to employ Mr. Frija as its Chief Executive Officer on an at-will basis. Mr. Frija also served as the Company’s Chief Financial Officer from October 1, 2009 until February 29, 2012. Effective February 29, 2012, Mr. Frija resigned as the Company’s Chief Financial Officer as a result of the Company’s appointment of Harlan Press as the Company’s Chief Financial Officer as described below.

On February 27, 2012, the Company entered into a new employment agreement with Mr. Frija pursuant to which Mr. Frija will continue being employed as Chief Executive Officer and also be employed as President of the Company for a term that shall begin on January 1, 2012, and, unless sooner terminated as provided therein, shall end on December 31, 2014; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Frija will receive a base salary of $144,000, increasing to $150,000 and $159,000, respectively, for the second and third years of the Agreement. The Company has agreed to pay Mr. Frija a one-time cash retention bonus in the amount of $10,500 on or before June 30, 2012. Mr. Frija shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Frija for executive officers of the Company. In addition, the Company may terminate Mr. Frija’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Frija may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Frija’s employment is terminated by the Company without cause or by Mr. Frija for good reason, Mr. Frija will be entitled to receive severance benefits equal to three months of his base salary for each year of service. Mr. Frija’s employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

As noted above, effective February 29, 2012, Mr. Harlan Press was appointed as Chief Financial Officer of the Company in connection with his entry into an employment agreement with the Company, the terms and conditions of which are summarized below.

On February 27, 2012, the Company entered into the aforesaid employment agreement with Mr. Press pursuant to which Mr. Press will be employed as Chief Financial Officer of the Company for a term that shall begin on February 29, 2012, and, unless sooner terminated as provided therein, shall end on February 28, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Press will receive a base salary of $175,000, increasing to $181,000 and $190,000, respectively, for the second and third years of the employment agreement. Mr. Press shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Press for executive officers of the Company.

In addition, the Company may terminate Mr. Press’ employment at any time, with or without cause (as defined in the employment agreement), and Mr. Press may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Press’ employment is terminated by the Company without cause or by Mr. Press for good reason, Mr. Press will be entitled to receive severance benefits equal to three months of his base salary for each year of service. In addition, Mr. Press will receive a 10-year option to purchase 40,000 shares of the Company’s common stock at an exercise price of $1.00, vesting monthly at the rate of approximately 1,111 per month. Mr. Press’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

On December 12, 2012, the Company entered into an employment agreement with Christopher Santi to serve as its Chief Operating Officer pursuant to which Mr. Santi will be employed as Chief Operating Officer of the Company for a term that shall begin on December 12, 2012, and, unless sooner terminated as provided therein, shall end on December 11, 2015; provided that such term of employment shall automatically extend for successive one-

year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Santi will receive a base salary of $156,000, increasing to $162,000 and $170,000, respectively, for the second and third years of the employment agreement. Mr. Santi shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Santi for executive officers of the Company.

In addition, the Company may terminate Mr. Santi’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Santi may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Santi’s employment is terminated by the Company without cause or by Mr. Santi for good reason, Mr. Santi will be entitled to receive severance benefits equal to two months of his base salary for each year of service. In addition, Mr. Santi will receive a 10-year option to purchase up to 20,000 shares of the Company’s common stock at an exercise price of $1.25, vesting monthly at the rate of 555.6 per month. Mr. Santi’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

Legal Proceedings

From time to time the Company may be involved in various claims and legal actions arising in the ordinary course of its business. There were no pending material claims or legal matters as of December 31, 2012 other than the following matters.

On May 15, 2011, the Company became aware that Ruyan Investment (Holdings) Limited (“Ruyan”) had named the Company, along with three other sellers of electronic cigarettes in a lawsuit alleging patent infringement under federal law. In that lawsuit, which was initially filed on January 12, 2011, Ruyan was unsuccessful in bringing suit against the Company due to procedural rules of the court. Subsequent thereto, on July 29, 2011, Ruyan filed a new lawsuit in which it named the Company, along with seven other sellers of electronic cigarettes, alleging patent infringement under federal law. The lawsuit is Ruyan Investment (Holdings) Limited vs. Vapor Corp. et. al.2:11 CV-06268- GAF-FFM and is pending in the United States District Court for the Central District of California. On September 23, 2011, the Company filed an answer and counterclaims against Ruyan in the lawsuit. A joint scheduling conference among the parties occurred on January 9, 2012. On February 6, 2012, the Court sent out its final Scheduling Order and established a trial date of June 25, 2013. On February 27, 2012, Ruyan served its Infringement Contentions against the Company claiming that the Company’s Fifty-One Trio model of electronic cigarette infringes their patent. On March 1, 2013, the Company and Ruyan settled this multi-defendant federal patent infringement lawsuit as to them pursuant to a settlement agreement by and between them. Under the terms of the settlement agreement:

•	The Company acknowledged the validity of Ruyan’s U.S. Patent No. 7,832,410 for “Electronic Atomization Cigarette” (the “410 Patent”), which had been the subject of Ruyan’s patent infringement claim against the Company;

•	The Company paid Ruyan a lump sum payment of $12,000 for the Company’s previous sales of electronic cigarettes based on the 410 Patent; and

•	On March 1, 2013, in conjunction with releasing one another (including their respective predecessors, successors, officers, directors and employees, among others) from claims related to the 410 Patent, the Company and Ruyan filed a Stipulated Judgment and Permanent Injunction with the above Court dismissing with prejudice all claims which have been or could have been asserted by them in the lawsuit.

On June 22, 2012, Ruyan filed a second lawsuit against the Company alleging patent infringement under federal law by the Company of a certain patent issued to Ruyan by the United States Patent Office on April 17, 2012. Ruyan has filed separate cases of patent infringement against 10 different defendants, including the Company, asserting that each defendant has infringed United States Patent No. 8,156,944. (the “944 Patent”). Ruyan’s second lawsuit against the Company known as Ruyan Investment (Holdings) Limited vs. Vapor Corp. CV-12-5466 is pending in the United States District Court for the Central District of California. All of these lawsuits have been consolidated for discovery and pre-trial purposes. The Company intends to vigorously defend against this lawsuit.

On February 25, 2013, Ruyan’s second federal patent infringement lawsuit against the Company as well as all of the other consolidated lawsuits were stayed as a result of the Court granting a stay in one of the consolidated lawsuits. The Court granted the motion to stay Ruyan’s separate lawsuits against the Company and the other defendants because one of the defendants has filed a request for inter partes reexamination of the 944 Patent. The purpose of the reexamination of the 944 Patent is to reevaluate its patentability.

As a result of the stay, all of the consolidated lawsuits involving the 944 Patent have been stayed until the reexamination is completed. As a condition to granting the stay of all the lawsuits, the Court has required any other defendant who desires to seek reexamination of the 944 Patent and potentially seek another stay (or an extension of the existing stay) based on any such reexamination to seek such reexamination no later than July 1, 2013.

Purchase Commitments

At December 31, 2012 and 2011, the Company has vendor deposits of $279,062 and $497,455, respectively, and vendor deposits are included as a component of prepaid expenses on the consolidated balance sheets included herewith.

Note 9. CONCENTRATION OF CREDIT RISK

At December 31, 2012 and 2011, accounts receivable balances included a concentration from one customer of an amount greater than 10% of the total net accounts receivable balance ($172,210 and $114,525, respectively from Customer A). As to sales, one customer accounted for sales in excess of 10% for the years ended December 31, 2012 ($4,301,339 to Customer B) No customers accounted for net revenues in excess of 10% for the year ended December 31, 2011.

Note 10. SUBSEQUENT EVENTS

Senior Convertible Notes Payable

On January 29, 2013, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Robert John Sali, pursuant to which Mr. Sali (“Purchaser”) purchased from the Company (i) a $500,000 principal amount senior convertible note of the Company (the “Convertible Note”) and (ii) common stock purchase warrants to purchase up to an aggregate of 8,142 shares of the Company’s common stock (the “Warrant”) (which number of shares represents the quotient obtained by dividing (x) $25,000 (5% of the $500,000 principal amount of the Convertible Note) by (y) $3.07 (the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding January 29, 2013)). The Company generated aggregate proceeds of $500,000 from the sale of these securities pursuant to the Securities Purchase Agreement. The Company intends to use such proceeds for working capital purposes.

The Convertible Note bears interest at 18% per annum, provides for cash interest payments on a monthly basis, matures on January 28, 2016, is redeemable at the option of the holder at any time after January 28, 2014 subject to certain limitations, is convertible into shares of the Company’s common stock at the option of the holder at an initial conversion price of $3.3775 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding January 29, 2013) subject to certain anti-dilution protection and is a senior unsecured obligation of the Company. The Convertible Note does not restrict the Company’s ability to incur future indebtedness.

The Warrant is exercisable at initial exercise price of $3.3775 per share (which represents 110% of the 30-day weighted average closing price per share of the Company’s common stock, as reported on the OTC Bulletin Board, preceding January 29, 2013) subject to certain anti-dilution protection and may be exercised at the option of the holder for cash or on a cashless basis until January 28, 2018.

Employment Agreements

Effective February 19, 2013, as a result of the Company’s appointment of Jeffrey Holman as the Company’s President, Mr. Frija resigned the position of President and Mr. Frija will continue in his role as Chief Executive Officer of Company under the terms of his February 27, 2012 employment Agreement.

On February 19, 2013, the Company entered into the aforesaid employment agreement with Mr. Holman pursuant to which Mr. Holman will be employed as President of the Company for a term that shall begin on February 19, 2013, and, unless sooner terminated as provided therein, shall end on December 31, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Holman will receive a base salary of $182,000 for the first two years of the employment agreement. Mr. Holman shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Holman for executive officers of the Company.

In addition, the Company may terminate Mr. Holman’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Holman may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Holman’s employment is terminated by the Company without cause or by Mr. Holman for good reason, Mr. Holman will be entitled to receive severance benefits equal to three months of his base salary for each year of service. Mr. Holman’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

Note 11. REVERSE STOCK SPLIT

Effective at the open of business on December 27, 2013, the Company effected a reverse stock split of its common stock at a ratio of 1-for-5. No fractional shares of common stock were issued, and no cash or other consideration were paid as a result of the reverse stock split. Instead, the Company issued one whole share of post-reverse stock split common stock in lieu of each fractional share of common stock. As a result of the reverse stock split, the Company’s share capital was reduced to 51,000,000 shares from 251,000,000 shares, of which 50,000,000 shares are common stock and 1,000,000 shares are “blank check” preferred stock.

The reverse stock split was effected in accordance with the Company’s obligation to effect a reverse stock split of its shares of common stock not later than December 28, 2013, in connection with the Company’s completion of a private placement of 3,333,338 shares of common stock at a per share price of $3.00 for gross proceeds of $10 million, which closed on October 29, 2013.

All references in these notes and in the related consolidated financial statements to number of shares, price per share and weighted average number of shares outstanding of common stock prior to the reverse stock split (including the share capital decrease) have been adjusted to reflect the reverse stock split (including the share capital decrease) on a retroactive basis, unless otherwise noted.

VAPOR CORP.

3,409,141 Shares

of

Common Stock

PROSPECTUS

, 2014

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding various actual and anticipated expenses payable by us in connection with the distribution of the shares being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$2,053
Legal fees and expenses	$45,000
Accounting fees and expenses	$15,000
Transfer agent fees and expenses	$3,000
Printing and related expenses	$3,000
Miscellaneous fees and expenses	$2,000

Total	$70,053

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law. The registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	‘for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	or any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of fiduciary as director. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the registrant, in addition to the circumstances in which a director is not personally liable as set forth in provision described in the preceding sentence, will not be liable to the fullest extent permitted by the amended DGCL.

Subsection (a) of Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Certificate of Incorporation and Bylaws. The registrant’s certificate of incorporation and bylaws contain provisions that provide that the registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any officer or director who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the director or officer. The registrant shall pay the expenses (including attorneys’ fees) incurred by the director or officer in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

Insurance Policies. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The registrant maintains directors’ and officers’ liability insurance with respect to certain liabilities, including liabilities arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The information set forth in this Item 15 does not give effect to a 1-for-5 reverse stock split of the Company’s common stock which became effective on December 27, 2013. The following is a summary of transactions within the last three years involving sales of the Company’s securities that were not registered under the Securities Act. Information related to all securities issued or sold by us within the past three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the available exemptions from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act or Rule 506(b) of Regulation D as promulgated under the Securities Act as transactions by an issuer not involving a public offering. Other than as disclosed below, there were not underwriters employed in connection with any of the transactions described below.

(1)	On October 22, 2013, the Company entered into a purchase agreement with the institutional and individual accredited investors and certain of its offers and directors identified on the signature pages thereto relating to the private placement of 16,666,667 shares of common stock of the Company from which the Company generated aggregate gross proceeds of $10 million. The closing of the private placement under the purchase agreement occurred on October 29, 2013. Roth Capital Partners, LLC served as the exclusive placement agent for the private placement and in consideration thereof was issued a 5-year common stock purchase warrant to purchase up to 964,850 shares of the Company’s common stock at an initial exercise price of $0.66 per share. In conjunction with the closing of the private placement under the purchase agreement, the senior convertible notes of the Company referenced below in items (2), (3), (4), (6), (7) and (8) were converted in full by the holders thereof on a cashless basis into an aggregate of 3,898,618 shares of common stock of the Company.

(2)	On July 11, 2013, the Company and Angela Vacarro, the Company’s Controller, entered into a securities purchase agreement pursuant to which she purchased (i) a $75,000 principal amount senior convertible note of the Company with an initial conversion price of $1.1499 per share of common stock and (ii) a 5-year common stock purchase warrant to purchase up to 3,587 shares of the Company’s common stock at an initial exercise price of $1.1499 per share.

(3)	On July 9, 2013, the Company entered into securities purchase agreements with Ralph Frija, the father of the Company’s Chief Executive Officer Kevin Frija and a less than 5% stockholder of the Company, Philip Holman, the father of the Company’s President Jeffrey Holman and a less than 5% stockholder of the Company, and Angela Vaccaro, the Company’s Controller, pursuant to which Messrs. Frija and Holman and Ms. Vaccaro purchased from the Company (i) $350,000 aggregate principal amount of the Company’s senior convertible notes with an initial conversion price of $1.1419 per share of common stock and (ii) 5-year common stock purchase warrants to purchase up to an aggregate of 16,857 shares of the Company’s common stock at an initial conversion price of $1.1419 per share.

(4)	On April 30, 2013, the Company and the holder of the Company’s $500,000 principal amount senior note amended the senior note to make it convertible into shares of common stock of the Company at an initial conversion price of $0.5154 per share.

(5)	On March 15 and June 15, 2013, the Company issued a total of 100,000 shares of common stock pursuant to a consultancy agreement dated March 4, 2013.

(6)	On January 29, 2013, the Company entered into a securities purchase agreement with Robert John Sali, an individual accredited investor, pursuant to which Mr. Sali purchased from the Company (i) a $500,000 principal amount senior convertible note of the Company with an initial conversion price of $0.6755 per share of common stock and (ii) a 5-year common stock purchase warrant to purchase up to an aggregate of 40,710 shares of the Company’s common stock at an initial conversion price of $06755 per share.

(7)	On September 28, 2012, the Company entered into a securities purchase agreement with Kevin Frija, its Chief Executive Officer, pursuant to which Mr. Frija purchased from the Company (i) a $50,000 principal amount senior convertible note of the Company with an initial conversion price of $0.24 per share of common stock and (ii) 5-year common stock purchase warrants to purchase up to an aggregate of 6,868 shares of the Company’s common stock at initial exercise price of $0.24 per share.

(8)	On June 19, 2012, the Company entered into securities purchase agreements with Kevin Frija, its Chief Executive Officer, Harlan Press, its Chief Financial Officer, and Doron Ziv, a greater than 10% stockholder of the Company, pursuant to which Messrs. Frija, Press and Ziv purchased from the Company (i) $300,000 aggregate principal amount of the Company’s senior convertible notes with an initial conversion price of $0.213 per share of common stock and (ii) 5-year common stock purchase warrants to purchase up to an aggregate of 46,512 shares of the Company’s common stock at an initial exercise price of $0.213 per share.

(9)	On March 7, 2011, the Company issued a total of 100,000 shares of common stock pursuant to a consultancy agreement dated February 17, 2011.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

Exhibit Number	Description of Exhibit

2.1	Acquisition Agreement and Plan of Merger made and entered into as of September 1, 2009, by and among Smoke Anywhere USA, Inc., the shareholders of Smoke Anywhere USA, Inc. who are signatories, Miller Diversified Corp., Smoke Holdings, Inc. and VAPECO Holdings Inc. (1)

3.1	Certificate of Incorporation of the Registrant (3)

3.2	Bylaws of the Registrant (3)

4.1	Purchase Agreement dated as of October 22, 2013 by and among the Registrant and the investors referred to therein (4)

4.2	Registration Rights Agreement dated as of October 29, 2013 by and among the Registrant and the investors referred to therein (4)

4.3**	Form of Common Stock Purchase Warrant issued to Roth Capital Partners, LLC

4.4	Specimen Common Stock Certificate (3)

5.1*	Opinion of Greenberg Traurig, P.A., legal counsel to the Registrant

10.1	Equity Incentive Plan of Registrant (2)

10.2	Lease Agreement dated March 21, 2011 by and between the Registrant and 3001 Griffin Partners, LLC (5)

10.3	Employment Agreement dated February 27, 2012 between the Registrant and Kevin Frija (6)

10.4	Employment Agreement dated February 27, 2012 between the Registrant and Harlan Press (6)

10.5	Employment Agreement dated December 12, 2012 between the Registrant and Christopher Santi (7)

10.6	Employment Agreement dated February 19, 2013 between the Registrant and Jeffrey Holman (8)

10.7	Private Label Production and Supply Agreement entered into on December 6, 2011 by and between the Registrant and Spike Marks Inc./Casa Cubana (9)

10.8	Form of Convertible Note (10)

10.9	Form of Common Stock Purchase Warrant (10)

10.10	Form of Senior Note (11)

10.11	Scan Based Trading Agreement effective as of July 25, 2012 by and among the Registrant and Dolgencorp, LLC, DG Strategic VII, Dolgen Midwest, LLC, Dolgen California, LLC, Dolgencorp of New York, Inc., Dolgencorp of Texas, Inc., DG Retail, LLC and Dollar General Partners (12)

10.12	Amendment to $300,000 Senior Convertible Note (13)

10.13	Amendment to $50,000 Senior Convertible Note (13)

10.14	Amendment to Senior Note (13)

10.15	Invoice Purchase and Sale Agreement made as of August 8, 2013 among Entrepreneur Growth Capital, LLC, the Registrant and Smoke Anywhere USA, Inc. (14)

10.16	Form of Letter Amendment to Employment Agreement by and between the Registrant and Harlan Press (14)

10.17	Credit Card Receivables Advance Agreement made as of August 16, 2013 among Entrepreneur Growth Capital, LLC, the Registrant and Smoke Anywhere USA, Inc. (15)

10.18	Form of Equity Incentive Plan Stock Option Agreement (16)

10.19	Form of Non-Equity Incentive Plan Stock Option Agreement (16)

10.20	Amendment to Equity Incentive Plan of the Registrant (17)

10.21**	Lease Amendment dated October 1, 2013 by and between the Registrant and Griffin Partners, LLC

21.1	Subsidiaries of the Registrant (5)

23.1*	Consent of Marcum LLP, independent registered public accountants.

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

101*	The following materials for the nine months ended September 30, 2013 and for the year ended December 31, 2012 are formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Changes in Stockholders’ Equity (Deficiency), (iv) the Consolidated Statements of Cash Flow, and (iv) Notes to the Consolidated Financial Statements tagged as blocks of text.

*	Filed herewith.
**	Filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-192391), as filed with the Securities and Exchange Commission (“SEC”) on November 18, 2013.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 11, 2009, as filed with the SEC on November 13, 2009.
(2)	Incorporated by reference to the Registrant’s Definitive Information Statement on Schedule 14C dated November 24, 2009, as filed with the SEC on December 10, 2009.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2013, as filed with the SEC on December 31, 2013.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 22, 2013, as filed with the SEC on October 23, 2013.
(5)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on March 31, 2011.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 27, 2012, as filed with the SEC on February 28, 2012.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 12, 2012, as filed with the SEC on December 13, 2012.
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 19, 2013, as filed with the SEC on February 26, 2013.
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 6, 2011, as filed with the SEC on April 25, 2012.
(10)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 19, 2012, as filed with the SEC on June 22, 2012.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 9, 2012, as filed with the SEC on July 10, 2012.
(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated July 31, 2012, as filed with the SEC on July 31, 2012.
(13)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 30, 2013, as filed with the SEC on April 30, 2013.
(14)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 8, 2013, as filed with the SEC on August 13, 2013.
(15)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 16, 2013, as filed with the SEC on August 19, 2013.
(16)	Incorporated by reference to the Registrants Form S-8 Registration Statement (No. 333-188888), as filed with the SEC on May 28, 2013.
(17)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 20, 2013, as filed with the SEC on November 20, 2013.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dania Beach, State of Florida, on January 16, 2014.

VAPOR CORP.

By:	/s/ Harlan Press
Name:	Harlan Press
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Frija* Kevin Frija	Director and Chief Executive Officer (Principal Executive Officer)	January 16, 2014

/s/ Harlan Press Harlan Press	Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2014

/s/ Jeffrey Holman* Jeffrey Holman	Director	January 16, 2014

/s/ Doron Ziv* Doron Ziv	Director	January 16, 2014

*By:	/s/ Harlan Press Harlan Press	January 16, 2014
Attorney-in-Fact